IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

)
In re:	)	Chapter 11
)
COVIA HOLDINGS CORPORATION,	)	Case No. 20-33295 (DRJ)
et al.,[1]	)
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Debtors.	)	(Jointly Administered)
)

order (I) CONFIRMING the
MODIFIED FIRST AMENDED joint Chapter 11 Plan
of Reorganization of COVIA HOLDINGS Corporation
and its Debtor Affiliates and (Ii) Granting Related Relief

The above-captioned debtors and debtors in possession (collectively, the “Debtors”) having:2

a.	entered into that certain Restructuring Support Agreement, dated as of June 29, 2020 (as modified, supplemented, or amended from time to time, the “Restructuring Support Agreement”);
b.

commenced, on June 29, 2020 (the “Petition Date”), these chapter 11 cases (these “Chapter 11 Cases”) by filing voluntary petitions in the United States Bankruptcy Court for the Southern District of Texas (the “Court”) for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), and the Bankruptcy Local Rules of the United States Bankruptcy Court for the Southern District of Texas (the “Local Rules”);

c.	continued to operate their businesses and manage their properties as debtors in possession in accordance with sections 1107(a) and 1108 of the Bankruptcy Code;
d.

filed, on August 5, 2020, (i) the Joint Plan of Reorganization of Covia Holdings Corporation and Its Debtor Affiliates [Docket No. 316] (the “Plan”), which Plan and documents were subsequently amended as set forth herein, and (ii) the Disclosure Statement Relating to the Joint Chapter 11 Plan of Reorganization of Covia Holdings Corporation and Its Debtor Affiliates [Docket No. 317] (the “Disclosure Statement”), which Disclosure Statement and related documents were subsequently modified; and (iii) filed, on August 31, 2020, the Debtors’ Motion for Entry of an Order (I) Approving the Adequacy of the Disclosure Statement, (II) Approving the Solicitation Procedures with Respect to Confirmation of the Debtors’ Proposed Joint Plan of Reorganization, (III) Approving the Form of Ballot and Notices in Connection Therewith, (IV) Scheduling Certain Dates with Respect Thereto, and (V) Granting Related Relief [Docket No. 502];

e.	filed, on September 26, 2020, (i) a revised Plan [Docket No. 584] and (ii) a revised Disclosure Statement [Docket No. 585];
f.

filed, on October 3, 2020, the Debtors’ Omnibus Reply in Support of, and in Response to Objections to, Approval of the Adequacy of the Disclosure Statement Related to the Joint Chapter 11 Plan of Reorganization of Covia Holdings Corporation and its Debtor Affiliates [Docket Nos. 622 and 629];

g.

filed, on October 4, 2020, (i) a revised Disclosure Statement [Docket No. 628]; and (ii) a revised Order (I) Approving the Adequacy of the Disclosure Statement, (II) Approving the Solicitation Procedures with Respect to Confirmation of the Debtors’ Proposed Joint Plan of Reorganization, (III) Approving the Form of Ballot and Notices in Connection Therewith, (IV) Scheduling Certain Dates with Respect Thereto, and (V) Granting Related Relief [Docket No. 630] (the “Disclosure Statement Order”);

h.	filed, on October 5, 2020, a revised Disclosure Statement Order [Docket No. 645];
i.	filed, on October 10, 2020, a further revised Disclosure Statement Order [Docket No. 675];
j.

obtained, on October 13, 2020, entry of the Disclosure Statement Order [Docket No. 683] approving the Disclosure Statement, related solicitation procedures (the “Solicitation Procedures”), related notices, forms, and ballots (collectively, the “Solicitation Packages”), and the standing litigation schedule;

k.	filed, on October 14, 2020, (i) a revised Plan [Docket No. 684]; and (ii) a revised Disclosure Statement [Docket No. 685] for solicitation;
l.

caused the Solicitation Packages, notice of the Confirmation Hearing (including the deadline for objecting to confirmation of the Plan), and notice of non‑voting status and opportunity to opt‑out to be distributed beginning on or about October 16, 2020, in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Procedures for Complex Chapter 11 Bankruptcy Cases for the U.S. Bankruptcy Court for the Southern District of Texas, the Disclosure Statement Order, and the Solicitation Procedures, as evidenced by the Affidavit of Service of Solicitation Materials [Docket No. 722-5] (the “Solicitation Affidavit”);

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Due to the large number of Debtors in these chapter 11 cases, for which joint administration has been granted, a complete list of the Debtors and the last four digits of their tax identification, registration, or like numbers is not provided herein.  A complete list of such information may be obtained on the website of the Debtors’ claims and noticing agent at http://cases.primeclerk.com/Covia.  The location of Debtor Covia Holdings Corporation’s principal place of business and the Debtors’ service address is:  3 Summit Park Drive, Suite 700, Independence, Ohio 44131.

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Capitalized terms used but not otherwise defined herein have the meanings given to them in the Plan (as defined below).  The rules of interpretation set forth in Article I.B of the Plan apply to the Confirmation Order.

m.

caused notice of the Confirmation Hearing (the “Confirmation Hearing Notice”) to be published in The New York Times (national edition) on October 16, 2020 [Docket No. 689] (the “Publication Affidavit”);

n.

filed, on November 17, 2020, the Plan Supplement for the Joint Plan of Reorganization of Covia Holdings Corporation and Its Debtor Affiliates [Docket No. 803] and the Corrected Supplement for the Joint Chapter 11 Plan of Reorganization of Covia Holdings Corporation and Its Debtors Affiliates [Docket No. 811] (collectively, the “Plan Supplement”);

o.

filed, on November 18, 2020, the Debtors’ Emergency Motion for Entry of an Order (I) Approving the Settlement with SCR‑Sibelco NV, (II) Authorizing the Debtors’ Performance of Obligations Thereunder, and (III) Granting Related Relief [Docket Nos. 816, 840 (as amended)] (the “Sibelco Settlement Motion,” and the settlement set forth in Exhibit A thereto, the “Sibelco Settlement”);

p.

filed, on November 28, 2020, the Supplemental Disclosure Relating to the First Amended Joint Plan of Reorganization of Covia Holdings Corporation and its Debtors Affiliates [Docket No. 854] (the “Supplemental Disclosure”);

q.

filed, on November 29, 2020, the Plan as further modified by the First Amended Joint Chapter 11 Plan of Reorganization of Covia Holdings Corporation and Its Debtor Affiliates [Docket No. 853, corrected at Docket No. 859];

r.

filed on December 3, 2020, the Declaration of James Daloia of Prime Clerk LLC Regarding the Solicitation of Votes and Tabulation of Ballots Cast on the First Amended Joint Plan of Reorganization of Covia Holdings Corporation and Its Debtor Affiliates [Docket No. 892] (the “Voting Report”);

s.

filed, on December 4, 2020, the Plan as further modified by the Modified First Amended Joint Chapter 11 Plan of Reorganization of Covia Holdings Corporation and Its Debtor Affiliates [Docket No. 944] and the Debtors’ Memorandum of Law in Support of Confirmation of the Modified First Amended Joint Plan of Reorganization of Covia Holdings Corporation and Its Debtor Affiliates and Omnibus Reply to Objections Thereto] [Docket No. 945] (the “Confirmation Brief”);

t.	filed, on December 5, 2020, the Debtors’ Prehearing Brief in Support of Approval of the Sibelco Settlement and In Opposition to the Committee’s Standing Motion [Docket No. 947], and
u.

filed, on December 5, 2020, the Amended Plan Supplement for the Modified First Amended Joint Plan of Reorganization of Covia Holdings Corporation and Its Debtor Affiliates [Docket No. 952] (the “First Amended Plan Supplement”).

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The Committee having:
a.

withdrawn with prejudice the Motion of Official Committee of Unsecured Creditors for (I) Leave, Standing and Authority to Commence and Prosecute Certain Claims and Causes of Action on Behalf of Debtors’ Estates and (II) Exclusive Settlement Authority [Docket Nos. 610, 666 (as corrected)] (the “Standing Motion”), and the Standing Motion being deemed withdrawn with prejudice; and

b.

withdrawn with prejudice the Opposition to Debtors’ Amended Emergency Motion for Entry of an Order (I) Approving the Settlement with SCR‑Sibelco NV, (II) Authorizing the Debtors’ Performance of Obligations Thereunder, and (III) Granting Related Relief [Docket No. 936] (the “Sibelco Settlement Objection”), and the Sibelco Settlement Objection being deemed withdrawn with prejudice.

The Court having:
a.	entered an order authorizing the joint administration of the Chapter 11 Cases in accordance with Bankruptcy Rule 1015(b) [Docket No. 38];
b.	entered the Disclosure Statement Order on October 13, 2020;
c.	set November 27, 2020, at 11:59 p.m. (prevailing Central Time) as the deadline for voting on the Plan (the “Voting Deadline”);
d.	set November 28, 2020,[3] at 5:00 p.m. (prevailing Central Time) as the deadline for filing objections to confirmation of the Plan (the “Plan Objection Deadline”);
e.

set December 7, 2020, at 9:00 a.m. (prevailing Central Time) as the date and time for the commencement of the Confirmation Hearing in accordance with Bankruptcy Rules 3017 and 3018 and sections 1126, 1128, and 1129 of the Bankruptcy Code;

f.

reviewed the Plan, the Disclosure Statement, the Plan Supplement, the Solicitation Affidavit, the Publication Affidavit, the Confirmation Brief, the Voting Report, and all pleadings, exhibits, statements, responses, and comments regarding Confirmation and the Sibelco Settlement Motion, including all objections, statements, and reservations of rights filed by parties in interest on the docket of these Chapter 11 Cases;

g.	held the Confirmation Hearing;
h.	entered an order granting the Sibelco Settlement Motion;

33	Pursuant to the Disclosure Statement Order, the Plan Objection Deadline was not subject to extension pursuant to Bankruptcy Rule 9006.

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i.	heard the statements and arguments made by counsel in respect of Confirmation and the Sibelco Settlement Motion;
j.	considered all oral representations, live testimony, proffered testimony, exhibits, documents, filings, and other evidence presented at the Confirmation Hearing;
k.	entered rulings on the record at the Confirmation Hearing;
l.

overruled (i) any and all objections to the Plan, Confirmation, and the Sibelco Settlement Motion, except as otherwise stated or indicated on the record, and (ii) all statements and reservations of rights not consensually resolved or withdrawn unless otherwise indicated; and

m.	taken judicial notice of all papers and pleadings filed in the Chapter 11 Cases.

NOW, THEREFORE, after due deliberation thereon and good cause appearing therefor, the Court hereby makes and issues the following findings of fact, and conclusions of law:

FINDINGS OF FACT AND CONCLUSIONS OF LAW

IT IS DETERMINED, FOUND, ADJUDGED, DECREED, AND ORDERED THAT:

A.Findings of Fact.

1.The findings of fact and conclusions of law set forth herein, in the Plan, including specifically Article IX of the Plan, and in the record of the Confirmation Hearing constitute the Court’s findings of fact and conclusions of law under Rule 52 of the Federal Rules of Civil Procedure, as made applicable herein by Bankruptcy Rules 7052 and 9014.  To the extent any of the following conclusions of law constitute findings of fact, or vice versa, they are adopted as such.

B.Jurisdiction, Venue, and Core Proceeding.

2.The Court has jurisdiction over these Chapter 11 Cases and the parties and property affected hereby pursuant to section 1334 of title 28 of the United States Code.  The Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.  Venue is proper in this district pursuant to sections 1408 and 1409 of title 28 of the United States Code.  Confirmation of the Plan is a core

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proceeding within the meaning of section 157(b)(2) of title 28 of the United States Code.  The Court may enter a final order consistent with Article III of the United States Constitution.

C.Appointment of a Committee.

3.On July 16, 2020, the United States Trustee for Region 7 (the “U.S. Trustee”) appointed an official committee of unsecured creditors pursuant to section 1102 of the Bankruptcy Code (the “Committee”) [Docket No. 166].  No request for appointment of a trustee or an examiner has been made in the Chapter 11 Cases and no trustee or examiner has been appointed in these Chapter 11 Cases.

D.Ballots.

4.The Classes entitled to vote on the Plan (collectively, the “Voting Classes”) are set forth below:

Class	Designation
4	Secured Term/Swap Claims
5A	Parent General Unsecured Claims
5B	TechniSand General Unsecured Claims

5.As set forth and approved in the Disclosure Statement Order, the Ballots the Debtors used to solicit votes to accept or reject the Plan from holders in the Voting Classes adequately addressed the particular needs of these Chapter 11 Cases and were appropriate for holders in the Voting Classes to vote to accept or reject the Plan.

E.Notice.

6.As evidenced by the Solicitation Affidavit, the Publication Affidavit, and the Voting Report, all parties required to be given notice of the Confirmation Hearing (including the deadline for filing and serving objections to Confirmation of the Plan) have been given due, proper, adequate, timely, and sufficient notice of the Voting Deadline, the Objection Deadline, and the Confirmation Hearing, as well as any applicable bar dates and hearings described in the Disclosure

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Statement Order, in accordance with the Disclosure Statement Order and in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Local Rules, and all other applicable non-bankruptcy rules, laws, and regulations and such parties have had an opportunity to appear and be heard with respect thereto.  No further notice is required.

F.Solicitation.

7.As described in and evidenced by the Solicitation Affidavit, the Publication Affidavit, and the Voting Report, transmittal and service of the Solicitation Materials (collectively, the “Solicitation”) were timely, adequate, appropriate, and sufficient under the circumstances.  The Solicitation (a) was conducted in good faith and (b) complied with the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Local Rules, the Disclosure Statement Order, and all other applicable non-bankruptcy rules, laws, and regulations applicable to the Solicitation.

G.Vote Tabulation.

8.As described in the Voting Report, the Holders of Claims in Class 4 (Secured Term/Swap Claims), Class 5A (Parent General Unsecured Claims), and Class 5B (TechniSand General Unsecured Claims) are Impaired under the Plan.  Class 4 has unanimously voted to accept the Plan in the numbers and amounts required by section 1126 of the Bankruptcy Code.  Classes 5A and 5B have voted to reject the Plan.  Holders of Claims in Classes 1, 2, and 3 (collectively, the “Deemed Accepting Classes”) are Unimpaired and conclusively deemed to accept the Plan and, therefore, did not vote to accept or reject the Plan.  Holders of Claims in Class 6 and Interests in Class 7 are Unimpaired and conclusively deemed to have accepted the Plan (to the extent reinstated) or are Impaired and deemed to reject the Plan (to the extent cancelled and released), and, in either event, are not entitled to vote to accept or reject the Plan.  Holders of Claims in Classes 5C and 9 and Interests in Class 8 (collectively, the “Deemed Rejecting Classes”) are

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Impaired and conclusively deemed to reject the Plan and, therefore, did not vote to accept or reject the Plan.  All procedures used to tabulate the Ballots were fair, reasonable, and conducted in accordance with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Local Rules, the Disclosure Statement Order, and all other applicable non-bankruptcy rules, laws, and regulations.

H.Bankruptcy Rule 3016(c).

9.The Plan and all modifications thereto are dated and identify the Entities submitting them, thereby satisfying Bankruptcy Rule 3016(a).  The Debtors appropriately filed the Disclosure Statement and Plan with the Court, thereby satisfying Bankruptcy Rule 3016(b).  The injunction, release, and exculpation provisions in the Disclosure Statement and Plan describe, in bold font and with specific and conspicuous language, all acts to be enjoined and identify the Entities that will be subject to the injunction, thereby satisfying Bankruptcy Rule 3016(c).

I.Service of Opt-Out Form.

10.The process described in the Voting Report and the Solicitation Affidavit that the Debtors and the Claims, Noticing, and Solicitation Agent followed to identify the relevant parties on which to serve the applicable ballot or notice containing an opportunity to opt out of the Third-Party Releases (as defined herein) (each an “Opt-Out Form”) and to distribute the Opt-Out Forms was reasonably calculated to ensure that each of the Holders of Claims and Interests in all voting and non-voting Classes was informed of its ability to opt out of the Third‑Party Releases and the consequences for failing to timely do so.

J.Modifications to Plan.

11.Pursuant to section 1127 of the Bankruptcy Code, the modifications to the Plan made after solicitation of the Plan or in this Confirmation Order (including any modifications

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described in the Supplemental Disclosure or announced on the record of the Confirmation Hearing) constitute technical or clarifying changes, changes with respect to particular Claims by agreement with the Committee and the Ad Hoc Term Lender Group on behalf of the Holders of Claims that they each represent, or modifications that do not otherwise materially and adversely affect or change the treatment of any other Claim or Interest under the Plan.  Notice of these modifications, including pursuant to the Supplemental Disclosure, was adequate and appropriate under the facts and circumstances of the Chapter 11 Cases.  In accordance with Bankruptcy Rule 3019, these modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or the resolicitation of votes under section 1126 of the Bankruptcy Code, and they do not require that Holders of Claims or Interests be afforded an opportunity to change previously cast acceptances or rejections of the Plan.  Accordingly, the Plan is properly before this Court and all votes cast with respect to the Plan prior to such modification shall be binding and shall apply with respect to the Plan.

K.Releases, Exculpation, Injunction, and Preservation of Claims and Causes of Action.

12.Article VIII.B of the Plan describes certain releases granted by the Debtors, the Reorganized Debtors, and the Estates (the “Debtor Releases”).  Such releases are a necessary and integral element of the Plan, and are fair, reasonable, and in the best interests of the Debtors, the Estates, and Holders of Claims and Interests.  The Debtor Releases are:  (a) the result of a sound exercise of the Debtors’ business judgment; (b) an essential part of the agreement among the Persons participating in the negotiation and formulation of the Plan; (c) in exchange for the good and valuable consideration provided by the Released Parties; (d) a good-faith settlement and compromise of the Claims released by Article VIII.B of the Plan negotiated at arms‑length; (e) given, and made, after due notice and opportunity for hearing; (f) appropriately tailored under the

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facts and circumstances of the Chapter 11 Cases; and (g) a bar to any of the Debtors, the Reorganized Debtors and the Estates asserting any Claim or Cause of Action released by the Debtor Releases.  The Released Parties played an integral role in the formulation of the Plan, have made significant contributions that are essential to the Plan’s success, and have expended significant time and resources analyzing and negotiating the Plan and the issues presented by the Debtors’ prepetition capital structure.

13.Article VIII.C of the Plan describes certain releases (the “Third-Party Releases”) granted by the Releasing Parties of the Released Parties, which include:  (a) each of the Debtors; (b) each of the Reorganized Debtors; (c) the L/C Agent; (d) the L/C Facility Lender; (e) each Holder of a Term Loan Claim; (f) each Holder of a Swap Agreements Claim; (g) each Consenting Stakeholder; (h) each of the Prepetition Credit Agreement Agents; (i) the Committee; (j) each member of the Committee in its capacity as such; (k) each Revolving Credit Facility Lender; (l) the New Term Loan Agent; (m) each New Term Loan Lender; (n) the Securitization Parties; (o) each Exit Facility Agent; (p) each Exit Facility Lender; and the Related Parties to any of the foregoing as more fully set forth in Article I.A.131 of the Plan.

14.The Third-Party Releases are fully consensual with respect to the Releasing Parties and such parties were provided appropriate notice of the chapter 11 proceedings, the Plan, the Plan Objection Deadline, and received the Confirmation Hearing Notice and were properly informed that the Holders of Claims against or Interests in the Debtors that did not (a) check the “opt-out” box on the applicable Ballot or Opt-Out Form attached to the applicable (i) Notice of Non-Voting Status to Holders of Unimpaired Claims Conclusively Presumed to Accept the Plan and Holders of Impaired Claims Conclusively Deemed to Reject the Plan and (II) Opportunity for the Holders of Claims to Opt Out of the Third Party Releases (the “Non‑Voting Notice”) or (ii) Notice of (I) Non-Voting Status With Respect to Disputed Claims and (II) Opportunity for the Holders of Claims to Opt Out of the Third Party Releases (the “Disputed Claims Notice”), returned in advance of the Voting Deadline, or (b) object to their inclusion as a Releasing Party on or before the Objection Deadline would be deemed to have consented to the release of all Claims and Causes of Action against the Debtors and the Released Parties as set forth in Article VIII.C.  The Confirmation Hearing Notice was additionally published in The New York Times (national edition) on October 16, 2020.  The release provisions of the Plan were conspicuous, emphasized with boldface type in the Plan, the Disclosure Statement, the Ballots, the Confirmation Hearing Notice, the Non‑Voting Notice, and the Disputed Claims Notice.  Importantly, the inclusion of the parties to the Restructuring Support Agreement in the Third-Party Releases was a material inducement for their participation, negotiation, and ultimate resolution of Claims through the Restructuring Support Agreement.

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15.The Third-Party Releases are:  (a) consensual; (b) essential to the confirmation of the Plan; (c) in exchange for the good and valuable consideration provided by the Released Parties; (d) a good-faith settlement and compromise of the Claims and Causes of Action released by the Third-Party Releases; (e) materially beneficial to, and in the best interests of, the Debtors, their Estates, and their stakeholders, and is important to the overall objectives of the Plan to finally resolve certain Claims among or against certain parties in interest in these Chapter 11 Cases; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; (h) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released by the Third-Party Release against any of the Released Parties; and (i) consistent with sections 105, 524, 1123, 1129, and 1141 and other applicable provisions of the Bankruptcy Code.

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16.The exculpation, described in Article VIII.D of the Plan (the “Exculpation”), is appropriate under applicable law because it was proposed in good faith, was formulated following extensive good faith, arm’s-length negotiations with key constituents, and is appropriately limited in scope.  Without limiting anything in the Exculpation, each Exculpated Party has participated in good faith in these Chapter 11 Cases and is appropriately exculpated from any Cause of Action for any Claim or Interest related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, filing, or consummation of the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Definitive Documents, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into before or during the Chapter 11 Cases in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Definitive Documents, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, or the administration and implementation of the Plan, including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion, the issuance or distribution of securities pursuant to the Plan or the distribution of property under the Plan or any other agreement (whether or not such issuance or distribution occurs following the Effective Date), negotiations regarding or concerning any of the foregoing, or the administration of the Plan or property to be distributed hereunder, except for Causes of Action related to any act or omission that is determined by Final Order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

17.The injunction provisions set forth in Article VIII.E of the Plan are necessary to implement, preserve, and enforce the Debtors’ discharge, the Debtor Releases, the Third-Party Releases, and the Exculpation, and are narrowly tailored to achieve this purpose.

18.Article IV.U of the Plan provides that the Reorganized Debtors will retain, and may assert, all rights to commence and pursue, as appropriate, any and all Causes of Action except for Causes of Action that have been expressly waived, relinquished, exculpated, released, compromised, or settled by the Plan, whether arising before or after the Petition Date, in accordance with section 1123(b)(3)(B) of the Bankruptcy Code.  The provisions regarding the preservation of Causes of Action in the Plan are appropriate, fair, equitable, and reasonable, and are in the best interests of the Debtors, the Estates, and Holders of Claims and Interests.

19.The release and discharge of all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates described in Article VIII.F of the Plan (the “Lien Release”), except as otherwise expressly provided in the Plan and this Confirmation Order, is necessary to implement the Plan.  The provisions of the Lien Release are appropriate, fair, equitable, and reasonable and are in the best interests of the Debtors, the Estates, and Holders of Claims and Interests.

L.	The Independent Directors’ Committee’s Investigation, and the Settlement with Sibelco.
(i)	The Independent Directors’ Committee’s Investigation.

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20.On May 20, 2020, Covia’s Non-Sibelco Directors4 unanimously voted to authorize the formation of a committee comprised of disinterested, independent directors of Covia (the “Independent Directors’ Committee”) to investigate and assess the merits and value of any potential claims that could be brought on behalf of the estate in the event of a bankruptcy filing (the “Potential Claims”).  The directors appointed to the Independent Directors’ Committee, William P. Kelly and Jeffrey B. Scofield, were and are independent, disinterested directors.  Once formed, the Independent Directors’ Committee retained independent counsel, DLA Piper LLP (US) (“DLA”), and DLA hired a separate and independent team from AlixPartners, LLP (“AlixPartners”) to provide financial analysis and litigation support and otherwise assist DLA and the Independent Directors’ Committee in discharging their mandate.

21.Over the course of three weeks, DLA and AlixPartners diligently reviewed over 39,000 documents and conducted numerous witness interviews.  Throughout the investigation, the Independent Directors’ Committee was briefed by DLA and AlixPartners on the progress of their analysis of the Potential Claims.  AlixPartners analyzed the projections prepared by the parties and their advisors at the time of the merger to determine the pre-merger financial condition of Unimin and Fairmount, and Covia’s solvency at the time of the merger.

22.On June 19, 2020, DLA and AlixPartners provided the Independent Directors’ Committee with its analysis of the Proposed Claims.  DLA and AlixPartners concluded that as of the merger date, Covia was solvent, adequately capitalized, and positioned to pay all of its debts as they came due.  DLA also discussed the costs associated with pursuing the Potential Claims.  Based on its investigation and analyses, DLA concluded that none of the Potential Claims were colorable and pursuing them would not yield a net benefit to the estate.

23.On June 22, 2020, DLA and AlixPartners formally presented their analysis to the Independent Directors’ Committee.  The members of the Independent Directors’ Committee participated in a robust discussion with DLA and AlixPartners to understand the analysis underpinning DLA’s recommendation.  The Independent Directors’ Committee agreed that the Potential Claims were not colorable, and that pursuing them would not yield a net benefit to the estate.

24.On June 30, 2020, the Independent Directors’ Committee recommended to the Non-Sibelco Directors that Covia take no action with respect to the Potential Claims.  The Non-Sibelco Directors participated in a discussion with the Independent Directors’ Committee, DLA, and AlixPartners on the investigative process and the analysis of the Potential Claims.

25.After the Committee filed the Standing Motion, the Independent Directors’ Committee instructed its advisors to undertake an evaluation of additional potential claims identified in the Standing Motion (the “Alleged Claims”).5  The Alleged Claims relate to the payment of the Sibelco note at closing, with a $520.4 million cash payment for Sibelco’s benefit, the Debtors’ repurchase of certain of their prepetition indebtedness in December 2019, and the timing of the Debtors’ filing for chapter 11 protection.  Following this evaluation, the Independent Directors’ Committee determined that the Alleged Claims were not viable and recommended to Covia’s board of directors that Covia take no action with respect to such claims.

26.The Committee has withdrawn the Standing Motion with prejudice as noted above.

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The Covia board members who are not affiliated with Sibelco (the “Non‑Sibelco Directors”) are: William E. Conway, Stephen J. Hadden, William P. Kelly, Matthew F. LeBaron, Richard A. Navarre, and Jeffrey B. Scofield.

55	See Proposed Compl. [Docket No. 610-3].

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(ii)	The Debtors’ Consideration and Approval of the Sibelco Settlement.

27.In the months leading up to the Petition Date, the Debtors engaged in restructuring discussions and negotiations with various stakeholders, including the Ad Hoc Term Lender Group, railcar lessors, and Sibelco.  These good faith, arm’s-length discussions and negotiations yielded several important agreements, including:  (a) the Restructuring Support Agreement; (b) letter agreements between Covia and certain railcar lessors providing for the amendment and restatement of the Debtors’ prepetition railcar leases with those lessors to reflect prevailing market terms; and (c) agreements providing for the termination of the Debtors’ prepetition accounts receivable financing facility and the replacement of that facility with a standalone letter of credit arrangement.

28. While Sibelco currently owns 65 percent of the equity in Covia Holdings Corporation (“Covia”), after Covia’s emergence from bankruptcy, Sibelco will no longer own any shares, and the two companies will become competitors.  To ensure the success of Covia’s business post-emergence, Covia negotiated several favorable commercial arrangements and also secured a $3.75 million cash payment for the benefit of the Debtors’ general unsecured creditors.

29.The Independent Directors’ Committee reviewed the final terms of the Sibelco Settlement and discussed it with DLA.  DLA reviewed with the Independent Directors the legal standard for approval of a bankruptcy settlement as well as the business terms of the settlement, including the anticipated direct quantifiable financial benefits, the $3.75 million payment to general unsecured creditors, the benefit received by Covia from the favorable commercial arrangements, and the significant risk to Covia’s business in the absence of a continuing business relationship on the terms set forth in the settlement.  The Independent Directors’ Committee also considered the high cost of bringing any claims against Sibelco, the disruption to management from pursuit of those claims, as well as the unlikelihood of success on those claims, and the value of the overall settlement to the Debtors’ reorganization efforts.

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30.After weighing all relevant considerations, the Independent Directors’ Committee endorsed the Sibelco Settlement and determined that it was fair, equitable, and in the best interests of the Debtors’ estates.

M.Satisfaction of Confirmation.

31.Based on the foregoing and the findings contained in Article IX of the Plan, the Debtors, as proponents of the Plan, have met their burden of proving by a preponderance of the evidence, which is the applicable evidentiary standard for Confirmation, that the Plan satisfied all applicable elements of sections 1129(a) and 1129(b) of the Bankruptcy Code required for Confirmation.

ORDER

IT IS HEREBY ORDERED THAT:

I.	Confirmation of the Plan

32.The Plan is confirmed pursuant to section 1129 of the Bankruptcy Code.

33.Any and all objections to the Plan that have not been withdrawn or resolved on the merits as of the entry of this Confirmation Order are hereby overruled in their entirety on the merits.

34.The documents contained in the Plan Supplement, the New Term Loan Documents, and the Exit Facility Documents are integral to the Plan, in the best interests of the Debtors, their Estates, and the Holders of Claims and Interests and are hereby approved by the Court, and the Debtors and the Reorganized Debtors (as applicable) are hereby authorized to take all actions required under the Plan, the Plan Supplement, the New Term Loan Documents, and the Exit Facility Documents to effectuate the Plan, the Plan Supplement, the New Term Loan Documents, the Exit Facility Documents, and the Restructuring Transactions, including, for the avoidance of

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doubt, entry into the Exit Facility and the New Term Loan and the issuance of any new equity interests as contemplated by the Plan.

35.The terms of the Plan, including the Plan Supplement and all exhibits and schedules thereto, all other documents filed in connection with the Plan, or executed or to be executed in connection with the transactions contemplated by the Plan, including the New Term Loan Documents and the Exit Facility Documents, and all amendments and modifications of any of the foregoing made pursuant to the provisions of the Plan (collectively, and as each may be amended, supplemented, or modified, the “Plan Documents”) are incorporated herein by reference, and are an integral part of this Confirmation Order.  The terms of the Plan Documents shall be effective and binding as of the Effective Date on all parties in interest, including the Debtors, the Reorganized Debtors, and all Holders of Claims and Interests.  The failure to specifically include or refer to any particular article, section, or provision of the Plan Documents, or any related document in this Confirmation Order does not diminish or impair the effectiveness or enforceability of such article, section, or provision.

36.The compromises and settlements set forth in the Plan, as well as the Sibelco Settlement, are approved, and will be effective immediately and binding on all parties in interest on the Effective Date.

37.The Debtors shall cause to be served a notice of the entry of this Confirmation Order and occurrence of the Effective Date, substantially in the form attached hereto as Exhibit B (the “Confirmation Notice”), upon (a) all parties listed in the creditor matrix maintained by the Claims, Noticing, and Solicitation Agent and (b) such additional persons and entities as deemed appropriate by the Debtors, no later than five (5) business days after the Effective Date.  The

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Debtors shall cause the Confirmation Notice to be published in the New York Times (national edition) within five (5) business days after the Effective Date.

II.	Releases by the Debtors

38.The following release by the Debtors in Section VIII.B of the Plan is approved:

Pursuant to section 1123(b) of the Bankruptcy Code, on and after the Effective Date, in exchange for good and valuable consideration, including the obligations of the Debtors under the Plan and the contributions of the Released Parties to facilitate and implement the Plan, to the fullest extent permissible under applicable law, as such law may be extended or integrated after the Effective Date, each Released Party is, and is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by each and all of the Debtors, the Reorganized Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Causes of Action, including any derivative claims asserted or assertable on behalf of any of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise, that the Debtors, the Reorganized Debtors, or their Estates or Affiliates, as applicable, would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of the Holder of any Claim against or Interest in the Debtors or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ capital structure, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among the Debtors and/or their Affiliates, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim against or Interest in the Debtors that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Prepetition Credit Agreement Documents, the Securitization Facility, and the Securitization Documents, the Chapter 11 Cases and related adversary proceedings, the formulation, preparation, dissemination, negotiation, filing, or consummation of the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, any Definitive Documents, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the L/C Facility and the L/C Facility Documents, the New Employment Agreements, or the

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Definitive Documents, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, or the administration and implementation of the Plan, including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion, the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related to or related to any of the foregoing.  Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any obligations of any Entity arising after the Effective Date under the Plan, the Confirmation Order, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Article VIII.B of the Plan shall not operate to waive or release any right, Claim, or Cause of Action (i) in favor of any Debtor or Reorganized Debtor, as applicable, arising in the ordinary course of business under any contractual obligation owed to such Debtor or Reorganized Debtor (including any such accounts receivables obligations carried on the Debtors’ books and records and any such obligations under any Executory Contract or Unexpired Lease assumed by a Debtor or Reorganized Debtor, as applicable) that is not satisfied or discharged under the Plan or (ii) as expressly set forth herein, any Definitive Documents, the Confirmation Order, or the Plan Supplement.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to section 1123(b) and Bankruptcy Rule 9019, of the releases described in Article VIII.B of the Plan by the Debtors, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that each release described in Article VIII.B of the Plan is:  (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good-faith settlement and compromise of such Causes of Action; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; (6) a sound exercise of the Debtors’ business judgment; and (7) a bar to any of the Debtors or Reorganized Debtors or their respective Estates asserting any Cause of Action related thereto, of any kind, against any of the Released Parties or their property.

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III.	Releases by Holders of Claims and Interests.

39.The following release by Holders of Claims and Interests in Section VIII.C of the Plan is approved:

On and after the Effective Date, in exchange for good and valuable consideration, including the obligations of the Debtors under the Plan and the contributions of the Released Parties to facilitate and implement the Plan, to the fullest extent permissible under applicable law, as such law may be extended or integrated after the Effective Date, each of the Releasing Parties is deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Causes of Action, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising in law, equity, contract, tort, or otherwise, including any derivative claims asserted or assertable on behalf of any of the Debtors, the Reorganized Debtors, or their Estates or Affiliates, as applicable, that such Entity would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of the Holder of any Claim against or Interest in the Debtors or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ capital structure, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among the Debtors and/or their Affiliates, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim against or Interest in the Debtors that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Prepetition Credit Agreement Documents, the Securitization Facility, and the Securitization Documents, the Chapter 11 Cases and related adversary proceedings, the formulation, preparation, dissemination, negotiation, filing, or consummation of the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, any Definitive Document, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the L/C Facility and the L/C Facility Documents, the New Employment Agreements, or any Definitive Document, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, or the administration and implementation of the Plan, including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion, the issuance or distribution of securities pursuant to the

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Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing.  Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any obligations of any Entity arising after the Effective Date under the Plan, the Confirmation Order, any Restructuring Transaction, the Definitive Documents, or any other document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.  Nothing in the Plan, the Confirmation Order, or Section 1141 of the Bankruptcy Code shall be construed as discharging, releasing or relieving the Reorganized Debtors, or their successors, from any liability imposed under ERISA or the Tax Code with respect to the Pension Plan solely as a result of the Debtors’ reorganization proceedings or confirmation of the Plan.  PBGC and the Pension Plan shall not be enjoined or precluded from enforcing such liability as a result of the Plan or Confirmation Order.  Notwithstanding anything to the contrary in the foregoing, the releases set forth above provided by any Holders of Covia Interests (other than Covia Interests held by SRC-Sibelco NV and its Affiliates) do not release any Entity from any Claim or Cause of Action related to an act or omission that constitutes actual fraud, willful misconduct, or gross negligence.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases described in Article VIII.C of the Plan, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that each release described in Article VIII.C of the Plan is:  (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good-faith settlement and compromise of such Causes of Action; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; (6) a sound exercise of the Debtors’ business judgment; and (7) a bar to any of the Releasing Parties or the Debtors or Reorganized Debtors or their respective Estates asserting any Cause of Action related thereto, of any kind, against any of the Released Parties or their property.

IV.	Exculpation.

40.The following exculpation of the Exculpated Parties in Section VIII.D of the Plan is approved:

Notwithstanding anything herein to the contrary, and upon entry of the Confirmation Order, no Exculpated Party shall have or incur, and each Exculpated Party is released and exculpated from any Cause of Action for

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any Claim or Interest related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, filing, or consummation of the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Definitive Documents, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into before or during the Chapter 11 Cases in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Definitive Documents, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, or the administration and implementation of the Plan, including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion, the issuance or distribution of securities pursuant to the Plan or the distribution of property under the Plan or any other agreement (whether or not such issuance or distribution occurs following the Effective Date), negotiations regarding or concerning any of the foregoing, or the administration of the Plan or property to be distributed hereunder, except for Causes of Action related to any act or omission that is determined by Final Order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.  The Exculpated Parties have, and upon Consummation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

V.	Injunction.

41.The following injunction in Section VIII.E of the Plan is approved:

Except as otherwise expressly provided in the Plan, the Confirmation Order, or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold Claims, Interests, or Causes of Action that have been released, discharged, or are subject to exculpation are permanently enjoined and precluded, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties:  (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action; (3) creating, perfecting, or enforcing any Lien, Claim, or encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action, unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding any indication in any Proof of Claim or Proof of Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind against such Entities on account of or in connection with or with respect to any such Claims, Interests, or Causes

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of Action released, settled, or compromised pursuant to the Plan.

Upon entry of the Confirmation Order, all Holders of Claims and Interests and their respective current and former directors, managers, officers, principals, predecessors, successors, employees, agents, and direct and indirect Affiliates shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan.  Each Holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth in Article VIII.E of the Plan.

Notwithstanding anything to the contrary in the foregoing, the injunction does not enjoin any party from enforcing their rights under the Plan or under any document, instrument or agreement (including those included in the Plan Supplement) executed to implement the Plan, including by bringing an action to enforce the terms of the Plan or such document, instrument or agreement (including those included in the Plan Supplement) executed to implement the Plan.

VI.	No Action Required

42.Under section 1142(b) of the Bankruptcy Code and applicable nonbankruptcy law, including section 303 of the General Corporation Law of the State of Delaware and any comparable provision of the business organization laws of any other jurisdiction, as applicable, no action of the directors, partners, managers, members, stockholders, or equity holders of the Debtors

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or the Reorganized Debtors, as applicable, is required to authorize the Debtors and the Reorganized Debtors, as applicable, to enter into, execute, deliver, file, adopt, amend, restate, consummate, or effectuate, as the case may be, the Plan and any contract, instrument, or other document to be executed, delivered, adopted, or amended in connection with the implementation of the Plan and following the Effective Date, each of the Definitive Documents, including the New Organizational Documents, will be a legal, valid, and binding obligation of the Debtors or Reorganized Debtors, as applicable, enforceable against the Debtors and the Reorganized Debtors in accordance with the respective terms thereof.

43.The Debtors are authorized from and after the date hereof to negotiate, execute, issue, deliver, implement, file, or record any contract, instrument, release, or other agreement or document or take any action necessary or appropriate to implement the transactions contemplated by the Plan.

44.This Confirmation Order shall constitute all authority, approvals, and consents required, if any, by the laws, rules, and regulations of all states and any other governmental authority or any contract to which any of the Debtors are party with respect to the implementation or consummation of the Plan and any documents, instruments, or agreements, and any amendments or modifications thereto, including the Plan Documents, and any other acts and transactions referred to in or contemplated by the Plan, the Plan Supplement, the Disclosure Statement, the Plan Documents and any documents, instruments, securities, or agreements provided for therein, and any amendments or modifications thereto.

VII.	Cancellation of Instruments

45.On the Effective Date, except with respect to the Exit Facility, the New Term Loan, or as otherwise specifically provided in the Plan, the Confirmation Order, or any agreement, instrument, or other document entered into in connection with or pursuant to the Plan or the

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Restructuring Transactions, including the Plan Documents, all notes, bonds, indentures, Certificates, Securities, shares, purchase rights, options, warrants, collateral agreements, subordination agreements, intercreditor agreements, or other instruments or documents directly or indirectly evidencing, creating, or relating to any indebtedness or obligations of, or ownership interest in, the Debtors giving rise to any rights or obligations relating to Claims against or Interests in the Debtors (except with respect to any Claim or Interest that is Reinstated pursuant to the Plan) shall be deemed cancelled and surrendered without any need for a Holder to take further action with respect thereto, and the obligations of the Debtors or the Reorganized Debtors, as applicable, and any non-Debtor Affiliates thereunder or in any way related thereto shall be deemed satisfied in full, released, and discharged (other than Allowed L/C Facility Claims that become Converted L/C Facility Claims); provided that, notwithstanding such cancellation, satisfaction, release, and discharge, anything to the contrary contained in the Plan or Confirmation Order, Confirmation, or the occurrence of the Effective Date, any such document or instrument that governs the rights, claims, or remedies of the Holder of a Claim or Interest shall continue in effect solely for purposes of:  (1) allowing Holders to receive distributions as specified under the Plan; and (2) allowing and preserving the rights of the Term Loan Agents, as applicable, to make distributions as specified under the Plan on account of Allowed Claims and Allowed Interests, as applicable.

VIII.	Release of Liens

46.Except as otherwise provided in the Plan, the Plan Supplement, the New Term Loan Documents, the Exit Facility Documents, the L/C Facility (if applicable), or any contract, instrument, release, or other agreement or document contemplated by the Plan or the Confirmation Order, on the Effective Date, and concurrently with the applicable distributions made pursuant to the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates (other than with respect to the Allowed L/C Facility Claims that become

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Converted L/C Facility Claims) shall be fully released, settled, compromised, and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Debtors shall automatically revert to the applicable Debtor or Reorganized Debtor, as applicable, and their successors and assigns, in each case, without any further approval or order of the Bankruptcy Court and without any action or Filing being required to be made by the Debtors.  Except as expressly provided for in the Plan, any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral, including any cash collateral securing the L/C Facility in the event that the Allowed L/C Facility Claims become Converted L/C Facility Claims) held by such Holder (and the applicable agents for such Holder), and to take such actions as requested by the Debtors or Reorganized Debtors to evidence the release of such Lien, including the execution, delivery, and filing or recording of such documents evidencing such releases.  The presentation or filing of the Confirmation Order to or with any local, state, federal, or foreign agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

IX.	Exemption from Registration

47.The offering, issuance, and distribution of any Securities pursuant to the Plan, including the New Common Equity, will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance upon (a) section 1145 of the Bankruptcy Code (except with respect to an entity that is an “underwriter” as defined in subsection (b) of section 1145 of the Bankruptcy Code) or (b) to the extent that such exemption under section 1145 of the Bankruptcy Code is not available (including with respect to an entity that is an

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“underwriter”) pursuant to section 4(a)(2) under the Securities Act and/or Regulation D thereunder.

48.Securities issued in reliance upon section 1145 of the Bankruptcy Code are exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution or sale of securities and (a) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act and (b) are freely tradable and transferable (subject to any restrictions in the New Organizational Documents) by any holder thereof that, at the time of transfer, (i) is not an “affiliate” of Reorganized Covia as defined in Rule 144(a)(1) under the Securities Act, (ii) has not been such an “affiliate” within ninety (90) days of such transfer, (iii) has not acquired such securities from an “affiliate” within one year of such transfer, and (iv) is not an entity that is an “underwriter.”

49.To the extent issuance under Section 1145(a) of the Bankruptcy Code is unavailable and Securities issued under the Plan must instead be issued in reliance on section 4(a)(2) of the Securities Act or Regulation D thereunder, such securities will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned, or otherwise transferred only pursuant to registration, or an applicable exemption from registration under the Securities Act and applicable state and local securities law.

50.The Debtors recommend that potential recipients of Securities issued under the Plan consult their own counsel concerning their ability to freely trade such Securities in compliance with the federal securities laws and any applicable “Blue Sky” laws.  The Debtors make no representation concerning the ability of a Person to dispose of such Securities.

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51.Should Reorganized Covia elect, on or after the Effective Date, to reflect any ownership of the Securities issued pursuant to the Plan through the facilities of DTC, Reorganized Covia need not provide to DTC any further evidence other than the Plan or the Confirmation Order with respect to the treatment of such securities under applicable securities laws.  Notwithstanding anything to the contrary in the Plan, no Entity, including, for the avoidance of doubt, DTC, shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the initial sale and delivery by the issuer to the holders of the New Common Equity is exempt from registration and/or eligible for DTC book‑entry delivery, settlement, and depository services.  DTC shall be required to accept and conclusively rely upon the Plan or Confirmation Order in lieu of a legal opinion regarding whether the New Common Equity is exempt from registration and/or eligible for DTC book‑entry delivery, settlement, and depository services.

X.	Enforceability of Plan

52.Pursuant to sections 1123(a) and 1142(a) of the Bankruptcy Code, upon the Effective Date, the provisions of this Confirmation Order and the Plan shall apply and be binding and enforceable notwithstanding any otherwise applicable nonbankruptcy law.

XI.	Exit Facility

53.On the Effective Date, the applicable Reorganized Debtors and certain Affiliates shall enter into the Exit Facility Documents, including any documents required in connection with the creation or perfection of Liens in connection therewith.  This Confirmation Order grants approval of the Exit Facility and the Exit Facility Documents, all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Reorganized Debtors in connection therewith, authorization of the Reorganized Debtors to enter into, execute, and perform under the Exit Facility Documents and all related

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documents and agreements to the extent a party thereto, and authorization for the Reorganized Debtors to create or perfect the Liens in connection therewith.

54.The Exit Facility Documents shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms.  The financial accommodations to be extended pursuant to the Exit Facility Documents are being extended, and shall be deemed to have been extended, in good faith, for legitimate business purposes, are reasonable, shall not, except as expressly permitted or provided therein, be subject to any Claims, Causes of Action, avoidance, reduction, recharacterization, subordination (whether contractual or otherwise), cross claim, disallowance, impairment, objection, or challenges under any applicable law or regulation by any Person for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent transfers, obligations, or conveyances, or other voidable transfers or obligations under the Bankruptcy Code or any other applicable non-bankruptcy law.

55.The lenders (or the agent for the lenders) under the Exit Facility shall have valid, binding, and enforceable Liens on the Exit Facility Collateral in accordance with the Exit Facility Documents, including any intercreditor agreement.  To the extent granted, the guarantees, mortgages, pledges, Liens and other security interests granted pursuant to the Exit Facility Documents are granted in good faith as an inducement to the lenders under the Exit Facility to extend credit thereunder and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not, except as expressly permitted or provided therein, otherwise be subject to avoidance, recharacterization, or subordination (whether contractual or otherwise) for any purposes whatsoever, and the priorities of any such Liens and security interests shall be as set forth in the relevant Exit Facility Documents, including any intercreditor agreement.  The Reorganized Debtors and the Persons and entities granted such Liens are authorized to make all

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filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens to third parties.

XII.	New Term Loan

56.On the Effective Date, Reorganized Covia and its applicable Affiliates will execute the New Term Loan Documents, pursuant to which Reorganized Covia (or a specified Debtor Affiliate) will issue the New Term Loan to applicable Holders of Claims in partial exchange for such Holders’ respective Claims as set forth in Article III.C of the Plan.  The execution of the New Term Loan Documents and the issuance of the New Term Loan are authorized without the need for any further corporate action and without the need for any further action by Holders of any relevant Claims or Interests.  This Confirmation Order grants approval of the New Term Loan and the New Term Loan Documents, all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Reorganized Debtors in connection therewith, authorization of the Reorganized Debtors to enter into, execute, and perform under the New Term Loan Documents and all related documents and agreements to the extent a party thereto, and authorization for the Reorganized Debtors to create or perfect the Liens in connection therewith.  All Holders of Allowed Term Loan Claims and Allowed Swap Agreements Claims entitled to distributions of the New Term Loan hereunder shall be deemed to be a party to, and bound by, the applicable New Term Loan Documents, regardless of whether such Holder has executed a signature page thereto.  On the Effective Date, all of the Liens,

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guarantees, and security interests to be granted in accordance with the New Term Loan Documents (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the New Term Loan Documents, (c) shall be deemed perfected on the Effective Date and (d) shall not be subject to avoidance, recharacterization, or equitable subordination (whether contractual or otherwise) for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable nonbankruptcy law, and the priorities of any such Liens and security interests shall be set forth in the relevant New Term Loan Documents, including any intercreditor agreement.

57.Subject to the occurrence of the Effective Date, the New Term Loan Documents shall constitute legal, valid, binding, and authorized obligations of Reorganized Covia and its applicable Affiliates party thereto and shall be enforceable in accordance with their respective terms.  The distribution and issuance of the New Term Loan under the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the New Term Loan Documents and the other instruments evidencing or relating to such distribution or issuance, which terms and conditions shall be binding upon each Entity receiving such distribution or issuance.  For the avoidance of doubt, the acceptance of the New Term Loan by any Holder of any Claim shall be deemed as such Holder’s agreement to the New Term Loan Documents, as each may be amended or modified from time to time following the Effective Date in accordance with its terms.

58.The Reorganized Debtors and the Holders (or the New Term Loan Agent) that are granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such

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Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of entry of the Confirmation Order, and any such filings, recordings, approvals, and consents shall not be required), and the Reorganized Debtors shall thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

XIII.	Reservation of Rights of the United States and/or Any Governmental Unit

59.Nothing in this Confirmation Order or the Plan discharges, releases, precludes, or enjoins:  (a) any liability to any Governmental Unit that is not a Claim; (b) any Claim of a Governmental Unit arising on or after the Confirmation Date: (c) any police or regulatory liability to a Governmental Unit that any entity would be subject to as the owner or operator of property after the Confirmation Date; or (d) any liability to a Governmental Unit on the part of any Person other than the Debtors or Reorganized Debtors. Nothing in this Confirmation Order or the Plan enjoin or otherwise bar a Governmental Unit from asserting or enforcing, outside this Court, any liability described in the preceding sentence outside of the Bankruptcy Court; provided that the Bankruptcy Court retains non-exclusive jurisdiction to determine whether environmental liabilities asserted by any Governmental Unit are discharged or otherwise barred by this Confirmation Order or the Plan or the Bankruptcy Code.  Notwithstanding any provision of the Plan, this Confirmation Order, or the Plan Supplement, Governmental Units’ valid setoff rights under federal law as recognized in section 553 of the Bankruptcy Code, and recoupment rights of a Governmental Unit against any of the Debtors or the Reorganized Debtors, are preserved and unaffected.  Nothing in this Confirmation Order or the Plan is intended to release the Debtors or the Reorganized Debtors from abandonment requirements under applicable federal law with respect to any real property or wells.  Nothing in this Confirmation Order divests any tribunal of any jurisdiction it may have

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under police or regulatory law to interpret this Confirmation Order or the Plan or to adjudicate any defense asserted under this Confirmation Order or the Plan.  Nothing in the Plan or the Plan Supplement affect the rights of a Governmental Unit (including any agencies or sub-agencies thereof) to (a) assert setoff and recoupment and such rights are expressly preserved; (b) be construed as a compromise or settlement of any claim, interest or cause of action of such Governmental Unit; provided that the foregoing in clause (a) of this paragraph does not affect any discharge of Claims under the Plan (as modified by the Confirmation Order); or (b) affect the entitlement of such Governmental Unit to the payment of interest on its Allowed Claims.  Moreover, nothing in the Plan or the Plan Supplement shall affect the treatment of any interest in contracts, leases, covenants, operating rights agreements, rights-of-use and easement, and rights-of-way or other interests or agreements with the federal government or involving federal land or minerals (collectively, the “Federal Lease(s)”).  Moreover, nothing in the Plan  or the Plan Supplement shall affect the treatment of any interest of a Governmental Unit in contracts, leases, covenants, operating rights agreements, rights-of-use and easement, and rights-of-way or other interests or agreements (a) with the federal government, (b) involving (i) federal land or minerals or (ii) lands or minerals held in trust for federally-recognized Indian tribes or Indian individuals (collectively, “Indian Landowners”), or (c) held by such Indian Landowners in fee with federal restriction on alienation.

60.For the avoidance of doubt and without limiting the foregoing, any assignment and/or transfer of any interests in the Federal Leases (other than to the Reorganized Debtors) will be ineffective absent the consent of the United States.  Nothing in the Plan or the Plan Supplement shall be interpreted to set cure amounts or require the United States to novate, approve or consent

31

to the sale, assignment, and/or transfer of any interests in the Federal Leases except pursuant to existing regulatory requirements and applicable law.

61.Nothing in this Confirmation Order or the Plan shall authorize the transfer or assignment of any governmental (a) license, (b) permit, (c) registration, (d) authorization, (e) certification, or (f) approval, or the discontinuation of any obligation thereunder, without compliance with all applicable nonbankruptcy legal requirements under police or regulatory law.

XIV.	Provisions Regarding the Texas Comptroller.

62.Notwithstanding anything to the contrary in the Plan or this Confirmation Order, the Texas Comptroller of Public Accounts (the “Texas Comptroller”):  (a) will be paid its Allowed Priority Tax Claims in accordance with section 1129(a)(9)(C) of the Bankruptcy Code in equal monthly installments after allowance within five years of the petition date; (b) will receive interest from and after the Effective Date on its Allowed Priority Tax Claims in accordance with  section 511 of the Bankruptcy Code (in the event of a claim objection, the Texas Comptroller’s Claims shall be entitled to interest that accrues while the Claim objection is pending); (c) can enforce document retention requirements applicable to the Reorganized Debtors under Texas law, subject to any rights and defenses the Reorganized Debtors may have under Texas law; and (d) retains any statutory or common law setoff rights in accordance with section 553 of the Bankruptcy Code.  Notwithstanding anything to the contrary with respect to the Texas Comptroller, all rights and defenses of the Debtors and Reorganized Debtors under the Bankruptcy Code and nonbankruptcy law are hereby reserved and preserved with respect to the foregoing.

63.The following provisions of this Confirmation Order will govern the treatment of the Texas Comptroller concerning the duties and responsibilities of the Debtors and the Reorganized Debtors relating to unclaimed property presumed abandoned before the Petition Date

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(the “Texas Unclaimed Property”) under Texas Property Code, Title 6, Chapters 72–76 and other applicable Texas laws (the “Texas Unclaimed Property Laws”):

a.

On or within thirty (30) days after the Effective Date, the Debtors shall review their books and records and turn over to the Texas Comptroller any known Texas Unclaimed Property presumed abandoned before the Petition Date and reflected in property reports delivered by the Debtors to the Texas Comptroller under the Texas Unclaimed Property Laws (the “Reported Unclaimed Property”).  With respect to such Reported Unclaimed Property, the Texas Comptroller will not seek payment of any interest or penalty by the Debtors or the Reorganized Debtors.

b.

Notwithstanding section 362 of the Bankruptcy Code and the injunction contained in Article VII.E of the Plan, after the Effective Date, the Texas Comptroller and its agents may commence an audit of the Debtors in accordance with the Texas Unclaimed Property Laws (the “Texas Unclaimed Property Audit”) and pursue recovery of any unremitted Texas Unclaimed Property identified pursuant to the Texas Unclaimed Property Audit.  The Debtors and the Reorganized Debtors shall continue to abide by their obligations under the Texas Unclaimed Property Laws and cooperate with the Auditors to enable them to accurately and timely perform the Texas Unclaimed Property Audit by making the entities’ employees, professionals, books, and records available.

c.

The Debtors’ rights and defenses with respect to any allegations and claims asserted against the Debtors arising from or relating to the Texas Unclaimed Property Audit are hereby reserved and preserved; provided, however, that upon agreement between the Debtors or the Reorganized Debtors and the Texas Comptroller or a final nonappealable determination by a court or other tribunal with jurisdiction as to the amount of unremitted Texas Unclaimed Property, if any, that is due in connection with the Texas Unclaimed Property Audit, the Debtors or the Reorganized Debtors shall turn over such unremitted Texas Unclaimed Property to the Texas Comptroller.

d.

The Texas Comptroller may file or amend any Proofs of Claim in these Chapter 11 Cases following the Effective Date as a result of the filing of any property reports or in the ordinary course of the Unclaimed Property Audit.

XV.	Provisions Regarding the Pension Benefit Guaranty Corporation.

64.Nothing in the Plan, this Confirmation Order, or Section 1141 of the Bankruptcy Code shall be construed as discharging, releasing or relieving the Reorganized Debtors, or their

33

successors, or any other entities who are, or who may in the future become, members of Reorganized Covia’s controlled group, as defined in 29 U.S.C. § 1301(a)(14)(A), from any liability imposed under ERISA or the Tax Code with respect to the Pension Plan.  Nothing in the Plan, the Confirmation Order, or Section 1141 of the Bankruptcy Code shall be construed as discharging, releasing, or relieving any person or entity from any liability for fiduciary breach as determined under Title I of ERISA with respect to the Pension Plan.  PBGC and the Pension Plan shall not be enjoined or precluded from enforcing any such liability arising under ERISA or the Internal Revenue Code with respect to the Pension Plan as a result of the Debtors’ reorganization proceedings, the Plan, or the Confirmation Order.

XVI.	Provisions Regarding the Surety Bond Program

65.Notwithstanding any other provisions of the Plan or this Confirmation Order, on the Effective Date, all rights and obligations of the Debtors and the surety providers as set forth in the Order (I) Approving Continuation of the Surety Bond Program and (II) Granting Related Relief [Docket No. 75] (each a “Surety”) shall be reinstated and reaffirmed by the applicable Reorganized Debtor(s), and shall continue in full force and effect, including as applicable:  (a) the surety bonds, surety payments, and indemnity agreements, setting forth the Sureties’ rights against the Debtors, and the Debtors’ obligations to pay and indemnify the Sureties from any loss, cost, or expense that the Sureties may incur, in each case, on account of the issuance of any surety bonds on behalf of the Debtors; (b) surety collateral agreements governing collateral, if any, in connection with the Debtors’ surety bonds; and/or (c) ordinary course premium payments to any surety for the Debtors’ surety bonds.  Nothing in the Plan or this Confirmation Order shall release, discharge, enjoin, or otherwise impair any claims by a Surety arising from or related to the Debtors’ surety bonds or any indemnity agreements related thereto; provided that all rights and defenses of the Debtors and the Reorganized Debtors under non-bankruptcy law are reserved and preserved with

34

respect to such matters.  The applicable Reorganized Debtors will continue to pay all premiums and other amounts due on the existing surety bonds as they become due prior to the execution and issuance of new surety bonds.  Sureties shall have the discretion to replace any existing surety bonds or related general agreements of indemnity with new surety bonds and related general agreements of indemnity on the same terms and conditions provided in the applicable existing surety bonds or related general agreements of indemnity.  Solely in the event that any of the surety bonds cease to be in effect upon the Effective Date for reasons other than their expiration, or by voluntary termination in accordance with the terms of the applicable agreements, nothing in the Plan or in this Confirmation Order shall affect the Sureties’ respective rights (only to the extent such rights exist with respect to the surety bonds, indemnity agreements or under applicable law) to require the Reorganized Debtors to execute and deliver to the Sureties the documents that are necessary to reinstitute such surety bond obligations, including, without limitation, the indemnity obligations thereunder; provided that nothing in the foregoing shall be deemed to alter, limit, modify or expand any such surety bond obligations.  For the avoidance of any doubt, with a reservation of rights to all parties, and only to the extent applicable, any agreements related to the obligations set forth in the preceding (a)–(c) of this paragraph are assumed by the Debtors and the Reorganized Debtors pursuant to section 365 of the Bankruptcy Code upon the Effective Date.  For the avoidance of doubt, nothing in the Plan or this Confirmation Order shall affect in any way any surety’s rights against any non-debtor, or any non-debtor’s rights against a Surety, including under the Debtors’ surety bonds and the Debtors’ obligations arising therefrom.

35

XVII.	Provisions Regarding the Texas Taxing Authorities

66.Notwithstanding anything to the contrary in the Plan or this Confirmation Order, with respect to the Claims of the Texas Taxing Authorities6 (the “Texas Taxing Authority Claims”):  (a) to the extent any Allowed ad valorem tax Claims for the 2020 tax year are not paid by January 31, 2021, interest shall began to accrue at the applicable state statutory rate on the Texas Taxing Authorities’ Allowed ad valorem tax Claims from the Effective Date through the date of payment in full, (b) the liens (if any), to the extent the Texas Taxing Authorities are entitled to such liens, shall be retained in accordance with the Texas Property Tax Code with respect to taxes payable under applicable state law to the Texas Taxing Authorities in the ordinary course of business until such time as the applicable Texas Taxing Authority Claims are paid in full, and (c) with respect to Texas Taxing Authorities’ prepetition Claims for ad valorem property taxes for the 2020 tax year, to the extent such Claims are Allowed, the Debtors or the Reorganized Debtors, as applicable, shall pay such Claims on  the date the Texas Taxing Authority Claims become due pursuant to the Texas Property Tax Code and in the ordinary course of business (subject to any applicable extensions, grace periods, or similar rights under the Texas Property Tax Code), unless an objection to the Claim has been filed. To the extent the Texas Taxing Authorities have valid, binding, enforceable, properly-perfected and non-avoidable liens that are senior in priority to the liens securing the Term Loan Claims, such liens’ priority shall not be primed or subordinated by the New Term Loan or the Exit Facility, each as approved by the Court by this Confirmation Order or otherwise.  All rights and defenses of the Debtors and the Reorganized Debtors under the Bankruptcy Code and non‑bankruptcy law are reserved and preserved with respect to such Texas Taxing Authority Claims.  In the event of a default in the payment of the Texas Taxing Authorities’ ad valorem tax Claims as provided herein, the applicable Texas Taxing Authority shall provide notice to counsel for the Reorganized Debtors who shall have fourteen (14) days from the date of such notice to cure the default.  If the default is not cured, the applicable Texas Taxing Authority shall be entitled to pursue collection of all amounts owed pursuant to state law.  The Texas Taxing Authorities may amend their respective Proofs of Claims once the current year’s ad valorem taxes are actually assessed without further agreement with the Reorganized Debtors or leave of Court for approval to amend their Claims.

XVIII.	Provisions Regarding Tacoma.

67.Nothing in the Plan or this Confirmation Order, including the releases and injunctions set forth in Article VIII of the Plan, shall discharge or impair the rights and obligations of the Debtors or the Reorganized Debtors, as applicable, and Tacoma Industries LLC (“Tacoma”), under that certain Inducement Agreement dated March 20, 2001 by and among Tacoma and Debtors Fairmount Santrol Inc., Construction Aggregates Corporation of Michigan, Inc., and Standard Sand Corporation (the “Agreement”), as modified by the Amendment to and Ratification of Inducement Agreement (the “Amendment”) dated December 8, 2020, and all related contracts and agreements between the applicable Debtors and Tacoma (with the Agreement and the Amendment, collectively, the “Inducement Agreements”); provided that the rights and defenses of the Debtors, the Reorganized Debtors, and Tacoma under non-bankruptcy law are hereby reserved and preserved with respect to any rights and obligations based on, arising from, or related to the Inducement Agreements.

66

For purposes of this Confirmation Order, the term “Texas Taxing Authorities” shall refer to Lubbock Central Appraisal District, Somervell County, Glen Rose Independent School District, Johnson County, Cleburne Independent School District, Nolan County, Sweetwater Independent School District, Ford Bend Independent School District, LaPorte Independent School District, Galena Park Independent School District, City of Houston, City of Morgan’s Point, Woodlands Road Utility District #1, Pasadena Independent School District, Atascosa County, Bexar County, Burton ISD, Cotulla ISD, Crane County, Dallas County, Ector CAD, Fort Bend County, Harris County, Hood CAD, Jim Wells CAD, LaSalle County, Montgomery County, Rusk County, Shelby County, Smith County, Ward County, Washington County, Winkler County, The County of Cherokee, Texas, The County of Denton, Texas, Harrison Central Appraisal District, Texas, The County of Harrison, Texas, McCulloch County Appraisal District, Gonzales County, and Cherokee CAD.

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XIX.	Provisions Regarding Mountrail‑Williams Electric Cooperative.

68.Notwithstanding anything to the contrary in the Plan or this Confirmation Order, neither the Plan nor this Confirmation Order shall have any effect on any security interests and rights of offset of Mountrail-Williams Electric Cooperative (“Mountrail-Williams”) with respect to those capital credits the Debtors have and will continue to earn with Mountrail-Williams under applicable law and contract; provided that the non-bankruptcy rights of the Debtors and the Reorganized Debtors are fully reserved with respect to such matters.

XX.	Provisions Regarding the Wingard Adversary Proceeding.

69.Debtor Covia Holdings Corporation is party to Adversary Proceeding No. 20‑03472 styled as Wingard Water Corporation and Oral Wingard, Plaintiffs, vs. Covia Holdings Corporation, Defendant (In re Covia Holdings Corporations, et al.), pending before the United States Bankruptcy Court for the Southern District of Texas (the “Adversary Proceeding”).  Entry of this Confirmation Order shall be without prejudice to the asserted rights, claims, arguments, objections, defenses, and remedies of the parties to the Adversary Proceeding with respect to the real property interests that are claimed by the parties and are in dispute and at issue in the Adversary Proceeding, including, in particular, the Groundwater Rights (as defined in the complaint filed in the Adversary Proceeding [Docket No. 1]).  Further, nothing contained within this Confirmation Order, the Plan, or the Plan Supplement, including without limitation the provisions in Article IV.P governing the vesting of assets in the Reorganized Debtors and Article VIII of the Plan governing discharge, release and injunction, shall impair, alter, abrogate, limit, reduce, strip or otherwise negatively impact or adversely affect the Bankruptcy Court’s final judgment, order, resolution or determination of the competing real property rights and interests in dispute and at issue in the Adversary Proceeding, including the Groundwater Rights.  In the event of any conflict with respect to such real property rights and interests between this paragraph, on

37

the one hand, and the Plan, Plan Supplement, or another paragraph of this Confirmation Order on the other hand, the provisions of this paragraph shall control.

XXI.	Provisions Regarding Collective Bargaining Agreements.

70.Except as provided herein or in the Plan Supplement, or pursuant to an order of the Bankruptcy Court, or any applicable law, contract, instrument, release, or other agreement or document, all collective bargaining agreements with the Debtors, including any expired collective bargaining agreements with the Debtors where the collective bargaining relationship is in place as of the Effective Date, shall be assumed by the Reorganized Debtors and shall remain in place as of the Effective Date to the same extent as in effect with the Debtors. For the avoidance of doubt, to the extent that the collective bargaining agreements at the LeSueur, Minnesota and Hephzibah, Georgia facilities remain expired as of the Effective Date, all employee wages, compensation, and benefit programs under those expired collective bargaining agreements will be assumed to the extent binding on the Debtors.  Notwithstanding any cure amounts listed in the Plan Supplement in relation to collective bargaining agreements, all obligations due under any assumed collective bargaining agreement and any cure obligation, including with respect to grievances and arbitrations, shall be considered satisfied by the agreement and obligation to assume and cure in the ordinary course.  For the avoidance of doubt, the Debtors and Reorganized Debtors’ rights, defenses, claims, and counterclaims with respect to any such obligations are expressly reserved.

XXII.	Provisions Regarding the Railcar Use Agreements.

71.Pursuant to the Order (I) Authorizing the Rejection of Certain Railcar Lease Agreements, (II) Authorizing Procedures Governing the Return of Rejected Railcars, and

38

(III) Granting Related Relief [Docket No. 336] (the “Railcar Lease Rejection Order”)7, the Debtors entered into postpetition agreements with certain Railcar Lessors providing for the Debtors’ use of certain Rejected Railcars of such Railcar Lessors following the Rejection Effective Date (the “Railcar Use Agreements”).  Notwithstanding anything to the contrary in the Plan or this Confirmation Order, each Railcar Use Agreement and the parties’ obligations thereunder shall continue in force until such Railcar Use Agreement expires or is terminated in accordance with its terms.

XXIII.	Miscellaneous

72.After the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall have no obligation to file with the Court or serve on any parties reports that the Debtors or Reorganized Debtors, as applicable, were obligated to file under the Bankruptcy Code or a Court order, including monthly operating reports (even for those periods for which a monthly operating report was not filed before the Effective Date), ordinary course professional reports, reports to any parties otherwise required under the “first” and “second” day orders entered in these Chapter 11 Cases, including the Final Cash Collateral Order, and monthly or quarterly reports for Professionals; provided, however, that the Debtors or Reorganized Debtors, as applicable, will comply with the U.S. Trustee’s quarterly reporting requirements.

73.The Effective Date shall occur in accordance with the Plan and subject to the occurrence or waiver of the conditions precedent to the occurrence of the Effective Date set forth in the Plan.  The conditions precedent to the Effective Date in the Plan may be deemed satisfied, waived, or unnecessary by the Bankruptcy Court, and the Bankruptcy Court may order the occurrence of the Effective Date.

74.If the Effective Date does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall:  (a) constitute a waiver or release of any Claims, Interests, or Causes of Action by any Entity; (b) prejudice in any manner the rights of any Debtor or any other Entity; or (c) constitute an admission, acknowledgment, offer, or undertaking of any sort by any Debtor or any other Entity; provided, that all provisions of the Restructuring Support Agreement that survive termination thereof shall remain in effect in accordance with the terms thereof.

75.Except as otherwise set forth herein, this Court retains jurisdiction over all matters arising out of or related to these Chapter 11 Cases and the Plan, including the matters set forth in Article XII of the Plan.

76.Notwithstanding the possible applicability of Bankruptcy Rules 6004(g), 7062, 9014, or otherwise, the terms and conditions of this Confirmation Order shall be effective and enforceable immediately upon its entry.  Each term and provision of the Plan, and the transactions related thereto as it heretofore may have been altered or interpreted by the Court is: (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified except as provided by the Plan or this Confirmation Order; and (c) nonseverable and mutually dependent.

77.Subject to the terms of the Plan, the Debtors are hereby authorized to amend or modify the Plan at any time prior to the substantial consummation of the Plan, but only in accordance with section 1127 of the Bankruptcy Code and Article XI.A of the Plan, without further order of this Court.

77	Capitalized terms used but not defined in this paragraph have the meanings ascribed to them in the Railcar Lease Rejection Order.

39

78.Notwithstanding Bankruptcy Rule 3020(e), the terms and conditions of this Confirmation Order will be effective and enforceable immediately upon its entry.

79.This Confirmation Order is a Final Order and the period in which an appeal must be filed will commence upon entry of this Confirmation Order.

Houston, Texas Date: December 14, 2020	/s/ David R. Jones
DAVID R. JONES UNITED STATES BANKRUPTCY JUDGE

40

Exhibit A

Plan

41

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE Southern district of TEXAS

HOUSTON DIVISION

)
In re:	)	Chapter 11
)
COVIA HOLDINGS CORPORATION,	)	Case No. 20-33295 (DRJ)
et al.,[1][8]	)
)
Debtors.	)	(Jointly Administered)
)

1

Due to the large number of Debtors in these chapter 11 cases, for which joint administration has been granted, a complete list of the Debtors and the last four digits of their tax identification, registration, or like numbers is not provided herein.  A complete list of such information may be obtained on the website of the Debtors’ claims and noticing agent at https://cases.primeclerk.com/Covia.  The location of Debtor Covia Holdings Corporation’s principal place of business and the Debtors’ service address is:  3 Summit Park Drive, Suite 700, Independence, Ohio 44131.

MODIFIED FIRST AMENDED JOINT
CHAPTER 11 PLAN OF REORGANIZATION OF

COVIA HOLDINGS CORPORATION AND ITS DEBTOR AFFILIATES

JACKSON WALKER L.L.P.	Jonathan S. Henes, P.C. (Admitted pro hac vice)
Matthew D. Cavenaugh (TX Bar No. 24062656)	KIRKLAND & ELLIS LLP
Vienna F. Anaya (TX Bar No. 24091225)	KIRKLAND & ELLIS INTERNATIONAL LLP
Genevieve M. Graham (TX Bar No. 24085340)	601 Lexington Avenue
Victoria N. Argeroplos (TX Bar No. 24105799)	New York, New York 10022
1401 McKinney Street, Suite 1900	Telephone:(212) 446-4800
Houston, Texas 77010	Facsimile:(212) 446-4900
Telephone: (713) 752-4200	Email: jonathan.henes@kirkland.com
Facsimile: (713) 752-4221
Email: mcavenaugh@jw.com	-and-
vanaya@jw.com
ggraham@jw.com	Benjamin M. Rhode (Admitted pro hac vice)
vargeroplos@jw.com	Scott J. Vail (Admitted pro hac vice)
KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP
300 North LaSalle Street
Chicago, Illinois 60654
Telephone:(312) 862-2000
Facsimile:(312) 862-2200
Email:benjamin.rhode@kirkland.com
scott.vail@kirkland.com

Co-Counsel to the Debtors and Debtors in Possession

Dated: December 14, 2020

TABLE OF CONTENTS

Page

Introduction	1
Article I. Defined Terms, Rules of Interpretation, Computation of Time, Governing Law, and Other References	1
A.	Defined Terms1
B.	Rules of Interpretation17
C.	Computation of Time18
D.	Governing Law18
E.	Reference to Monetary Figures18
F.	Reference to the Debtors or the Reorganized Debtors18
G.	Consenting Stakeholder Consent Right18
Article II. Administrative and Priority Claims	19
A.	Administrative Claims19
B.	Professional Fee Claims20
C.	L/C Facility Claims21
D.	Ad Hoc Term Lender Group Fees and Expenses and Term Loan Agent Fees and Expenses21
E.	Priority Tax Claims22
Article III. Classification, Treatment, and Voting of Claims and Interests	22
A.	Classification of Claims and Interests22
B.	Summary of Classification22
C.	Treatment of Classes of Claims and Interests23
D.	Special Provision Governing Unimpaired Claims27
E.	Elimination of Vacant Classes; Presumed Acceptance by Non‑Voting Classes27
F.	Subordinated Claims27
G.	Intercompany Interests28
H.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code28
Article IV. Provisions for Implementation of the Plan	28
A.	General Settlement of Claims and Interests28
B.	Restructuring Transactions28
C.	Sources of Consideration for Plan Distributions29
D.	Issuance of the New Term Loan29
E.	The Exit Facility30
F.	General Unsecured Recovery Cash Pool31
G.	Issuance and Distribution of New Common Equity31
H.	Management of Reorganized Covia31
I.	Exemption from Registration Requirements31
J.	Cancellation of Existing Securities and Agreements32
L.	Corporate Existence33
M.	New Organizational Documents33
N.	New Board34
O.	Corporate Action34

P.	Vesting of Assets in the Reorganized Debtors34
Q.	Effectuating Documents; Further Transactions35
R.	Section 1146(a) Exemption35
S.	Management Incentive Plan35
T.	Employee Matters36
U.	Preservation of Rights of Action36
Article V. Treatment of Executory Contracts and Unexpired Leases	37
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases37
B.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases38
C.	Claims Based on Rejection of Executory Contracts or Unexpired Leases38
D.	Cure of Defaults for Executory Contracts and Unexpired Leases Assumed38
E.	Modifications, Amendments, Supplements, Restatements, or Other Agreements39
F.	Indemnification Provisions39
G.	Insurance Policies40
H.	Reservation of Rights41
I.	Nonoccurrence of Effective Date41
J.	Contracts and Leases Entered into After the Petition Date41
Article VI. Provisions Governing Distributions	41
A.	Timing and Calculation of Amounts to Be Distributed41
B.	Distribution Agent.41
C.	Rights and Powers of Distribution Agent42
D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions42
E.	Compliance Matters45
F.	Foreign Currency Exchange Rate45
G.	Claims Paid or Payable by Third Parties45
H.	Setoffs and Recoupment46
I.	Allocation between Principal and Accrued Interest46
Article VII. Procedures for Resolving Contingent, Unliquidated, and Disputed Claims	47
A.	Resolution of Disputed Claims47
B.	Disputed Claim Reserve for General Unsecured Claims in Class 5A and Class 5B48
C.	Time to File Objections to Disputed Claims and Disputed Interests48
D.	Adjustment to Claims and Interests without Objection48
E.	No Interest48
F.	Disallowance of Claims49
G.	Amendments to Proofs of Claim49
H.	Distributions after Allowance49
Article VIII. DISCHARGE, RELEASE, INJUNCTION, AND RELATED PROVISIONS	50
A.	Discharge of Claims and Termination of Interests50
B.	Releases by the Debtors50
C.	Releases by Holders of Claims and Interests51
D.	Exculpation53
E.	Injunction53
F.	Release of Liens54
G.	Protection against Discriminatory Treatment54

739072738

H.	Recoupment55
I.	Document Retention55
J.	Reimbursement or Contribution55
K.	Term of Injunctions or Stays55
L.	Release of Preference Actions55
M.	Reservation of Rights of the SEC55
Article IX. EFFECT OF CONFIRMATION OF THE PLAN	56
A.	Jurisdiction and Venue56
B.	Order Approving the Disclosure Statement56
C.	Voting Report56
D.	Judicial Notice56
E.	Transmittal and Mailing of Materials; Notice57
F.	Solicitation57
G.	Burden of Proof57
H.	Bankruptcy Rule 3016(a) Compliance57
I.	Compliance with the Requirements of Section 1129 of the Bankruptcy Code57
J.	Securities Under the Plan63
K.	Releases and Discharges63
L.	Release and Retention of Causes of Action63
M.	Approval of Restructuring Support Agreement and Other Restructuring Documents and Agreements63
N.	Confirmation Hearing Exhibits64
O.	Objections to Confirmation of the Plan64
P.	Retention of Jurisdiction64
Q.	Plan Supplement64
Article X. Conditions Precedent to the Effective Date	64
A.	Conditions Precedent to the Effective Date.64
B.	Waiver of Conditions Precedent65
C.	Effect of Non-Occurrence of Conditions to Consummation66
Article XI. Modification, Revocation, or Withdrawal of the Plan	66
A.	Modification of Plan66
B.	Effect of Confirmation on Modifications66
C.	Withdrawal of Plan66
Article XII. Retention of Jurisdiction	67
Article XIII. Miscellaneous Provisions	69
A.	Immediate Binding Effect69
B.	Additional Documents69
C.	Payment of Statutory Fees69
D.	Statutory Committee and Cessation of Fee and Expense Payment.69
E.	Reservation of Rights70
F.	Successors and Assigns70
G.	Service of Documents70
H.	Term of Injunctions or Stays71
I.	Entire Agreement; Controlling Document71

i

J.	Plan Supplement72
K.	Non-Severability72
L.	Votes Solicited in Good Faith72
M.	Closing of Chapter 11 Cases73
N.	Waiver or Estoppel73
O.	Substantial Consummation73

ii

Introduction

Covia Holdings Corporation and its affiliated debtors and debtors in possession in the above‑captioned chapter 11 cases propose this joint prearranged plan of reorganization.  Capitalized terms used in the Plan and not otherwise defined shall have the meanings set forth in Article I.A of the Plan.

Although proposed jointly for administrative purposes, the Plan constitutes a separate chapter 11 plan for each Debtor for the resolution of outstanding Claims and Interests pursuant to the Bankruptcy Code.  Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code.  The Plan does not contemplate substantive consolidation for any of the Debtors.  The classification of Claims and Interests set forth in Article III of the Plan should apply separately to each Debtor.

Reference is made to the Disclosure Statement, Filed contemporaneously with the Plan, for a discussion of the Debtors’ history, businesses, historical financial information, operations, valuation, projections, and risk factors, as well as a summary and analysis of the Plan and certain related matters, including distributions to be made under the Plan.

ALL HOLDERS OF CLAIMS AND INTERESTS ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY.

Article I.

Defined Terms, Rules of Interpretation,
Computation of Time, Governing Law, and Other References

A.Defined Terms

Capitalized terms used in the Plan have the meanings ascribed to them below.

1.“Adequate Protection Superpriority Claims” shall have the meaning set forth in the Cash Collateral Order.

2.“Ad Hoc Term Lender Group” shall have the meaning set forth in the Restructuring Support Agreement.

3.“Ad Hoc Term Lender Group Fees and Expenses” means, collectively, all of the reasonable and documented fees and expenses of the Ad Hoc Term Lender Group incurred in connection with the Restructuring Transactions, including the reasonable and documented fees and disbursements of Paul, Weiss, Rifkind, Wharton & Garrison LLP as lead counsel to the Consenting Stakeholders, Porter Hedges LLP as local counsel to the Consenting Stakeholders, Centerview Partners LLC, Inc. as financial advisors to the Consenting Stakeholders, Lyons, Benenson & Company Inc. as compensation advisor to the Consenting Stakeholders, Heidrick & Struggles, as director search advisor to the Consenting Stakeholders, the Term Loan Agents, and any other professionals retained by the Ad Hoc Term Lender Group in connection with the Restructuring Transactions, in each case:  (a) in accordance with the terms of their applicable engagement letters (if any) or other contractual arrangements with the Company Parties, the Restructuring Support Agreement, and the Plan; and (b) without any requirement for the filing of retention applications or any interim or final fee applications in the Chapter 11 Cases, with any balance(s), including estimates of fees and expenses to be incurred through the Effective Date, paid in full in Cash on the Effective Date.

iii

4.“Administrative Claim” means a Claim against a Debtor for the costs and expenses of administration of the Chapter 11 Cases arising on or prior to the Effective Date pursuant to sections 328, 330, or 503(b) of the Bankruptcy Code and entitled to priority pursuant to sections 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including:  (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estates and operating the Debtors’ businesses; (b) the Adequate Protection Superpriority Claims; (c) the Allowed Professional Fee Claims; (d) the Ad Hoc Term Lender Group Fees and Expenses and (e) the Term Loan Agent Fees and Expenses.

5.“Administrative Claims Bar Date” means the deadline for Filing requests for payment of Administrative Claims (other than Professional Fee Claims), which shall be:  (a) 30 days after the Effective Date with respect to Claims that arose before the Effective Date and (b) the deadline for filing requests for payment of Administrative Claims arising under section 503(b)(9) of the Bankruptcy Code as set forth in the Bar Date Order; provided that the deadline for Filing requests for payment of Administrative Claims arising from or related to the rejection of Unexpired Leases pursuant to the Order (I) Authorizing the Rejection of Certain Railcar Lease Agreements, (II) Authorizing the Abandonment of any Remaining Personal Property in Connection Therewith, (III) Authorizing Procedures Governing the Return of Rejected Railcars, and (IV) Granting Related Relief [Docket No. 336] shall be September 27, 2020.

6.“Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

7.“Allowed” means, with respect to any Claim against or Interest in a Debtor, except as otherwise provided in the Plan:  (a) a Claim that is evidenced by a Proof of Claim or a request for payment of an Administrative Claim, as applicable, that is Filed on or before the applicable Claims Bar Date (or for which Claim under the Plan, the Bankruptcy Code, or pursuant to a Final Order, a Proof of Claim or request for payment of an Administrative Claim is not required to be Filed); (b) a Claim that is listed in the Schedules as not contingent, not unliquidated, and not disputed, and for which no contrary or superseding Proof of Claim, as applicable, has been timely Filed; or (c) a Claim or Interest allowed pursuant to the Plan or a Final Order of the Bankruptcy Court; provided that, with respect to a Claim described in clauses (a) and (b) above, such Claim shall be considered Allowed only if, and to the extent that, with respect to such Claim, no objection to the allowance thereof is interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or such an objection is so interposed and the Claim has been allowed by a Final Order.  Except as otherwise specified in the Plan, any Final Order, or as otherwise agreed by the Debtors, and except for any Claim that is Secured by property of a value in excess of the principal amount of such Claims (as determined by Final Order of the Bankruptcy Court), the amount of an Allowed Claim shall not include interest or fees on such Claim accruing from and after the Petition Date.  Any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or disputed, and for which no Proof of Claim is or has been timely Filed, is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Bankruptcy Court.  Notwithstanding anything to the contrary herein, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes the applicable Debtor or Reorganized Debtor, as applicable.  For the avoidance of doubt:  (x) any Proof of Claim or any request for payment of an Administrative Claim (other than requests for payment of Professional Fee Claims), that is Filed after the applicable Claims Bar Date shall not be Allowed for any purposes whatsoever absent entry of a Final Order allowing such late-Filed Claim and (y) the Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy law.  “Allow” and “Allowing” shall have correlative meanings.

8.“Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination, or other Causes of Action or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including Causes of Action or remedies under sections 502, 510, 542, 544, 545, 547–553, and 724(a) of the Bankruptcy Code or under other similar or related local, state, federal, or foreign statutes and common law, including fraudulent transfer laws.

9.“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as applicable to the Chapter 11 Cases.

10.“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas, Houston Division, or any other court having jurisdiction over the Chapter 11 Cases, including to the extent of the withdrawal of reference under section 157 of the Judicial Code, the United States District Court for the Southern District of Texas.

11.“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated by the United States Supreme Court under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court.

12.“Bar Date Order” means the Order (I) Setting Bar Dates for Filing Proofs of Claim, Including Requests for Payment Under Section 503(b)(9), (II) Establishing Amended Schedules Bar Date and Rejection Damages Bar Date, (III) Approving the Form of and Manner for Filing Proofs of Claim, Including Section 503(b)(9) Requests, (IV) Approving Notice of Bar Dates, and (V) Granting Related Relief [Docket No. 302].

13.“Business Day” means any day, other than a Saturday, Sunday, or a “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

14.“CARES Act Tax Refund Adjustment” means any tax refunds received by the Debtors under the CARES Act, to the extent such refunds have been received as of the Measurement Date; provided that the CARES Act Tax Refund Adjustment cannot exceed the amount included for such refunds in fiscal year 2021 in the Covia management business plan dated May 12, 2020.

15.“Cash” means the legal tender of the United States of America or legal tender under any applicable jurisdiction, including bank deposits, checks, and other similar items.

16.“Cash Adjustment” means the amount (which shall not be negative) by which Excess Cash exceeds $95,000,000, which amount shall not exceed $30,000,000.

17.“Cash Collateral Order” means the Final Order (I) Authorizing The Debtors’ Use of Cash Collateral, (II) Granting Adequate Protection, (III) Modifying The Automatic Stay,
(IV) Scheduling A Final Hearing and (V) Granting Related Relief [Docket No. 405] (as amended, modified, or supplemented from time to time in accordance with the terms thereof).

18.“Causes of Action” means any action, claim, cross‑claim, third‑party claim, cause of action, controversy, demand, right, Lien, indemnity, interest, guaranty, suit, obligation, liability, debt, damage, remedy, judgment, account, defense, offset, power, privilege, license, or franchise of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, choate or inchoate, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, at law or in equity, or pursuant to any other theory of law or otherwise.  For the avoidance of doubt, “Causes of Action” include:  (a) any right of setoff, counterclaim, or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) any claim based on or relating to, or in any manner arising from, in whole or in part, tort, breach of contract, breach of fiduciary duty, violation of local, state, federal, or foreign law, or breach of any duty imposed by law or in equity, including securities laws, negligence, and gross negligence; (c) any right to object to or otherwise contest Claims or Interests; (d) any Claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (e) any claim or defense, including fraud, mistake, duress, usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (f) any Avoidance Action.

19.“Certificate” means any document, instrument, or other writing evidencing a Claim against or an Interest in the Debtors.

20.“Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor in the Bankruptcy Court under chapter 11 of the Bankruptcy Code and (b) when used with reference to all Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court under chapter 11 of the Bankruptcy Code pursuant to the Order (I) Directing Joint Administration of the Chapter 11 Cases and (II) Granting Related Relief [Docket No. 38].

21.“Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.

22.“Claims Bar Date” means, collectively, the applicable dates (including the Administrative Claims Bar Date) by which Proofs of Claim and requests for payment of Administrative Claims must be Filed, as established by:  (a) the Bar Date Order; (b) a Final Order of the Bankruptcy Court; or (c) the Plan.

23.“Claims, Noticing, and Solicitation Agent” means Prime Clerk LLC, in its capacity as the claims, noticing, and solicitation agent in the Chapter 11 Cases for the Debtors and any successors appointed by an order of the Bankruptcy Court.

24.“Claims Register” means the official register of Claims against and Interests in the Debtors maintained by the Clerk of the Bankruptcy Court or the Claims, Noticing, and Solicitation Agent.

25.“Class” means a class of Claims against or Interests in the Debtors as set forth in Article III of the Plan in accordance with section 1122(a) of the Bankruptcy Code.

26.“Committee” means the Official Committee of Unsecured Creditors appointed by the U.S. Trustee in the Chapter 11 Cases pursuant to section 1102(a) of the Bankruptcy Code, as it may be reconstituted from time to time.

27.“Company” means Covia and all of its direct and indirect subsidiaries.

28.“Company Parties” shall have the meaning set forth in the Restructuring Support Agreement.

29.“Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

30.“Confirmation Date” means the date on which Confirmation occurs.

31.“Confirmation Hearing” means the hearing before the Bankruptcy Court pursuant to section 1128 of the Bankruptcy Code at which the Debtors will seek Confirmation of the Plan.

32.“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

33.“Consenting Stakeholder” shall have the meaning set forth in the Restructuring Support Agreement.

34.“Consenting Stakeholder Consent Right” means, with respect to each Definitive Document, the applicable consent right of the Required Consenting Stakeholders with respect to such Definitive Document as set forth in the Restructuring Support Agreement.

35.“Consummation” means the occurrence of the Effective Date.

36.“Converted L/C Facility Claims” means the L/C Facility Claims that are converted into the Exit Facility on a dollar-for-dollar basis in accordance with the terms of the L/C Facility.

37.“Covia” means Covia Holdings Corporation.

38.“Covia Interests” means the Interests in Covia.

39.“Cure Claim” means a Claim (unless waived or modified by the applicable counterparty) based upon a Debtor’s default under an Executory Contract or an Unexpired Lease assumed by such Debtor under section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

40.“Debtor” means one of the Debtors, in its capacity as a debtor and debtor in possession.

41.“Debtors” means, collectively, (a) Covia, (b) Alpha Resins, LLC, (c) Best Sand Corporation, (d) Best Sand of Pennsylvania, Inc., (e) Bison Merger Sub I, LLC, (f) Black Lab LLC, (g) Cheyenne Sand Corp., (h) Construction Aggregates Corporation of Michigan, Inc., (i) Covia Finance Company LLC, (j) Covia Specialty Minerals Inc., (k) Fairmount Logistics, LLC, (l) Fairmount Minerals, LLC, (m) Fairmount Santrol Inc., (n) FML Resin, LLC, (o) FML Sand, LLC, (p) FML Terminal Logistics, LLC, (q) FMSA Inc., (r) Mineral Visions Inc., (s) Self-Suspending Proppant LLC, (t) Shakopee Sand LLC, (u) Specialty Sand LLC, (v) Standard Sand Corporation, (w) TechniSand, (x) Wedron Silica Company, (y) West Texas Housing LLC, (z) Wexford Sand Co., (aa) Wisconsin Industrial Sand Company L.L.C., and (bb) Wisconsin Specialty Sands, Inc., each in its respective capacity as a debtor and debtor in possession in the Chapter 11 Cases.

42.“Definitive Documents” has the meaning ascribed to such term in the Restructuring Support Agreement. Each Definitive Document shall be subject to the Consenting Stakeholder Consent Right.

43.“Designated Affiliate” means any affiliate of a Holder of a Term Loan Claim to whom such Holder assigns (a) such Term Loan Claim and (b) the distributions to be provided pursuant to Article VI.D.3 on account of such Term Loan Claim.

44.“Disclosure Statement” means the Disclosure Statement Relating to the Joint Chapter 11 Plan of Reorganization of Covia Holdings Corporation and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 628], as may be amended, supplemented, or otherwise modified from time to time, including all exhibits and schedules thereto and references therein that relate to the Plan, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law and approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

45.“Disclosure Statement Order” means the Order (I) Approving the Adequacy of the Disclosure Statement, (II) Approving the Solicitation Procedures With Respect to Confirmation of the Debtors’ Proposed Joint Plan of Reorganization, (III) Approving the Forms of Ballots and Notices in

Connection Therewith, (IV) Scheduling Certain Dates With Respect Thereto, and (V) Granting Related Relief [Docket No. 683], entered by the Bankruptcy Court on October 13, 2020, approving, among other things, the Disclosure Statement and solicitation procedures with respect to the Plan.

46.“Disputed” means a Claim or an Interest or any portion thereof:  (a) that is not Allowed; and (b) that is not disallowed under the Plan, the Bankruptcy Code, or a Final Order.

47.“Distribution Agent” means, as applicable, the Reorganized Debtors or any Entity or Entities designated by the Reorganized Debtors to make or to facilitate distributions that are to be made pursuant to the Plan.

48.“Distribution Record Date” means the record date for purposes of determining which Holders of Allowed Claims against or Allowed Interests in the Debtors are eligible to receive distributions under the Plan, which date shall be the Confirmation Date, or such other date as is agreed to by the Debtors and the Required Consenting Stakeholders, or designated in a Final Order; provided that any Holder of a Term Loan Claim may upon notice to the Term Loan Agent assign such Term Loan Claim and the distributions to be provided for hereunder to such Holder on account of such Claim (a) to an Eligible Assignee (as such term is defined in the Prepetition Credit Agreement) until the date which is five (5) Business Days prior to the Effective Date in accordance with the provisions of the Prepetition Credit Agreement  and (b) to one or more Designated Affiliates until the date which is two (2) Business Days prior to the Effective Date.

49.“D&O Liability Insurance Policies” means all Insurance Policies that have been issued (or provide coverage) at any time to directors’, managers’, officers’, members’, and trustees’ liability maintained by the Debtors, the Reorganized Debtors, or the Estates as of the Effective Date (including any “tail policy”) and all agreements, documents, or instruments relating thereto.

50.“DTC” means The Depository Trust Company or any successor securities clearing agency.

51. “Effective Date” means the date that is the first Business Day after the Confirmation Date on which (a) all conditions precedent to the occurrence of the Effective Date set forth in Article X.A of the Plan have been satisfied or waived in accordance with Article X.B of the Plan, (b) no stay of the Confirmation Order is in effect, and (c) the Debtors declare the Plan effective.  Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable thereafter.

52.“Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

53.“ERISA” means the Employee Retirement Income Security Act of 1974, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

54.“Estate” means, as to each Debtor, the estate created on the Petition Date for the Debtor in its Chapter 11 Case pursuant to sections 301 and 541 of the Bankruptcy Code and all property (as defined in section 541 of the Bankruptcy Code) acquired by the Debtor after the Petition Date through and including the Effective Date.

55.“Excess Cash” means all Cash on the Company’s consolidated balance sheet as of the Measurement Date (inclusive of Cash posted to collateralize letters of credit) minus (a) all fees and expenses expected to be paid by the Debtors to any professional for services rendered on or prior to the Effective Date and (b) $36,000,000 in Cash paid into the General Unsecured Recovery Cash Pool Account; provided that the amount of Excess Cash shall be reduced to the extent necessary so that both (x) Cash (inclusive of Cash posted to collateralize letters of credit) on the Measurement Date exceeds or is equal to Minimum

Cash at Emergence and (y) Liquidity on the Measurement Date exceeds or is equal to Minimum Liquidity at Emergence.  For the avoidance of doubt, Liquidity on the Measurement Date shall include Liquidity reasonably expected to be available under the Exit Facility, even if such size and terms have not been finalized as of the date that is ten (10) Business Days prior to the Effective Date.

56. “Exculpated Party” means, collectively, and in each case in its capacity as such:  (a) each of the Debtors; (b) each of the Reorganized Debtors; (c) each of the Consenting Stakeholders; (d) the Prepetition Credit Agreement Agents; (e) the Term Loan Lenders; (f) the Revolving Credit Facility Lenders; (g) the L/C Agent; (h) the L/C Facility Lender; (i) the Securitization Parties; (j) the Committee; (k) each member of the Committee in its capacity as such; (l) each current and former predecessor, successor, Affiliate (regardless of whether such interests are held directly or indirectly), subsidiary, direct and indirect equityholder, fund, portfolio company, and management company of each Entity in clauses (a) through (k); and (m) each Related Party of each Entity in clauses (a) through (l); provided that no current or former Holder of Covia Interests, each in their capacity as such, is an Exculpated Party unless such Holder is also a current director, officer or employee of a Debtor or an Affiliate of a Debtor.

57.“Executory Contract” means a contract to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

58.“Exit Facility” means the financing to be provided to the Reorganized Debtors on the Effective Date, in the principal amount of at least $100 million, in accordance with the Exit Facility Credit Agreement.

59.“Exit Facility Agent” means the administrative agent under the Exit Facility Credit Agreement, and any successors thereto in such capacity.

60.“Exit Facility Arranger” means the financial institution(s), if any, arranging, acting as lead arranger and/or bookrunners for the Exit Facility.

61.“Exit Facility Collateral” means all of the real, personal, and mixed property identified in the Exit Facility Documents as “Collateral” (or any variation of such term).

62.“Exit Facility Credit Agreement” means the credit agreement governing the Exit Facility, the form of which shall be included in the Plan Supplement.

63.“Exit Facility Documents” means, collectively, the Exit Facility Credit Agreement and all other agreements, documents, and instruments related thereto and any other documentation necessary to effectuate the incurrence of the Exit Facility, including any guarantee agreements, pledge and collateral agreements, notes, UCC financing statements or other perfection documents, intercreditor agreements, subordination agreements, fee letters, and other security documents or instruments executed in connection with the Exit Facility.

64.“Exit Facility Lenders” means each of the lenders under the Exit Facility Credit Agreement, solely in their capacity as such.

65.“Federal Judgment Rate” means the federal judgment interest rate in effect as of the Petition Date calculated as set forth in section 1961 of the Judicial Code.

66.“File,” “Filed,” or “Filing” means file, filed, or filing in the Chapter 11 Cases with the Bankruptcy Court or its authorized designee, or, with respect to the filing of a Proof of Claim, the Claims, Noticing, and Solicitation Agent.

67.“Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

68.“Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal, petition for certiorari, or move for a new trial, reargument, reconsideration, or rehearing has expired and no appeal, petition for certiorari, or motion for a new trial, reargument, reconsideration, or rehearing has been timely taken or filed, or as to which any appeal that has been or may be taken or any petition for certiorari or any motion for a new trial, reargument, reconsideration, or rehearing that has been or may be made or filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the motion for a new trial, reargument, reconsideration, or rehearing shall have been denied, resulted in no modification of such order (if any such motion has been or may be granted), or have otherwise been dismissed with prejudice; provided that the possibility that a motion under rule 60 of the Federal Rules of Civil Procedure or any comparable Bankruptcy Rule may be filed relating to such order or judgment shall not cause such order or judgment to not be a Final Order.

69.“Financing Claims Equity Pool” means 100% of the New Common Equity, subject to dilution from the Management Incentive Plan.

70.“General Unsecured Claim” means any Claim against a Debtor that is not Secured and is not:  (a) an Administrative Claim; (b) a Professional Fee Claim; (c) a Priority Tax Claim; (d) a Term Loan Claim and/or any unsecured portion of a Term Loan Claim; (e) a Swap Agreements Claim and/or any unsecured portion of a Swap Agreements Claim; (f) an L/C Facility Claim; (g) an Other Priority Claim; (h) an Intercompany Claim; or (i) a Section 510(b) Claim.

71.“General Unsecured Recovery Cash Pool” means Cash in the aggregate amount of $39,750,000, which amount consists of (a) $36,000,000 in Cash from the Debtors’ Estates and (b) the Settlement Payment.

72.“General Unsecured Recovery Cash Pool Account” means a segregated account to be funded with Cash in an amount equal to and from the sources identified in the General Unsecured Recovery Cash Pool on or prior to the Effective Date in accordance with Article IV.F.

73.“Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

74.“Holder” means an Entity holding a Claim against or an Interest in any Debtor, as applicable.

75.“Impaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

76.“Indemnification Provisions” means the provisions in place immediately before or as of the Effective Date, whether in a Debtor’s bylaws, certificates of incorporation, limited liability company agreement, partnership agreement, management agreement, other formation or organizational document, board resolution, indemnification agreement, contract, or otherwise providing the basis for any obligation of a Debtor as of the Effective Date to indemnify, defend, reimburse, or limit the liability of, or to advance fees and expenses to, any of the Debtors’ current and former directors, managers, officers, members, employees, attorneys, accountants, investment bankers, and other professionals, and each such Entity’s respective Affiliates, as applicable.

77.“Insider” has the meaning set forth in section 101(31) of the Bankruptcy Code.

78.“Insurance Policies” means all insurance policies that have been issued at any time to or provide coverage, benefits or proceeds to any of the Debtors (or their predecessors), including D&O Liability Insurance Policies, and all agreements, documents, or instruments relating thereto.

79.“Insurer” means any company or other Entity that issued an Insurance Policy, any third party administrator of or for any Insurance Policy or self-insured claims, and any respective predecessors, successors and/or affiliates of any of the foregoing.

80.“Intercompany Claim” means any Claim against a Debtor that is held by another Debtor or a direct or indirect subsidiary of a Debtor.

81.“Intercompany Interest” means any Interest in a Debtor that is held by another Debtor or a direct or indirect subsidiary of a Debtor.

82.“Interest” means any equity security as such term is defined in section 101(16) of the Bankruptcy Code, including all issued, unissued, authorized, or outstanding shares of capital stock and any other common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profit interests of an Entity, including all options, warrants, rights, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable, or exchangeable securities, or other agreements, arrangements, or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in an Entity whether or not arising under or in connection with any employment agreement and whether or not certificated, transferable, preferred, common, voting, or denominated “stock” or a similar security.

83.“Interim Compensation Order” means the Order (A) Establishing Procedures for Interim Compensation and Reimbursement of Expenses for Professionals and (B) Granting Related Relief [Docket No. 305] (as amended, modified, or supplemented from time to time in accordance with the terms thereof).

84.“IRS” means the Internal Revenue Service.

85.“Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001 and the rules and regulations promulgated thereunder, as applicable to the Chapter 11 Cases.

86.“L/C Facility” means the letter of credit facility provided for under the L/C Facility Documents.

87.“L/C Facility Agreements” means, collectively, the agreements governing the L/C Facility, such agreements attached to the L/C Order as Annex 1 and Annex 2 thereto.

88.“L/C Facility Claim” means any Claim against a Debtor arising under, derived from, secured by, based on, or related to the L/C Facility Documents, including, but not limited to, any and all principal amounts outstanding, fees, expenses, costs, other charges and accrued but unpaid interest arising under the L/C Facility Agreement.

89.“L/C Facility Documents” means the L/C Facility Agreement and all other agreements, documents, instruments, and amendments related thereto, including the L/C Order and any guaranty agreements, pledge and collateral agreements, UCC financing statements or other perfection documents, intercreditor agreements, subordination agreements, fee letters, and other security agreements.

90.“L/C Facility Lender” means PNC Bank, National Association, and any successors thereto, solely in its capacity as the issuer of any letters of credit outstanding under the L/C Facility.

91.“L/C Order” means the Final Order (I) Authorizing Debtors to (A) Terminate the Securitization Facility, (B) Cash Collateralize Existing Letters of Credit Under the Securitization Facility, (C) Enter into Agreements Governing the Existing Letters of Credit and Providing for Future Potential Availability of Additional Letters of Credit, (D) Cash Collateralize Additional Letters of Credit and (II) Granting Related Relief [Docket No. 405].

92.“Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

93.“Liquidity” means the aggregate of:  (a) total available Cash (inclusive of Cash posted to collateralize letters of credit) on the Company’s consolidated balance sheet as of the Measurement Date; and (b) solely as it related to the Exit Facility, the lesser of (i) the total borrowing base or (ii) the total commitment amount under the Exit Facility to be measured on the date that is ten (10) Business Days prior to the Effective Date, in each of the foregoing clauses (i) and (ii) less the face value of any letters of credit outstanding as of the Measurement Date.

94.“Management Incentive Plan” means a post-Effective Date management incentive plan for certain participating employees of the Reorganized Debtors and their Affiliates, to be established and implemented in accordance with Article IV.S of the Plan and in form and substance reasonably acceptable to the Required Consenting Stakeholders, which shall provide for the terms and conditions under which the MIP Pool may be allocated and distributed to certain participating employees of the Reorganized Debtors and Affiliates.

95.“Measurement Date” means the date of the last available month-end balance sheet information as of the date that is ten (10) business days prior to the Effective Date.

96.“Minimum Cash at Emergence” means $55,000,000, which amount will be (i) increased or decreased by the Net Working Capital Adjustment and (ii) increased by the CARES Act Tax Refund Adjustment.

97.“Minimum Liquidity at Emergence” means $155,000,000, which amount will be (i) increased or decreased by the Net Working Capital Adjustment and (i) increased by the CARES Act Tax Refund Adjustment.

98.“MIP Pool” means a pool of cash- and/or equity-based awards, which shall be reserved for distribution to certain participating employees of the Reorganized Debtors or their Affiliates pursuant to the Management Incentive Plan.

99.“Net Working Capital Adjustment” shall have the meaning set forth in the Restructuring Support Agreement.

100.“New Board” means the board of directors or the board of managers of Reorganized Covia.

101.“New Common Equity” means the common equity of Reorganized Covia.

102.“New Employment Agreements” means new employment agreements to be entered into between Reorganized Covia and certain members of the executive management team of Covia identified by the Required Consenting Stakeholders prior to the date the Plan Supplement is first Filed, consistent with the terms set forth in the Restructuring Term Sheet.

103.“New Organizational Documents” means the documents providing for corporate governance of the Reorganized Covia, including charters, certificates of incorporation, bylaws, operating agreements, or other organizational documents, formation documents, or shareholders’ agreements, as applicable, consistent with section 1123(a)(6) of the Bankruptcy Code (as applicable).

104.“New Term Loan” means the $825,000,000 (which amount shall be reduced by the Cash Adjustment on a dollar for dollar basis) in aggregate principal amount of new secured term loans to be issued pursuant to the Plan and the New Term Loan Documents.

105.“New Term Loan Agent” means Wilmington Savings Fund Society, FSB as administrative agent under the New Term Loan Credit Agreement, and any successors thereto in such capacity.

106.“New Term Loan Credit Agreement” means the credit agreement governing the New Term Loan the form of which shall be included in the Plan Supplement.

107.“New Term Loan Documents” means, collectively, the New Term Loan Agreement, all other agreements, documents, and instruments evidencing or securing the New Term Loan, to be delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, subordination agreements, fee letters, and other security documents), and any other documentation necessary to effectuate the incurrence of the New Term Loan.

108.“New Term Loan Lenders” means each of the lenders under the New Term Loan Credit Agreement, solely in their capacity as such.

109.“Other Priority Claims” means any Claim against a Debtor, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

110.“Other Secured Claim” means a Secured Claim against a Debtor that is not:  (a) an L/C Facility Claim; (b) a Term Loan Claim; (c) a Swap Agreements Claim; or (d) a Secured Tax Claim.

111.“Parent Unsecured Claims Cash Pool” means 95.2% of the General Unsecured Recovery Cash Pool.

112.“PBGC” means the Pension Benefit Guaranty Corporation.

113.“Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

114.“Pension Plan” means the Covia Holdings Corporation Pension Plan.

115.“Petition Date” means June 29, 2020.

116.“Plan” means this Modified First Amended Chapter 11 Plan of Reorganization of Covia Holdings Corporation and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code and all exhibits, supplements, appendices, and schedules, as may be altered, amended, supplemented, or otherwise modified from time to time in accordance with Article XI.A hereof, including the Plan Supplement (as altered, amended, supplemented, or otherwise modified from time to time), which is incorporated herein by reference and made part of the Plan as if set forth herein.

117.“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan, to be Filed by the Debtors in accordance with the Disclosure Statement

Order or such later date as may be approved by the Bankruptcy Court (as it may thereafter be amended, supplemented or otherwise modified from time to time in accordance with the terms of the Plan, the Bankruptcy Code, the Bankruptcy Rules, and applicable law) on notice to parties in interest, and additional documents Filed with the Bankruptcy Court before the Effective Date as amendments to the Plan Supplement.  The Plan Supplement shall be comprised of, among other documents, the following:  (a) the New Organizational Documents; (b) the Schedule of Assumed Executory Contracts and Unexpired Leases; (c) the Schedule of Rejected Executory Contracts and Unexpired Leases; (d) the Schedule of Retained Causes of Action; (e) if known, the identity of the members of the Reorganized Covia Board; (f) the New Term Loan Agreement; (g) the Exit Facility Agreement; (h) the Restructuring Transactions Exhibit; (i) a description of the material terms of the Management Incentive Plan; (j) the New Employment Agreements; and (k) any additional documents Filed with the Bankruptcy Court prior to the Effective Date as amendments to the Plan Supplement.

118.“Prepetition Credit Agreement” means that certain Credit and Guaranty Agreement, dated as of June 1, 2018, among Covia, as borrower; certain subsidiaries of Covia, as Guarantors; the Term Loan Lenders; Barclays Bank PLC and BNP Paribas Securities Corp., as joint lead arrangers and joint bookrunners; the Term Loan Agents, as administrative agent and collateral agent; and ABN Amro Capital USA LLC, HSBC Bank USA, National Association, KBC Bank N.V. and PNC Bank, National Association, as co-syndication agents; Keybank National Association and Wells Fargo Bank, N.A., as co-documentation agents; and Citizens Bank, N.A., as managing agent, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

119.“Prepetition Credit Agreement Agents” means the Term Loan Agents, the Revolving Credit Facility Agent, and any arranger, bookrunner, collateral agent, syndication agent, documentation agent, managing agent, or similar Entity under the Prepetition Credit Agreement, including any successors thereto.

120.“Prepetition Credit Agreement Documents” means, collectively, the Prepetition Credit Agreement and any other Loan Document (as defined in the Prepetition Credit Agreement).

121.“Priority Tax Claim” means any Claim of a Governmental Unit against a Debtor of the kind specified in section 507(a)(8) of the Bankruptcy Code.

122.“Pro Rata” means the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class.

123.“Professional” means an Entity:  (a) employed in the Chapter 11 Cases pursuant to an order of the Bankruptcy Court in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered and expenses incurred pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code; or (b) for which compensation and reimbursement has been Allowed by Final Order of the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

124.“Professional Fee Claim” means any Administrative Claim by a Professional for compensation for services rendered or reimbursement of expenses incurred by such Professional through and including the Effective Date to the extent such fees and expenses have not been paid pursuant to an order of the Bankruptcy Court.  To the extent the Bankruptcy Court denies or reduces by a Final Order any amount of a Professional’s requested fees and expenses, then the amount by which such fees or expenses are reduced or denied shall reduce the applicable Professional Fee Claim.

125.“Professional Fee Escrow Account” means an escrow account funded by the Debtors with Cash as soon as is reasonably practicable after the Confirmation Date and no later than the Effective Date in an amount equal to the Professional Fee Escrow Amount.

126.“Professional Fee Escrow Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses the Professionals have incurred or will incur in rendering services in connection with the Chapter 11 Cases prior to and as of the Confirmation Date, which shall be estimated pursuant to the method set forth in Article II.B of the Plan.

127.“Proof of Claim” means a written proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

128.“Proof of Interest” means a written proof of Interest Filed against any of the Debtors in the Chapter 11 Cases.

129.“Reinstate,” “Reinstated,” or “Reinstatement” means, with respect to Claims and Interests, that the Claim or Interest shall be rendered unimpaired in accordance with section 1124 of the Bankruptcy Code.

130.“Related Party” means, each of, and in each case in its capacity as such, current and former directors, managers, officers, equityholders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, predecessors, participants, successors, assigns, subsidiaries, Affiliates, managed accounts or funds, partners, limited partners, general partners, principals, members, management companies, fund advisors, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals.

131.“Released Parties” means, collectively, and in each case in its capacity as such:  (a) each of the Debtors; (b) each of the Reorganized Debtors; (c) the L/C Agent; (d) the L/C Facility Lender; (e) each Holder of a Term Loan Claim; (f) each Holder of a Swap Agreements Claim; (g) each Consenting Stakeholder; (h) each of the Prepetition Credit Agreement Agents; (i) the Committee; (j) each member of the Committee in its capacity as such; (k) each Revolving Credit Facility Lender; (l) the New Term Loan Agent; (m) each New Term Loan Lender; (n) each of the Securitization Parties; (o) each Exit Facility Agent; (p) each Exit Facility Lender; (q) with respect to each of the foregoing entities in clauses (a) through (p), such Entity and its current and former Affiliates; and (r) each Related Party of each Entity in clause (a) through (q); provided that any Holder of a Claim against or Interest in the Debtors that is not a Releasing Party that (x) validly opts out of the releases contained in the Plan or (y) files an objection to the releases contained in the Plan shall not be a “Released Party.”

132.“Releasing Parties” means, collectively, and in each case in its capacity as such:  (a) each of the Debtors; (b) each of the Reorganized Debtors; (c) each Holder of a L/C Facility Claim; (d) each Holder of a Term Loan Claim; (e) each Holder of a Swap Agreements Claim; (f) each Consenting Stakeholder; (g) each of the Prepetition Credit Agreement Agents; (h) the Committee; (i) each member of the Committee in its capacity as such; (j) each Revolving Credit Facility Lender; (k) the New Term Loan Agent; (l) each New Term Loan Lender; (m) each Exit Facility Agent; (n) each Exit Facility Lender; (o) each Holder of Claims or Interests who (i) votes in favor of the Plan or (ii) abstains from voting, are not entitled to vote, or vote to reject the Plan, and in each of subclauses (i) and (ii), does do not opt out of the Third Party Release on a timely submitted Ballot or opt out form; (p) with respect to each of the foregoing entities in clauses (a) through (o), such Entity and its current and former Affiliates; and (q) each Related Party of each Debtor, each Reorganized Debtor, and each Entity in clause (a) through (p); provided that any Holder of a Claim or Interest that (x) validly opts out of the releases contained in the Plan or (y) files an objection to the releases contained in the Plan shall not be a  “Releasing Party”; provided further that for the avoidance of doubt, no Holder of a Claim that is party to or has otherwise signed the Restructuring Support Agreement may opt out of the releases.

133.“Reorganized Covia” means Covia, as reorganized pursuant to and under the Plan or any successor thereto, as set forth in the Plan and the New Organizational Documents.

134.“Reorganized Debtors” means a Debtor, or any successor or assign thereto, by merger, consolidation, amalgamation, arrangement, continuance, restructuring, conversion, spinoff, or otherwise, on and after the Effective Date.

135.“Required Consenting Stakeholders” has the meaning set forth in the Restructuring Support Agreement.

136.“Restructuring Support Agreement” means that certain Amended and Restated Restructuring Support Agreement and all exhibits and attachments thereto (including the Restructuring Term Sheet), made and entered into as of June 29, 2020, by and among the Debtors and the Consenting Stakeholders (as defined therein), as such may be amended, supplemented, or modified from time to time in accordance with its terms, together with all term sheets, exhibits, annexes, or other documents related thereto.

137.“Restructuring Term Sheet” means the Restructuring Term Sheet attached as Exhibit A to the Restructuring Support Agreement.

138.“Restructuring Transactions” means those intercompany mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dispositions, dissolutions, transfers, liquidations, spinoffs, intercompany sales, purchases, or other corporate transactions that the Debtors reasonably determine to be necessary to implement the Plan.

139.“Restructuring Transactions Exhibit” means an exhibit that sets forth the steps to be carried out to effectuate the Restructuring Transactions.

140.“Revolving Credit Facility” means the $200,000,000 revolving credit facility previously provided pursuant to the Prepetition Credit Agreement Documents, which was terminated as of December 31, 2019.

141.“Revolving Credit Facility Agent” means Barclays Bank PLC as the administrative agent under the Revolving Credit Facility, and any successors thereto in such capacity.

142.“Revolving Credit Facility Lenders” means each of the lenders under the Revolving Credit Facility, solely in their capacity as such.

143.“Securitization Facility” shall have the meaning set forth in the L/C Order.

144.“Securitization Documents” shall have the meaning set forth in the L/C Order.

145.“Securitization Parties” means, collectively, (a) PNC Bank, N.A. as the administrative agent, (b) the lenders party to the receivables financing agreement governing the Securitization Facility from time to time party thereto, (c) PNC Bank, N.A. as the letter of credit bank, and (d) PNC Capital Markets LLC as the structuring agent under the Securitization Facility.

146.“Schedule of Assumed Executory Contracts and Unexpired Leases” means the list, as determined by the Debtors or the Reorganized Debtors, as applicable, of certain Executory Contracts and Unexpired Leases to be assumed by the Reorganized Debtors pursuant to the Plan, as the same may be amended, modified, or supplemented from time to time by the Debtors or Reorganized Debtors, as applicable, in accordance with the Plan, which list shall be included in the Plan Supplement.

147.“Schedule of Rejected Executory Contracts and Unexpired Leases” means the list, as determined by the Debtors or the Reorganized Debtors, as applicable, of certain Executory Contracts and Unexpired Leases to be rejected by the Reorganized Debtors pursuant to the Plan, as the same may be amended, modified, or supplemented from time by the Debtors or Reorganized Debtors, as applicable, in accordance with the Plan, which list shall be included in the Plan Supplement.

148.“Schedule of Retained Causes of Action” means the schedule of certain Causes of Action of the Debtors that are not released, waived, or transferred pursuant to the Plan, as the same may be amended, modified, or supplemented from time to time by the Debtors, which shall be included in the Plan Supplement, provided that such schedule shall not include any Causes of Action against any Released Party, and any such inclusion will be deemed void ab initio.

149.“Schedules” means, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases, and statements of financial affairs Filed by each of the Debtors pursuant to section 521 of the Bankruptcy Code, as such schedules and statements may have been or may be amended, modified, or supplemented from time to time.

150.“SEC” means the United States Securities and Exchange Commission.

151.“Section 510(b) Claim” means any Claim against a Debtor subject to subordination under section 510(b) of the Bankruptcy Code.

152.“Secured” means, when referring to a Claim:  (a) secured by a Lien on property in which the applicable Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Final Order of the Bankruptcy Court, or that is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined in accordance with section 506(a) of the Bankruptcy Code; or (b) Allowed pursuant to the Plan as a Secured Claim.

153.“Secured Tax Claim” means any Secured Claim against a Debtor that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

154.“Securities Act” means the U.S. Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

155.“Security” has the meaning set forth in section 2(a)(1) of the Securities Act.

156.“Settlement Payment” has the meaning set forth in the Sibelco Settlement Motion.

157.“Severance Obligations” means the severance obligations of Covia or Reorganized Covia, as applicable, with respect to certain members of the executive management team of Covia, both prior to and following the Effective Date, consistent with the terms set forth in the Restructuring Term Sheet.

158.“Sibelco” means SCR-Sibelco NV.

159.“Sibelco Definitive Documentation” means definitive documentation with respect to several continuing business relationships as described more fully in the Sibelco Term Sheet.

160.“Sibelco Settlement Motion” means the Debtors’ Emergency Motion for Entry of an Order (I) Approving the Settlement with SCR-Sibelco NV, (II) Authorizing the Debtors’ Performance of Obligations Thereunder, and (III) Granting Related Relief [Docket Nos. 816, 840 (as amended)].

161.“Sibelco Term Sheet” means the term sheet between Covia and Sibelco attached as Exhibit A to the Sibelco Settlement Motion.

162.“Swap Agreements Claim” means any Claim against a Debtor arising under, derived from, secured by, based on, or related to the Swap Agreements, including, but not limited to, any and all principal amounts outstanding, fees, expenses, costs, other charges and accrued but unpaid interest arising under the Swap Agreements.

163.“Swap Agreements” means (a) that certain ISDA 2002 Master Agreement, dated as of May 30, 2018, by and among BNP Paribas and Covia, as successor in interest to Unimin Corporation and (b) that certain ISDA Master Agreement, dated as of June 28, 2018, by and among Barclays Bank PLC and Covia.

164. “Tax Code” means the United States Internal Revenue Code of 1986, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

165.“TechniSand” means TechniSand, Inc.

166.“TechniSand Unsecured Claims Cash Pool” means 4.8% of the General Unsecured Recovery Cash Pool.

167.“Term Loan Agent Fees and Expenses” means, collectively, all of the reasonable and documented fees and expenses of the Term Loan Agents incurred in connection with the Restructuring Transactions, including the reasonable and documented fees and disbursements of counsel to the Term Loan Agents, (a) in accordance with the pursuant to the terms and conditions of the Term Loan Documents, terms of its applicable engagement letter (if any) or other contractual arrangements with the Company Parties, the Restructuring Support Agreement, and the Plan; and (b) without any requirement for the filing of retention applications or any interim or final fee applications in the Chapter 11 Cases, with any balance(s), including estimates of fees and expenses to be incurred through the Effective Date, paid in full in Cash on the Effective Date.

168.“Term Loan Agents” means Wilmington Savings Fund Society, FSB as the administrative agent and collateral agent under the Term Loan Facility, and any predecessors or successors thereto in such capacity, including Barclays Bank PLC, as predecessor administrative agent and collateral agent.

169.“Term Loan Claim” means any Claim against a Debtor arising under, derived from, secured by, based on, or related to the Term Loan Facility, the Revolving Credit Facility, and the Prepetition Credit Agreement Documents and all Obligations (as defined in the Prepetition Credit Agreement), including, but not limited to, any and all principal amounts outstanding, fees, expenses, costs, other charges and accrued but unpaid interest arising under the Prepetition Credit Agreement, and the Adequate Protection Superpriority Claims.

170.“Term Loan Facility” means the term loan facility provided pursuant to the Prepetition Credit Agreement Documents.

171.“Term Loan Lenders” means each of the lenders under the Term Loan Facility, solely in their capacity as such.

172.“Third Party Release” means the release provided by the Releasing Parties in favor of the Released Parties as set forth in Article VIII.C of the Plan.

173.“U.S. Trustee” means the United States Trustee for the Southern District of Texas.

174.“Unclaimed Distribution” means any distribution under the Plan on account of an Allowed Claim or Allowed Interest to a Holder that has not:  (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Reorganized Debtors of an intent to accept a particular distribution; (c) responded to the Debtors’ or Reorganized Debtors’ requests for information necessary to facilitate a particular distribution; or (d) taken any other action necessary to facilitate such distribution.

175.“Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 or section 1123 of the Bankruptcy Code.

176.“Unimpaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

177.“Voting Deadline” means November 27, 2020 at 11:59 p.m. prevailing Central Time, or such later date and time as agreed to by the Debtors and the Requisite Consenting Stakeholders.

B.Rules of Interpretation

For purposes of the Plan:  (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed, or to be Filed, shall mean that document, schedule, or exhibit, as it may thereafter have been or may thereafter be validly amended, amended and restated, supplemented, or otherwise modified; (4) unless otherwise specified, any reference to an Entity as a Holder of a Claim or Interest or Consenting Stakeholder includes that Entity’s authorized successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to any particular portion of the Plan; (8) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (9) unless otherwise specified, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (10) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (11) references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (12); unless otherwise specified, all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, to the extent applicable to the Chapter 11 Cases; (13) any effectuating provisions may be interpreted by the Debtors or the  Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; (14) any references herein to the Effective Date shall mean the Effective Date or as soon as reasonably practicable thereafter; and (15) all references herein to consent, acceptance, or approval shall (unless otherwise specified) be deemed to include the requirement that such consent, acceptance, or approval be evidenced by a writing, which (unless otherwise specified) may be conveyed by counsel for the respective parties that have such consent, acceptance, or approval rights, including by electronic mail.

C.Computation of Time

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.  If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

D.Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, documents, instruments, or contracts, in which case the governing law of such agreement shall control); provided that corporate, limited liability company, or partnership governance matters relating to the Debtors or the Reorganized Debtors, as applicable, shall be governed by the laws of the jurisdiction of incorporation or formation of the relevant Debtor or Reorganized Debtor, as applicable.

E.Reference to Monetary Figures

All references in the Plan to monetary figures refer to currency of the United States of America, unless otherwise expressly provided.

F.Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.Consenting Stakeholder Consent Right

Notwithstanding anything herein to the contrary, any and all consent rights of the parties to the Restructuring Support Agreement set forth in the Restructuring Support Agreement with respect to the form and substance of the Plan, all exhibits to the Plan, the Plan Supplement, the New Employment Agreements, and all other Definitive Documents, including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Article I) as if stated in full herein.  Failure to reference the rights referred to in the immediately preceding paragraph as such rights related to any document referenced in the Restructuring Support Agreement shall not impair such rights and obligations.

Article II.

Administrative and Priority Claims

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, L/C Facility Claims, Ad Hoc Term Lender Group Fees and Expenses, Term Loan Agent Fees and Expenses, and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims and Interests set forth in Article III of the Plan.

A.Administrative Claims

Except as otherwise specifically provided in the Plan, and except to the extent that a Holder of an Allowed Administrative Claim agrees to a less favorable treatment with respect to such Holder, to the extent an Allowed Administrative Claim has not already been paid in full or otherwise satisfied during the Chapter 11 Cases, each Holder of an Allowed Administrative Claim (other than Holders of Professional Fee Claims and L/C Facility Claims) will receive in full and final satisfaction, compromise, settlement, release, and discharge of, and in exchange for, such Administrative Claim, an amount of Cash equal to the amount of the unpaid or unsatisfied portion of such Allowed Administrative Claim in accordance with the following:  (1) if such Administrative Claim is Allowed on or prior to the Effective Date, no later than 30 days after the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than 30 days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, in accordance with the terms and conditions of the particular transaction or course of business giving rise to such Allowed Administrative Claim, without any further action by the Holder of such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by the Holder of such Allowed Administrative Claim and the Debtors or the Reorganized Debtors, as applicable; or (5) at such time and upon such terms as set forth in a Final Order of the Bankruptcy Court.  For the avoidance of doubt, the Ad Hoc Term Lender Group Fees and Expenses and Term Loan Agent Fees and Expenses shall be Allowed Administrative Claims payable on the Effective Date; provided that notwithstanding anything to the contrary in this Article II.A, Adequate Protection Superpriority Claims are deemed waived upon occurrence of the Effective Date and shall not be entitled to any distributions under the Plan.

Except as otherwise provided in this Article II.A, and except for Professional Fee Claims, L/C Facility Claims, and claims for the Ad Hoc Term Lender Group Fees and Expenses and Term Loan Agent Fees and Expenses, and unless previously Filed, requests for payment of Administrative Claims (other than Administrative Claims arising under section 503(b)(9) of the Bankruptcy Code, Ad Hoc Term Lender Group Fees and Expenses and Term Loan Agent Fees and Expenses) must be Filed and served on the Reorganized Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the Administrative Claims Bar Date.  Holders of Administrative Claims that are required to, but do not, File and serve a request for payment of such Administrative Claims by the Administrative Claims Bar Date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors, the Reorganized Debtors, or their property, and such Administrative Claims shall be deemed discharged as of the Effective Date without the need for any objection from the Reorganized Debtors or any notice to or action, order, or approval of the Bankruptcy Court or any other Entity.  Notwithstanding the foregoing, no request for payment of an Administrative Claim need be Filed with respect to an Administrative Claim previously Allowed by Final Order of the Bankruptcy Court.

B.Professional Fee Claims

1.Final Fee Applications and Payment of Professional Fee Claims

All final requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be Filed no later than 60 days after the Effective Date.  The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules, and prior Bankruptcy Court orders.  The Reorganized Debtors shall pay Professional Fee Claims owing to the Professionals in Cash to such Professionals in the amount the Bankruptcy Court Allows, including from funds held in the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed by entry of an order of the Bankruptcy Court; provided that the Debtors’ and the Reorganized Debtors’ obligations to pay Allowed Professional Fee Claims shall not be limited or deemed limited to funds held in the Professional Fee Escrow Account.

2.Professional Fee Escrow Account

As soon as is reasonably practicable after the Confirmation Date and no later than the Effective Date, the Reorganized Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Escrow Amount.  The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals and for no other Entities until all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court.  No Liens, claims, or interests shall encumber the Professional Fee Escrow Account or Cash held in the Professional Fee Escrow Account in any way.  No funds held in the Professional Fee Escrow Account shall be property of the Estates of the Debtors or the Reorganized Debtors.  When all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court, any remaining funds held in the Professional Fee Escrow Account shall be turned over to the Reorganized Debtors without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

3.Professional Fee Escrow Amount

The Professionals shall deliver to the Debtors a reasonable and good‑faith estimate of their unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Confirmation Date projected to be outstanding as of the anticipated Effective Date, and shall deliver such estimate no later than five (5) Business Days prior to the anticipated Effective Date.  For the avoidance of doubt, no such estimate shall be considered or deemed an admission or limitation with respect to the amount of the fees and expenses that are the subject of a Professional’s final request for payment of Professional Fee Claims Filed with the Bankruptcy Court, and such Professionals are not bound to any extent by the estimates.  If a Professional does not provide an estimate, the Debtors may estimate the unpaid and unbilled fees and expenses of such Professional.  The total aggregate amount so estimated to be outstanding as of the anticipated Effective Date shall be utilized by the Debtors to determine the amount to be funded to the Professional Fee Escrow Account; provided that the Reorganized Debtors shall use Cash on hand to increase the amount of the Professional Fee Escrow Account to the extent fee applications are Filed after the Effective Date in excess of the amount held in the Professional Fee Escrow Account based on such estimates.

4.Post‑Confirmation Fees and Expenses

Except as otherwise specifically provided in the Plan, for any fees and expenses incurred from and after the Confirmation Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Debtors, the Reorganized Debtors, or the Committee.  For any fees and expenses incurred from and after the Confirmation Date, the Debtors and Reorganized Debtors, as applicable, shall pay, within ten Business Days after submission of a detailed invoice to the Debtors or Reorganized Debtors, as applicable, such reasonable claims for compensation or reimbursement of expenses incurred by the Professionals of the Debtors, Reorganized Debtors, and the Committee, as applicable.  If the Debtors or Reorganized Debtors, as applicable, dispute the reasonableness of any such invoice, the Debtors or Reorganized Debtors, as applicable, or the affected Professional may submit such dispute to the Bankruptcy Court for a determination of the reasonableness of any such invoice, and the disputed portion of such invoice shall not be paid until the dispute is resolved.  From and after the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code or the Interim Compensation Order in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

C.L/C Facility Claims

The L/C Facility Claims shall be Allowed as of the Effective Date in an amount equal to (a) the face amount of all letters of credit outstanding under the L/C Facility on such date, (b) all interest accrued and unpaid thereon to the date of payment and (c) any and all accrued and unpaid fees, expenses and indemnification or other obligations of any kind payable under the L/C Facility.

Except to the extent that a Holder of an Allowed L/C Facility Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of, and in exchange for, each Allowed L/C Facility Claim, on the Effective Date, each Holder of an Allowed L/C Facility Claim shall, receive either:  (a) to the extent clause (b) below does not apply, reinstatement of such L/C Facility Claim, and all liens and security interests on the Cash Collateral Account (as defined in the L/C Order) granted under the L/C Order to secure the obligations arising under the L/C Facility shall continue to remain in effect and be deemed granted to secure the obligations arising under the Exit Facility Documents (or shall have its applicable Letters of Credit cancelled and replaced by a replacement letter of credit as soon as reasonably practicable following the Effective Date), or (b)  conversion of such Allowed L/C Facility Claims into Converted L/C Facility Claims, and the letters of credit with respect to such Converted L/C Facility Claims shall upon such conversion become outstanding letters of credit under the Exit Facility and the issuers thereof shall be secured parties under the Exit Facility.  If the Allowed L/C Facility Claims become Converted L/C Facility Claims, contemporaneously with such conversion, then such Converted L/C Facility Claims shall have the benefit of all liens and claims granted under the Exit Facility Documents and the L/C Collateral (as defined in the L/C Order) shall be released.

Notwithstanding anything to the contrary in the Plan or the Confirmation Order, requests for payment and expenses of professionals compensated pursuant to the L/C Order are not required to be Filed and served other than in compliance with the procedures set forth in the L/C Order.

D.Ad Hoc Term Lender Group Fees and Expenses and Term Loan Agent Fees and Expenses

The Ad Hoc Term Lender Group Fees and Expenses and Term Loan Agent Fees and Expenses shall be Allowed Administrative Claims without the need for any application to the Bankruptcy Court.  On the Effective Date, unless otherwise agreed, the Debtors or the Reorganized Debtors, as applicable, shall pay in full in Cash all outstanding Ad Hoc Term Lender Group Fees and Expenses and Term Loan Agent Fees and Expenses not previously paid without the need for any application or notice to or approval by the Bankruptcy Court.  Ad Hoc Term Lender Group Fees and Expenses and Term Loan Agent Fees and Expenses invoiced after the Effective Date, but covering the period prior to or on the Effective Date, shall be paid by the applicable Reorganized Debtors following receipt of invoices therefor.  In addition, the Debtors and the Reorganized Debtors (as applicable) shall continue to pay post-Effective Date, when due and payable in the ordinary course, Ad Hoc Term Lender Group Fees and Expenses and Term Loan Agent Fees and Expenses related to implementation, consummation and defense of the Plan, the Plan Supplement, and the Restructuring Transactions.

E.Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of, and in exchange for, each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

Article III.

Classification, Treatment,
and Voting of Claims and Interests

A.Classification of Claims and Interests

Except for the Claims addressed in Article II of the Plan, all Claims against and Interests in the Debtors are classified in the Classes set forth in this Article III for all purposes, including voting, Confirmation, and distributions pursuant to the Plan and in accordance with section 1122 and 1123(a)(1) of the Bankruptcy Code.  A Claim or an Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes.  A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

B.Summary of Classification

A summary of the classification of Claims against and Interests in each Debtor pursuant to the Plan is summarized in the following chart.  The Plan constitutes a separate chapter 11 plan for each of the Debtors, and accordingly, the classification of Claims and Interests set forth below apply separately to each of the Debtors.  Unless otherwise indicated, except to the extent that the Debtors and a Holder of such Allowed Claim or Interest, as applicable, agree to a less favorable treatment, each Holder of an Allowed Claim or Interest, as applicable, shall receive such treatment on the Effective Date (or, if payment is not then due, in accordance with its terms in the ordinary course of business) or as soon as reasonably practicable thereafter.  All of the potential Classes for the Debtors are set forth herein.  Certain of the Debtors may not have Holders of Claims or Interests in a particular Class or Classes, and such Claims or Interests shall be treated as set forth in Article III.E hereof.  Voting tabulations for recording acceptances or rejections of the Plan shall be conducted on a Debtor-by-Debtor basis as set forth above.29

[2]	The Debtors reserve the right to separately classify Claims or Interests to the extent necessary to comply with any requirements under the Bankruptcy Code or applicable law.

Class	Claim or Interest	Status	Voting Rights
1	Secured Tax Claims	Unimpaired	Presumed to Accept
2	Other Secured Claims	Unimpaired	Presumed to Accept
3	Other Priority Claims	Unimpaired	Presumed to Accept
4	Term/Swap Claims	Impaired	Entitled to Vote
5A	Parent General Unsecured Claims	Impaired	Entitled to Vote
5B	TechniSand General Unsecured Claims	Impaired	Entitled to Vote
5C	Other General Unsecured Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
6	Intercompany Claims	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)
7	Intercompany Interests	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)
8	Covia Interests	Impaired	Not Entitled to Vote (Deemed to Reject)
9	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

C.Treatment of Classes of Claims and Interests

Subject to Article VI hereof, each Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, compromise, settlement, release, and discharge of, and in exchange for, such Holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Debtors or Reorganized Debtors, as applicable, and the Holder of such Allowed Claim or Allowed Interest, as applicable.

1.Class 1 — Secured Tax Claims

(a)	Classification: Class 1 consists of all Secured Tax Claims.
(b)	Treatment: Each Holder of an Allowed Secured Tax Claim shall receive at the option of the Reorganized Debtors:
(i)	payment in full in Cash of such Holder’s Allowed Secured Tax Claim; or

(ii)

equal semiannual Cash payments commencing as of the Effective Date or as soon as reasonably practicable thereafter and continuing for five years, in an aggregate amount equal to such Allowed Secured Tax Claim, together with interest at the applicable non-default rate under applicable non-bankruptcy law, subject to the option of the applicable Reorganized Debtor to prepay the entire amount of such Allowed Secured Tax Claim during such time period.

(c)

Voting:  Class 1 is Unimpaired under the Plan.  Holders of Allowed Secured Tax Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, such Holders are not entitled to vote to accept or reject the Plan.

2.Class 2 — Other Secured Claims

(a)	Classification: Class 2 consists of all Other Secured Claims.
(b)	Treatment: Each Holder of an Allowed Other Secured Claim shall receive at the option of the Reorganized Debtors:
(i)	payment in full in Cash;
(ii)

Reinstatement of such Allowed Other Secured Claim, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the holder of such claim to demand or to receive payment prior to the stated maturity of such Allowed Other Secured Claim from and after the occurrence of default;

(iii)	delivery of the collateral securing such Allowed Other Secured Claim; or
(iv)	such other treatment rendering such Allowed Other Secured Claim Unimpaired.
(c)

Voting:  Class 2 is Unimpaired under the Plan.  Holders of Allowed Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, such Holders are not entitled to vote to accept or reject the Plan.

3.Class 3 — Other Priority Claims

(a)	Classification: Class 3 consists of all Other Priority Claims.
(b)	Treatment: Each Holder of an Allowed Other Priority Claim shall receive at the option of the Reorganized Debtors:
(i)	Cash in an amount equal to such Allowed Other Priority Claim; or
(ii)	such other treatment rendering such Allowed Other Priority Claim Unimpaired.

(c)

Voting:  Class 3 is Unimpaired under the Plan.  Holders of Allowed Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, such Holders are not entitled to vote to accept or reject the Plan.

4.Class 4 — Term/Swap Claims

(a)	Classification: Class 4 consists of all Term Loan Claims and all Swap Agreements Claims.
(b)	Allowance: The Term Loan Claims shall be Allowed Claims in the amount of $1,578,974,199.57, and the Swap Agreements Claims shall be Allowed Claims in the amount of $35,808,543.09.
(c)	Treatment: Each Holder of an Allowed Term Loan Claim or an Allowed Swap Agreements Claim, respectively, shall receive its Pro Rata share of:
(i)	the Excess Cash;
(ii)	the New Term Loan; and
(iii)	the Financing Claims Equity Pool.
(d)	Voting: Class 4 is Impaired under the Plan. Therefore, Holders of Allowed Term Loan Claims and Allowed Swap Agreements Claims are entitled to vote to accept or reject the Plan.

5.Class 5A — Parent General Unsecured Claims

(a)	Classification: Class 5A consists of all Claims against Covia that are General Unsecured Claims.
(b)

Treatment:  Each Holder of a Claim against Covia that is an Allowed General Unsecured Claim shall receive, in full and final satisfaction of such Allowed Claim, its Pro Rata share of the Parent Unsecured Claims Cash Pool.

(c)	Voting: Class 5A is Impaired under the Plan. Therefore, Holders of Allowed General Unsecured Claims are entitled to vote to accept or reject the Plan.

6.Class 5B — TechniSand General Unsecured Claims

(a)	Classification: Class 5B consists of all Claims against TechniSand that are General Unsecured Claims.
(b)

Treatment:  Each Holder of a Claim against TechniSand that is an Allowed General Unsecured Claim shall receive, in full and final satisfaction of such Allowed Claim, its Pro Rata share of the TechniSand Unsecured Claims Cash Pool.

(c)	Voting: Class 5B is Impaired under the Plan. Therefore, Holders of Allowed Claims against TechniSand that are General Unsecured Claims are entitled to vote to accept or reject the Plan.

7.Class 5C — Other General Unsecured Claims

(a)	Classification: Class 5C consists of all Claims against Debtors other than Covia, and TechniSand that are General Unsecured Claims.
(b)

Treatment:  All Other General Unsecured Claims shall be discharged, cancelled, released, and extinguished as of the Effective Date, and will be of no further force or effect, and Holders of Allowed Other General Unsecured Claims will not receive any distribution on account of such Allowed Other General Unsecured Claims.

(c)

Voting:  Class 5C is Impaired under the Plan.  Holders of Other General Unsecured Claims, if any, are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, such Holders are not entitled to vote to accept or reject the Plan.

8.Class 6 — Intercompany Claims

(d)	Classification: Class 6 consists of all Intercompany Claims.
(e)

Treatment:  All Intercompany Claims shall be, at the option of the Reorganized Debtors with the consent of the Required Consenting Stakeholders, either Reinstated or distributed, contributed, set off, settled, cancelled, released, or otherwise addressed.

(f)

Voting:  Holders of Intercompany Claims are either:  (i) Unimpaired, and such Holders of Intercompany Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code; or (ii) Impaired, and such Holders of Intercompany Claims are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, such Holders are not entitled to vote to accept or reject the Plan.

9.Class 7 — Intercompany Interests

(a)	Classification: Class 7 consists of all Intercompany Interests.
(b)

Treatment:  All Intercompany Interests shall be, at the option of the Reorganized Debtors with the consent of the Required Consenting Stakeholders, either Reinstated in accordance with Article III.G of the Plan, distributed, contributed, or cancelled, released, or otherwise addressed.

(c)

Voting:  Holders of Intercompany Interests are either:  (i) Unimpaired, and such Holders of Intercompany Interests are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code; or (ii) Impaired, and such Holders of Intercompany Interests are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, such Holders are not entitled to vote to accept or reject the Plan.

10.Class 8 — Covia Interests

(d)	Classification: Class 8 consists of all Covia Interests.

(e)	Treatment: On the Effective Date, Covia Interests will be cancelled, released, and extinguished without any distribution on account of such Covia Interests.
(f)

Voting:  Class 8 is Impaired under the Plan and Holders of Class 8 Interests are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Holders of Class 8 Interests are therefore not entitled to vote to accept or reject the Plan.

11.Class 9 — Section 510(b) Claims

(a)	Classification: Class 9 consists of all Section 510(b) Claims.
(b)	Allowance: Notwithstanding anything to the contrary herein, a Section 510(b) Claim may only become Allowed by Final Order of the Bankruptcy Court.
(c)

Treatment:  All Section 510(b) Claims, if any, shall be discharged, cancelled, released, and extinguished as of the Effective Date, and will be of no further force or effect, and Holders of Allowed Section 510(b) Claims will not receive any distribution on account of such Allowed Section 510(b) Claims.

(d)

Voting:  Class 9 is Impaired under the Plan.  Holders of Section 510(b) Claims, if any, are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, such Holders are not entitled to vote to accept or reject the Plan.

D.Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights in respect of any Unimpaired Claim, including all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.  Unless otherwise Allowed, Claims that are Unimpaired shall remain Disputed Claims under the Plan.

E.Elimination of Vacant Classes; Presumed Acceptance by Non‑Voting Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court in an amount greater than zero as of the date of the Confirmation Hearing shall be considered vacant and deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.  If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Holders of such Claims or Interests in such Class shall be presumed to have accepted the Plan.

F.Subordinated Claims

Except as expressly provided herein, the allowance, classification, and treatment of all Allowed Claims against and Allowed Interests in the Debtors and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise.  Pursuant to section 510 of the Bankruptcy Code, the Debtors and the Reorganized Debtors

reserve the right to reclassify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

G.Intercompany Interests

To the extent Reinstated under the Plan, the Intercompany Interests shall be Reinstated for the ultimate benefit of the Holders of Claims and Interests that receive New Common Equity under the Plan, and the Intercompany Interests shall receive no recovery or distribution.  For the avoidance of doubt, to the extent Reinstated pursuant to the Plan, on and after the Effective Date, all Intercompany Interests shall be owned by the same Reorganized Debtor that corresponds with the Debtor that owned such Intercompany Interests prior to the Effective Date (subject to any modifications in the Restructuring Transactions Exhibit).

H.Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code is satisfied for purposes of Confirmation by acceptance of the Plan by at least one Impaired Class of Claims or Interests.  The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests.  The Debtors reserve the right to modify the Plan in accordance with Article XI of the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

Article IV.

Provisions for Implementation of the Plan

A.General Settlement of Claims and Interests

As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests, Causes of Action, and controversies released, settled, compromised, discharged, or otherwise resolved pursuant to the Plan.  The Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests, Causes of Action, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable and in the best interests of the Debtors and their Estates.  Subject to Article VI hereof, all distributions made to holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final.

B.Restructuring Transactions

On or before the Effective Date, the applicable Debtors or Reorganized Debtors, with the consent of the Required Consenting Stakeholders, will, among other things, enter into any transaction, including those transactions set forth in the Restructuring Transactions Exhibit, and will take any action as may be necessary or advisable to effect the transactions described in the Plan, including, as applicable, the issuance, transfer, or cancellation of any assets, securities, notes, instruments, certificates, and other documents required to be issued, transferred, or cancelled pursuant to the Plan or any Restructuring Transaction.  The actions to implement the Restructuring Transactions may include:  (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation, amalgamation, arrangement, continuance, restructuring, conversion, disposition, dissolution, transfer, liquidation, spinoff, sale, or purchase containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, formation, merger, consolidation, conversion, amalgamation, arrangement, continuance, dissolution, or other organizational documents pursuant to applicable law; (4) the execution and delivery of the New Term Loan Documents, and any filing related thereto; (5) the execution and delivery of the Exit Facility Documents, and any filing related thereto; and (6) all other actions that the applicable Debtors or the Reorganized Debtors determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with the Plan.

The Confirmation Order shall and shall be deemed to, pursuant to sections 1123 and 363 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including the Restructuring Transactions.

C.Sources of Consideration for Plan Distributions

Distributions under the Plan will be funded with, or effectuated by, as applicable, (1) Cash held on the Effective Date by or for the benefit of the Debtors, (2) the issuance of the New Common Equity, (3) the issuance of the New Term Loan, and (4) the issuance of or borrowings under the Exit Facility Credit Agreement.

D.Issuance of the New Term Loan

On the Effective Date, Reorganized Covia and its applicable Affiliates will execute the New Term Loan Documents, pursuant to which Reorganized Covia (or a specified Debtor Affiliate) will issue the New Term Loan to applicable Holders of Claims in partial exchange for such Holders’ respective Claims as set forth in Article III.C hereof.  The execution of the New Term Loan Documents and the issuance of the New Term Loan is authorized without the need for any further corporate action and without the need for any further action by Holders of any relevant Claims or Interests.  The Confirmation Order shall:  (i) approve the New Term Loan and the New Term Loan Documents, all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Reorganized Debtors in connection therewith; (ii) authorize the Reorganized Debtors to enter into, execute, and perform under the New Term Loan Documents and all related documents and agreements to the extent a party thereto; and (iii) authorize the Reorganized Debtors to create or perfect the Liens in connection therewith.  All Holders of Allowed Term Loan Claims and Allowed Swap Agreements Claims entitled to distributions of the New Term Loan hereunder shall be deemed to be a party to, and bound by, the applicable New Term Loan Documents, regardless of whether such Holder has executed a signature page thereto.  On the Effective Date, all of the Liens, guarantees, and security interests to be granted in accordance with the New Term Loan Documents (1) shall be deemed to be granted, (2) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the New Term Loan Documents, (3) shall be deemed perfected on the Effective Date and (4) shall not otherwise be subject to avoidance, recharacterization or equitable subordination (whether contractual or otherwise) for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable nonbankruptcy law, and the priorities of any such Liens and security interests shall be as set forth in the relevant New Term Loan Documents, including any intercreditor agreement

Subject to the occurrence of the Effective Date, the New Term Loan Documents shall constitute legal, valid, binding and authorized obligations of Reorganized Covia and its applicable Affiliates party thereto and shall be enforceable in accordance with their respective terms.  The distribution and issuance of the New Term Loan under the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the New Term Loan Documents and other instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind upon each Entity receiving such distribution or issuance.  For the avoidance of doubt, the acceptance of the New Term Loan by any Holder of any Claim shall be deemed as such Holder’s agreement to the New Term Loan Documents, as each may be amended or modified from time to time following the Effective Date in accordance with its terms.

The Reorganized Debtors and the Holders (or the New Term Loan Agent) that are granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of entry of the Confirmation Order, and any such filings, recordings, approvals, and consents shall not be required), and the Reorganized Debtors shall thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

E.The Exit Facility

On the Effective Date, the applicable Reorganized Debtors and certain Affiliates shall enter into the Exit Facility Documents, including any documents required in connection with the creation or perfection of Liens in connection therewith.  The Confirmation Order shall include approval of the Exit Facility and the Exit Facility Documents, all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Reorganized Debtors in connection therewith, authorization of the Reorganized Debtors to enter into, execute, and perform under the Exit Facility Documents and all related documents and agreements to the extent a party thereto, and authorization for the Reorganized Debtors to create or perfect the Liens in connection therewith.

The Exit Facility Documents shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms.  The financial accommodations to be extended pursuant to the Exit Facility Documents are being extended, and shall be deemed to have been extended, in good faith, for legitimate business purposes, are reasonable, shall not, except as expressly permitted or provided therein, be subject to any Claims, Causes of Action, avoidance, reduction, recharacterization, subordination (whether contractual or otherwise), cross claim, disallowance, impairment, objection, or challenges under any applicable law or regulation by any Person for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent transfers, obligations, or conveyances, or other voidable transfers or obligations under the Bankruptcy Code or any other applicable non-bankruptcy law.

The lenders (or the agent for the lenders) under the Exit Facility shall have valid, binding, and enforceable Liens on the Exit Facility Collateral in accordance with the Exit Facility Documents, including any intercreditor agreement.  To the extent granted, the guarantees, mortgages, pledges, Liens and other security interests granted pursuant to the Exit Facility Documents are granted in good faith as an inducement to the lenders under the Exit Facility to extend credit thereunder and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not, except as expressly permitted or provided therein, otherwise be subject to avoidance, recharacterization, or subordination (whether contractual or otherwise) for any purposes whatsoever, and the priorities of any such Liens and security interests shall be as set forth in the relevant Exit Facility Documents, including any intercreditor agreement.  The Reorganized Debtors and the Persons and entities granted such Liens are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens to third parties.

F.General Unsecured Recovery Cash Pool

On the Effective Date, (1) the Debtors shall establish and fund the General Unsecured Recovery Cash Pool Account with Cash in an amount equal to $36,000,000, and (2) Sibelco shall pay into the General Unsecured Recovery Cash Pool Account the Settlement Payment.  The General Unsecured Recovery Cash Pool Account shall be held in trust for distributions to Holders of Allowed General Unsecured Claims in Class 5A and Class 5B as provided in Article III.C herein.  The General Unsecured Recovery Cash Pool Account (1) shall not be property of the Debtors or the Reorganized Debtors, the Term Loan Lenders, the holders of the Swap Agreements, or the L/C Facility Lender, (2) shall be held in trust to fund distributions as provided herein, and (3) no Liens, Claims, or Interests shall encumber the General Unsecured Recovery Cash Pool Account in any way (whether on account of the New Term Loan, the Exit Facility, the Management Incentive Plan, or otherwise).

G.Issuance and Distribution of New Common Equity

All Covia Interests shall be canceled on the Effective Date and Reorganized Covia shall issue the New Common Equity to Holders of Claims entitled to receive the New Common Equity pursuant to the Plan in the proportions set forth in the Plan. The issuance of New Common Equity shall be duly authorized without the need for any further corporate action and without any further action by the Debtors or the Reorganized Debtors or by Holders of any Claims or Interests, as applicable. All New Common Equity issued under the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.  For the avoidance of doubt, the acceptance of New Common Equity by any Holder of any Claim or Interest shall be deemed as such Holder’s agreement to the New Organizational Documents, as may be amended or modified from time to time following the Effective Date in accordance with its terms.

H.Management of Reorganized Covia

Prior to the Effective Date, the Debtors shall enter into the New Employment Agreements, with certain members of the executive management team of Covia identified by the Required Consenting Stakeholders and notified prior to the date the Plan Supplement is first Filed, which shall be effective as to the Reorganized Debtors as of the Effective Date.  Members of the executive management team of Covia that are not identified and notified by the Required Consenting Stakeholders prior to the date the Plan Supplement is first Filed shall not enter into New Employment Agreements, and shall be entitled to receive the Severance Obligations.

I.Exemption from Registration Requirements

The offering, issuance, and distribution of any Securities pursuant to the Plan, including the New Common Equity, will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance upon (i) section 1145 of the Bankruptcy Code (except with respect to an entity that is an “underwriter” as defined in subsection (b) of section 1145 of the Bankruptcy Code) or (ii) to the extent that such exemption under section 1145 of the Bankruptcy Code is not available (including with respect to an entity that is an “underwriter”) pursuant to section 4(a)(2) under the Securities Act and/or Regulation D thereunder.

Securities issued in reliance upon section 1145 of the Bankruptcy Code are exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution or sale of securities and (a) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act and (b) are freely tradable and transferable (subject to any restrictions in the New Organizational Documents) by any holder thereof that, at the time of transfer, (1) is not an “affiliate” of Reorganized Covia as defined in Rule 144(a)(1) under the Securities Act, (2) has not been such an “affiliate” within ninety (90) days of such transfer, (3) has not acquired such securities from an “affiliate” within one year of such transfer and (4) is not an entity that is an “underwriter.”

To the extent issuance under Section 1145(a) of the Bankruptcy Code is unavailable and Securities issued under the Plan must instead be issued in reliance on section 4(a)(2) of the Securities Act or Regulation D thereunder, such securities will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned, or otherwise transferred only pursuant to registration, or an applicable exemption from registration under the Securities Act and applicable state and local securities law.

The Debtors recommend that potential recipients of Securities issued under the Plan consult their own counsel concerning their ability to freely trade such Securities in compliance with the federal securities laws and any applicable “Blue Sky” laws. The Debtors make no representation concerning the ability of a Person to dispose of such Securities.

Should Reorganized Covia elect, on or after the Effective Date, to reflect any ownership of the Securities issued pursuant to the Plan through the facilities of DTC, Reorganized Covia need not provide to DTC any further evidence other than the Plan or the Confirmation Order with respect to the treatment of such securities under applicable securities laws. Notwithstanding anything to the contrary in the Plan, no Entity, including, for the avoidance of doubt, DTC, shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the initial sale and delivery by the issuer to the holders of the New Common Equity is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.  The Confirmation Order shall provide that DTC shall be required to accept and conclusively rely upon the Plan or Confirmation Order in lieu of a legal opinion regarding whether the New Common Equity is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

J.Cancellation of Existing Securities and Agreements

On the Effective Date, except with respect to the Exit Facility, the New Term Loan, or as otherwise specifically provided in the Plan, the Confirmation Order, or any agreement, instrument, or other document entered into in connection with or pursuant to the Plan or the Restructuring Transactions, all notes, bonds, indentures, Certificates, Securities, shares, purchase rights, options, warrants, collateral agreements, subordination agreements, intercreditor agreements, or other instruments or documents directly or indirectly evidencing, creating, or relating to any indebtedness or obligations of, or ownership interest in, the Debtors giving rise to any rights or obligations relating to Claims against or Interests in the Debtors (except with respect to any Claim or Interest that is Reinstated pursuant to the Plan) shall be deemed cancelled and surrendered without any need for a Holder to take further action with respect thereto, and the obligations of the Debtors or the Reorganized Debtors, as applicable, and any non-Debtor Affiliates thereunder or in any way related thereto shall be deemed satisfied in full, released, and discharged (other than the Allowed L/C Facility Claims that become Converted L/C Facility Claims); provided that, notwithstanding such cancellation, satisfaction, release, and discharge, anything to the contrary contained in the Plan or Confirmation Order, Confirmation, or the occurrence of the Effective Date, any such document or instrument that governs the rights, claims, or remedies of the Holder of a Claim or Interest shall continue in effect solely for purposes of:  (1) allowing Holders to receive distributions as specified under the Plan; and (2) allowing and preserving the rights of the Term Loan Agents, as applicable, to make distributions as specified under the Plan on account of Allowed Claims and Allowed Interests, as applicable.

K.Holders of Royalty Interests

The legal and equitable rights, interests, defenses, and obligations of holders of certain royalty interests related to the Debtors’ business activities and owners of royalty and other interests in the Debtors’ extracted minerals, and holders of claims related to royalty interests shall not be Impaired in any manner by the provisions of the Plan.  Nor shall anything in the Plan impair the related legal and equitable rights, interests, defenses, or obligations of the Debtors or the Reorganized Debtors.  To the extent applicable, such Claims or Interests shall be Reinstated pursuant to the Plan.

Notwithstanding the foregoing, nothing in this Article IV.K shall limit the Debtors’ rights to reject any Executory Contract or Unexpired Lease in accordance with the Bankruptcy Code or pursuant to Article V hereof.

L.Corporate Existence

Except as otherwise provided in the Plan, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended pursuant to the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval.

M.New Organizational Documents

To the extent advisable or required under the Plan or applicable non-bankruptcy law, on the Effective Date, except as otherwise provided in the Plan or the Restructuring Transactions Exhibit, the Reorganized Debtors will file their respective New Organizational Documents with the applicable Secretary of State and/or other applicable authorities in the state, province, or country of incorporation or formation in accordance with the applicable corporate or formational laws of the respective state, province, or country of incorporation.  Pursuant to section 1123(a)(6) of the Bankruptcy Code, the New Organizational Documents will prohibit the issuance of non‑voting equity securities.  After the Effective Date, the Reorganized Debtors may amend, amend and restate, supplement, or modify the New Organizational Documents, and the Reorganized Debtors may file their respective certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the laws of the respective states, provinces, or countries of incorporation or formation and the New Organizational Documents.  The executive management team of Covia must be consulted with respect to the post‑emergence governance of Reorganized Covia.

N.New Board

Pursuant to section 1129(a)(5) of the Bankruptcy Code, the members of the New Board will be identified at or prior to the Confirmation Hearing.  The constitution and size of the New Board shall be determined by the Required Consenting Stakeholders; provided that the Reorganized Board shall include the Chief Executive Officer of Reorganized Covia.  The executive management team of Covia must be consulted with respect to the composition of the New Board.  To the extent any such Person is an Insider, the Debtors also will disclose the nature of any compensation to be paid to such Person.  Each such Person shall serve from and after taking office pursuant to the terms of the applicable New Organizational Documents.

O.Corporate Action

Upon the Effective Date, all actions contemplated under the Plan shall be deemed authorized and approved in all respects, and, to the extent taken prior to the Effective Date, ratified without any requirement for further action by Holders of Claims or Interests, directors, managers, or officers of the Debtors, the Reorganized Debtors, or any other Entity, including: (1)  implementation of the Restructuring Transactions; (2) formation by the Debtors or such other party as contemplated in the Plan, Plan Supplement, or Confirmation Order, of Reorganized Debtors, and any transactions related thereto; (3) selection of, and the election or appointment (as applicable) of, the directors, managers, members, and officers for the Reorganized Debtors; (4) adoption of and entry into any employment agreements, including the New Employment Agreements; (5) establishing and funding of the General Unsecured Recovery Cash Pool Account and distribution of the General Unsecured Recovery Cash Pool; and (6) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date).

All matters provided for or contemplated in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtor, as applicable, in connection with the Plan shall be deemed to have occurred and shall be in effect without any requirement of further action by the security holders, directors, managers, or officers of the Debtors or the Reorganized Debtors, as applicable.

On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, certificates of incorporation, certificates of formation, bylaws, operating agreements, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the New Common Equity, the New Term Loan Documents, the Exit Facility Documents, the New Employment Agreements, the New Organizational Documents, and any and all other agreements, documents, securities, and instruments relating to the foregoing.  The authorizations and approvals contemplated by this Article IV.O shall be effective notwithstanding any requirements under non-bankruptcy law.

P.Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan (including, for the avoidance of doubt, the Restructuring Transactions), or in any agreement, instrument, or other document incorporated in the Plan, notwithstanding any prohibition of assignability under applicable non-bankruptcy law and in accordance with section 1141 of the Bankruptcy Code, or entered into in connection with or pursuant to, the Plan, on the Effective Date, all property in each Debtor’s Estate, all Causes of Action of the Debtors (unless otherwise released or discharged pursuant to the Plan or other settlement), and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances (except for Liens securing obligations under the New Term Loan Documents, the L/C Facility, and Exit Facility Documents, and Liens securing obligations on account of any Other Secured Claims that are Reinstated pursuant to the Plan).  On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

Q.Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, and the officers and members of the boards of directors thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary to effectuate, implement, and further evidence the terms and conditions of the Plan and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

R.Section 1146(a) Exemption

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Entity) of property under the Plan or pursuant to:  (1) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors, including the New Term Loan and the Exit Facility; (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; or (5) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(c) of the Bankruptcy Code, shall forgo the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

S.Management Incentive Plan

The Debtors, with the consent of the Required Consenting Stakeholders, shall establish the aggregate percentage of the Management Incentive Plan, which shall be disclosed in the Plan Supplement.  Immediately prior to the Effective Date, the Debtors shall reserve the equity portion of the MIP Pool consistent with the Plan Supplement.  Within 90 days following the Effective Date, the New Board shall:  (i) otherwise determine the terms and conditions of the Management Incentive Plan, (ii) implement the Management Incentive Plan, and (iii) approve of the grant of certain awards under the Management Incentive Plan.

T.Employee Matters

Unless otherwise provided herein, including with regard to the New Employment Agreements, or otherwise amended or modified as set forth in the Schedule of Assumed Executory Contracts and Unexpired Leases, all employee wages, compensation, benefit, and incentive programs and arrangements in place as of the Effective Date with the Debtors, including any Severance Obligations, shall be assumed by the Reorganized Debtors and shall remain in place as of the Effective Date, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans.  Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

Upon confirmation of the Plan of Reorganization, the Pension Plan will remain in effect in accordance with and subject to its terms (as such terms may be amended from time to time) and applicable non-bankruptcy law (and the Reorganized Debtors reserve all rights thereunder).  Therefore, as a result, PBGC shall be deemed to have withdrawn as of the Effective Date with prejudice any contingent proofs of Claim or other Claims filed by PBGC against the Debtors with respect to the Pension Plan without incurring liability in the bankruptcy and without any further action of the Debtors or the Reorganized Debtors or PBGC and without any further action, order, or approval of the Bankruptcy Court.

Prior to the Effective Date, Reorganized Covia shall have entered into the New Employment Agreements in accordance with Article IV.H of the Plan.

U.Preservation of Rights of Action

In accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII of the Plan, which shall be deemed released and waived by the Debtors and Reorganized Debtors as of the Effective Date.

Except as otherwise provided for in the Plan, the Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, the Disclosure Statement, or the Schedule of Retained Causes of Action to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action of the Debtors against it.  The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise provided in the Plan, including Article VIII of the Plan, or pursuant to a Final Order.  Unless any Cause of Action of the Debtors against an Entity is expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or pursuant to a Final Order, the Reorganized Debtors expressly reserve all such Causes of Action for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of Confirmation or Consummation.

Except as otherwise provided for in the Plan, the Reorganized Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation of any Executory Contract or

Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan.  In accordance with section 1123(b)(3) of the Bankruptcy Code, any Cause of Action that a Debtor may hold against any Entity shall vest in the applicable Reorganized Debtor, except as otherwise provided in the Plan, including Article VIII of the Plan.  Except as otherwise provided for in the Plan, the applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action.  Except as otherwise provided for in the Plan, the Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, or to decline to do any of the foregoing, without the consent or approval of any third party or any further notice to or action, order, or approval of the Bankruptcy Court.

Article V.

Treatment of Executory Contracts and Unexpired Leases

A.Assumption and Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided herein, each Executory Contract and Unexpired Lease (including those set forth in the Schedule of Assumed Executory Contracts and Unexpired Leases) shall be deemed assumed as of the Effective Date by the applicable Debtor pursuant to sections 365 and 1123 of the Bankruptcy Code, unless such Executory Contract or Unexpired Lease:  (1) was previously assumed, assumed and assigned, or rejected by the Debtors; (2) previously expired or terminated pursuant to its own terms; (3) is identified on the Schedule of Rejected Executory Contracts and Unexpired Leases; or (4) is the subject of a motion to reject that is pending on the Effective Date.  On the Effective Date, except as otherwise provided herein, each Executory Contract and Unexpired Lease that is identified on the Schedule of Rejected Executory Contracts and Unexpired Leases shall be deemed rejected as of the Effective Date by the applicable Debtor pursuant to sections 365 and 1123 of the Bankruptcy Code.

Entry of the Confirmation Order by the Bankruptcy Court shall, subject to and upon the occurrence of the Effective Date, constitute a Final Order approving the assumptions, assumptions and assignments, and rejections, as applicable, of the Executory Contracts and Unexpired Leases as set forth in the Plan, the Schedule of Assumed Executory Contracts and Unexpired Leases, and the Schedule of Rejected Executory Contracts and Unexpired Leases, as applicable, pursuant to sections 365(a) and 1123 of the Bankruptcy Code.  Any motions to assume, assume and assign, or reject Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order.  Unless otherwise indicated, assumptions, assumptions and assignments, or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date.  Each Executory Contract and Unexpired Lease assumed pursuant to the Plan or by any order of the Bankruptcy Court, which has not been assigned to a third party prior to the Confirmation Date, shall re‑vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may be modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law.  Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, shall have the right to alter, amend, modify, or supplement the Schedule of Rejected Executory Contracts and Unexpired Leases or the Schedule of Assumed Executory Contracts and Unexpired Leases identified in this Article V.A of the Plan and in the Plan Supplement at any time through and including 45 days after the Effective Date.

To the extent that any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non‑Debtor party or parties to such Executory Contract or Unexpired Lease to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.

B.Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases

Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors or the Reorganized Debtors, as applicable, under such Executory Contract or Unexpired Lease.  Without limiting the general nature of the foregoing, and notwithstanding any non-bankruptcy law to the contrary, the Debtors and Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased by the Debtors contracting from non-Debtor counterparties to any rejected Executory Contract or Unexpired Lease.

C.Claims Based on Rejection of Executory Contracts or Unexpired Leases

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be Filed with the Claims, Noticing, and Solicitation Agent and served on the Debtors or Reorganized Debtors, as applicable, no later than 30 days after the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection.  Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, and be subject to the permanent injunction set forth in Article VIII.E of the Plan, including any Claims against any Debtor listed on the Schedules as unliquidated, contingent, or disputed.  All Allowed Claims arising from the rejection by any Debtor of any Executory Contract or Unexpired Lease shall be treated as a General Unsecured Claim in accordance with Article III.C of the Plan.

D.Cure of Defaults for Executory Contracts and Unexpired Leases Assumed

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date, subject to the limitation described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree.  In the event of a dispute regarding (1) the amount of any payments to cure such a default, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption; provided that the Reorganized Debtors may settle any such dispute without any further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity; provided further that notwithstanding anything to the contrary herein, prior to the entry of a Final Order resolving any such dispute and approving the assumption of any such Executory Contract or Unexpired Lease, the Reorganized Debtors shall have the right to reject any such Executory Contract or Unexpired Lease that is subject to dispute, whether by amending the Schedule of Rejected Executory Contracts and Unexpired Leases in accordance with Article V.A of the Plan or otherwise.

At least seven (7) days prior to the first day of the Confirmation Hearing, the Debtors shall provide for notices of proposed assumption or assumption and assignment and proposed cure amounts to be sent to applicable third parties, which notices will include procedures for objecting thereto and resolution of disputes by the Bankruptcy Court.  Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or assumption and assignment or related cure amount must be Filed, served, and actually received by the Debtors no later than the time specified in the notice.  Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption or cure amount will be deemed to have assented to such assumption or assumption and assignment and cure amount.

Assumption or assumption and assignment of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption or assumption and assignment.  Any Proofs of Claim Filed with respect to an Executory Contract or Unexpired Lease that has been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, shall be deemed disallowed and expunged as of the Effective Date, without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

E.Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan or as otherwise agreed between the Parties thereto, each Executory Contract or Unexpired Lease that is assumed or assumed and assigned shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

F.Indemnification Provisions

On and as of the Effective Date, the Indemnification Provisions will be assumed by the Debtors, and shall be reinstated and remain intact, irrevocable, and shall survive the Effective Date, and the Reorganized Debtors’ governance documents shall provide for indemnification, defense, reimbursement, and limitation of liability of, and advancement of fees and expenses to, the Debtors’ and the Reorganized Debtors’ current and former directors, equityholders, managers, officers, members, employees, attorneys, accountants, investment bankers, and other professionals to the fullest extent permitted by law and at least to the same extent as provided under the Indemnification Provisions against any Cause of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted.  None of the Reorganized Debtors will amend or restate their respective governance documents before, on, or after the Effective Date to terminate or materially adversely affect any of the Reorganized Debtors’ obligations to provide such rights to indemnification, defense, reimbursement, limitation of liability, or advancement of fees and expenses.  Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the Indemnification Provisions.

G.Insurance Policies

Notwithstanding anything to the contrary in the Disclosure Statement, the Plan, the Plan Supplement, the Confirmation Order, any bar date notice or claim objection, any other document related to any of the foregoing or any other order of the Bankruptcy Court (including, without limitation, any other provision that purports to be preemptory or supervening, grants an injunction, discharge or release, confers Bankruptcy Court jurisdiction, or requires a party to opt out of any releases):  (1) on the Effective Date, the Insurance Policies shall be treated as and deemed to be Executory Contracts under the Plan, and unless otherwise provided in the Plan, each of the Debtors shall be deemed to have assumed all Insurance Policies in their entirety pursuant to sections 105 and 365 of the Bankruptcy Code, and such Insurance Policies shall re-vest in the applicable Reorganized Debtor unaltered, and the Reorganized Debtors shall remain liable in full for all of their and the Debtors’ obligations thereunder, regardless of whether such obligations arise before or after the Effective Date, without the requirement or need for any Insurer to file a Proof of Claim, an Administrative Claim, a Cure Claim or to object to any Cure amount, and entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the Insurance Policies; (2) on and after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce, limit, or restrict the coverage under any of the D&O Liability Insurance Policies with respect to conduct occurring prior thereto, and all directors, managers, officers, members, and trustees of the Debtors who served in such capacity at any time prior to the Effective Date, subject to the terms and conditions of the D&O Liability Insurance Policies, shall be entitled to the full benefits of any such D&O Liability Insurance Policy for the full term of such policy regardless of whether such directors, managers, officers, members, or trustees remain in such positions after the Effective Date, and notwithstanding anything to the contrary in the Plan, all of the Debtors’ current and former directors’, managers’, officers’, members’, and trustees’ rights as beneficiaries of the D&O Liability Insurance Policies are preserved to the extent set forth herein and in accordance with the terms of the D&O Liability Insurance Policies; (3) nothing shall alter, modify, amend, affect, impair or prejudice the legal, equitable or contractual rights, obligations, and defenses of the Insurers, the Debtors (or, after the Effective Date, the Reorganized Debtors), or any other individual or Entity, as applicable, under the Insurance Policies, and all such rights and obligations shall be determined under the Insurance Policies and applicable non-bankruptcy law as if the Chapter 11 Cases had not occurred; and (4) the automatic stay of section 362(a) of the Bankruptcy Code and the injunctions set forth in Article VIII of the Plan, if and to the extent applicable, shall be deemed lifted without further order of this Bankruptcy Court, solely to permit:  (a) claimants with valid workers’ compensation claims or direct action claims against an Insurer under applicable non-bankruptcy law to proceed with their claims; (b) the Insurers to administer, handle, defend, settle, and/or pay, in the ordinary course of business and without further order of this Bankruptcy Court, (i) workers’ compensation claims, (ii) claims where a claimant asserts a direct action claim against any Insurer under applicable non-bankruptcy law, or an order has been entered by this Bankruptcy Court granting a claimant relief from the automatic stay to proceed with its claim, and (iii) all costs in relation to each of the foregoing; (c) the Insurers to draw against any or all of the collateral or security provided by or on behalf of the Debtors (or the Reorganized Debtors, as applicable) at any time and to hold the proceeds thereof as security for the obligations of the Debtors (and the Reorganized Debtors, as applicable) and/or apply such proceeds to the obligations of the Debtors (and the Reorganized Debtors, as applicable) in each instance in accordance with the terms of the Insurance Policies; and (d) the Insurers to cancel any Insurance Policy, and take other actions relating to the Insurance Policies (including effectuating a setoff), to the extent permissible under applicable non-bankruptcy law, and in accordance with the terms of the Insurance Policies.  For the avoidance of doubt, all parties’ rights are reserved regarding the enforceability of the arbitration provisions in the Insurance Policies.

H.Reservation of Rights

Neither the exclusion nor the inclusion of any Executory Contract or Unexpired Lease on the Schedule of Assumed Executory Contracts and Unexpired Leases or the Schedule of Rejected Executory

Contracts and Unexpired Leases, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any of the Reorganized Debtors has any liability thereunder.  If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have 30 days following entry of a Final Order resolving such dispute to alter the treatment of such contract or lease under the Plan, including by rejecting such contract or lease effective as of the Confirmation Date.

I.Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

J.Contracts and Leases Entered into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business.  Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by the entry of the Confirmation Order.

Article VI.

Provisions Governing Distributions

A.Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in the Plan or the Confirmation Order, on the Effective Date (or if a Claim or Interest is not an Allowed Claim or Allowed Interest on the Effective Date, on the date that such Claim or Interest becomes an Allowed Claim or Allowed Interest, or as soon as reasonably practicable thereafter), each holder of an Allowed Claim or Allowed Interests (as applicable) shall receive the full amount of the distributions that the Plan provides for Allowed Claims or Allowed Interests (as applicable) in the applicable Class.  In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.  If and to the extent that there are Disputed Claims or Disputed Interests, distributions on account of any such Disputed Claims or Disputed Interests shall be made pursuant to the provisions set forth in Article VII hereof.  Except as otherwise provided in the Plan or the Confirmation Order, Holders of Claims or Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

B.Distribution Agent.

All distributions under the Plan shall be made by the Distribution Agent on the Effective Date.  The Distribution Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.  Additionally, in the event that the Distribution Agent is so otherwise ordered, all reasonable costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

C.Rights and Powers of Distribution Agent

1.Powers of the Distribution Agent

The Distribution Agent shall be empowered to:  (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties and exercise its rights under the Plan; (b) make all distributions contemplated under the Plan; (c) employ professionals to represent it with respect to its responsibilities and powers; and (d) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions of the Plan.

2.Expenses Incurred on or after the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and out-of-pocket expenses incurred by the Distribution Agent on or after the Effective Date (including taxes), and any reasonable compensation and out-of-pocket expense reimbursement claims (including reasonable, actual and documented attorney fees and expenses), made by the Distribution Agent shall be paid in Cash by the Reorganized Debtors.

D.Delivery of Distributions and Undeliverable or Unclaimed Distributions

1.Distributions Generally

Except as otherwise provided herein, the Distribution Agent shall make distributions to holders of Allowed Claims and Allowed Interests (as applicable) as of the Distribution Record Date at the address for each such holder as indicated on the Debtors’ records as of the date of any such distribution; provided, however, that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors; provided further, however, that the address for each holder of an Allowed Claim shall be deemed to be the address set forth in any Proof of Claim Filed by that holder.

Unless otherwise agreed, distributions to Holders of Term Loan Claims under the Plan shall be made to the Term Loan Agents.  The Reorganized Debtors shall reimburse the Term Loan Agents for any reasonable and documented fees and expenses (including the reasonable and documented fees and expenses of its counsel and agents) incurred after the Effective Date in connection with the implementation of the Plan, including but not limited to, making distributions pursuant to and in accordance with the Plan.  The Distribution Agent shall make Distributions of New Common Equity to the Holders of Term Loan Claims or their Designated Affiliates under the Plan through the use of a stock transfer agent which shall facilitate the direct transfer of New Common Equity to the Holders of Term Loan Claims or their Designated Affiliates at the direction of the Term Loan Agents in accordance with the provisions of the Prepetition Credit Agreement.

2.Distributions on Account of Obligations of Multiple Debtors

Holders of Allowed Claims may assert such Claims against each Debtor obligated with respect to such Claims, and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against each obligated Debtor based upon the full Allowed amount of such Claims.  Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under the Plan on account of any Allowed Claim exceed 100 percent of the underlying Allowed claim plus applicable interest, if any.

For all purposes associated with distributions under the Plan on account of any Term Loan Claims or Swap Agreements Claims in Class 4, all guarantees by any Debtor of the obligations of any other Debtor, as well as any joint and several liability of any Debtor with respect to any other Debtor, shall be deemed eliminated so that any obligation that could otherwise be asserted against more than one Debtor shall result in a single distribution under the Plan.  Any such Claims shall be released and discharged pursuant to Article VIII of the Plan and shall be subject to all potential objections, defenses, and counterclaims, and to estimation pursuant to section 502(c) of the Bankruptcy Code.

3.Record Date of Distributions

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record holders listed on the Claims Register as of the close of business on the Distribution Record Date.  Notwithstanding the foregoing, distributions to Holders of Allowed Term Loan Claims shall be made to the Term Loan Agent for further distribution to such Holders that are listed on the register or related document maintained by the Term Loan Agent as of the Distribution Record Date; provided that any Holder of a Term Loan Claim may upon notice to the Term Loan Agent (i) assign such Term Loan Claim and the distributions to be provided for hereunder to such Holder on account of such claim to an Eligible Assignee (as such term is defined in the Prepetition Credit Agreement) until the date which is five (5) Business Days prior to the Effective Date in accordance with the provisions of the Prepetition Credit Agreement and (ii) designate one or more Designated Affiliates to receive its distribution hereunder until the date which is two (2) Business Days prior to the Effective Date; provided further that the New Term Loan Credit Agreement shall permit such Holder or its Designated Affiliate to assign all or a portion of its interest in the New Term Loan to an Affiliate by executing and delivering an assignment agreement to the New Term Loan Agent in accordance with the terms of the New Term Loan Credit Agreement, but without the consent of Reorganized Covia or the New Term Loan Agent.

4.Special Rules for Distributions to Holders of Disputed Claims and Interests

Notwithstanding any provision otherwise in the Plan and except as otherwise agreed to by the Reorganized Debtors, on the one hand, and the Holder of a Disputed Claim or Disputed Interest, on the other hand, or as set forth in a Final Order, no partial payments and no partial distributions shall be made with respect to a Disputed Claim or Disputed Interest until all of the Disputed Claim or Disputed Interest has become an Allowed Claim or Allowed Interest, as applicable, or has otherwise been resolved by settlement or Final Order; provided that, if the Reorganized Debtors do not dispute a portion of an amount asserted pursuant to an otherwise Disputed Claim or Disputed Interest, the Distribution Agent may make a partial distribution on account of that portion of such Claim or Interest that is not Disputed at the time and in the manner that the Distribution Agent makes distributions to similarly situated Holders of Allowed Claims and Allowed Interests pursuant to the Plan.  Any dividends or other distributions arising from property distributed to Holders of Allowed Claims or Interests, as applicable, in a Class and paid to such Holders under the Plan shall also be paid, in the applicable amounts, to any Holder of a Disputed Claim or Interest, as applicable, in such Class that becomes an Allowed Claim or Interest after the date or dates that such dividends or other distributions were earlier paid to Holders of Allowed Claims or Interests in such Class.

5.De Minimis Distributions; Minimum Distributions

No fractional units or amounts of New Common Equity or the New Term Loan shall be distributed, and no Cash shall be distributed in lieu of such fractional amounts, and such fractional amount shall be deemed to be zero. When any distribution pursuant to the Plan on account of an Allowed Claim or Interest would otherwise result in the issuance of a number of units or amounts of New Common Equity or the New

Term Loan that is not a whole number, the actual distribution of units or amounts of New Common Equity or the New Term Loan shall be rounded as follows:  (a) fractions of greater than one‑half shall be rounded to the next higher whole number; and (b) fractions of one‑half or less shall be rounded to the next lower whole number with no further payment thereto. The total number of authorized units or amounts of New Common Equity or the New Term Loan to be distributed to Holders of Allowed Claims and Interests shall be adjusted as necessary to account for the foregoing rounding.

The Distribution Agent shall not make any distributions to a Holder of an Allowed Claim or an Allowed Interest on account of such Allowed Claim or Allowed Interest of New Common Equity, the New Term Loan, or Cash where such distribution is valued, in the reasonable discretion of the Distribution Agent, at less than $100.00, and each Claim or Interest to which this limitation applies shall be discharged pursuant to Article VIII of the Plan and its Holder shall be forever barred pursuant to Article VIII of the Plan from asserting that Claim against or Interest in the Reorganized Debtors or their property.

Any Cash not distributed in accordance with the terms of the Plan to Holders of Allowed General Unsecured Claims in Class 5 shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code, and shall remain in the Parent Unsecured Claims Cash Pool or in the TechniSand Unsecured Claims Cash Pool for distribution on account of other Allowed General Unsecured Claims in Class 5A and Class 5B (as applicable).

After all distributions have been made in accordance with the terms of the Plan to Holders of Allowed General Unsecured Claims in Class 5, any Cash remaining in the General Unsecured Recovery Cash Pool totaling less than or equal to $25,000 in the aggregate may be donated by the Distribution Agent to a charity of its choice.

6.Undeliverable Distributions and Unclaimed Property

In the event that either (a) a distribution to any Holder is returned as undeliverable or (b) the Holder of an Allowed Claim or Allowed Interest does not respond to a request by the Debtors or the Distribution Agent for information necessary to facilitate a particular distribution, no distribution to such Holder shall be made unless and until the Distribution Agent has determined the then-current address of such Holder or received the necessary information to facilitate a particular distribution, at which time such distribution shall be made to such Holder without interest, dividends, or other accruals of any kind; provided, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code on the date that is six months after the later of (x) the Effective Date and (y) the date of the distribution.  After such date, all unclaimed property or interests in property (with the exception of property within the General Unsecured Recovery Cash Pool Account, which such unclaimed property shall be subject to further distribution to Holders of Allowed General Unsecured Claims in Class 5) shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable local, state, federal, or foreign escheat, abandoned, or unclaimed property laws to the contrary), and the Claim or Interest of any Holder to such property or interest in property shall be discharged and forever barred.

7.Manner of Payment Pursuant to the Plan

At the option of the Distribution Agent, any Cash payment to be made hereunder may be made by check, wire transfer, Automated Clearing House, or credit card, or as otherwise provided in applicable agreements.

E.Compliance Matters

In connection with the Plan, to the extent applicable, the Reorganized Debtors and any Distribution Agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements.  Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate.  The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

F.Foreign Currency Exchange Rate

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Petition Date.

G.Claims Paid or Payable by Third Parties

1.Claims Paid by Third Parties

The Debtors or the Reorganized Debtors, as applicable, shall reduce a Claim, and such Claim (or portion thereof) shall be disallowed without an objection to such Claim having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives a payment on account of such Claim from a party that is not a Debtor or Reorganized Debtor (or other Distribution Agent), as applicable.  To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor (or other Distribution Agent), as applicable, on account of such Claim, such Holder shall, within 10 Business Days of receipt thereof, repay, return, or deliver any distribution held by or transferred to the Holder to the applicable Reorganized Debtor to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.  The failure of such Holder to timely repay, return, or deliver such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the 10‑Business Day grace period specified above until the amount is repaid.

2.Claims Payable by Third Parties

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ Insurance Policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such Insurance Policy. To the extent that one or more of the Debtors’ Insurers agrees to pay in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction or otherwise settled), then immediately upon such payment, such Claim may be expunged to the extent of any such payment on the Claims Register by the Claims, Noticing, and Solicitation Agent without an objection to such Claim having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.Applicability of Insurance Policies

Except as otherwise provided herein, payments to Holders of Allowed Claims covered by Insurance Policies shall be in accordance with the provisions of any applicable Insurance Policy. Nothing contained in the Plan shall constitute or be deemed a release, settlement, satisfaction, compromise, or waiver of any rights, defenses, or Cause of Action that the Debtors or any other Entity may hold against any other Entity, including Insurers, under any Insurance Policies or applicable indemnity, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any rights or defenses, including coverage defenses, held by such Insurers under the applicable Insurance Policies, and applicable non-bankruptcy law.

H.Setoffs and Recoupment

Except as expressly provided in the Plan, each Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any Plan Distributions to be made on account of any Allowed Claim (other than Allowed Term Loan Claims), any and all claims, rights, and Causes of Action that such Reorganized Debtor may hold against the Holder of such Allowed Claim (other than Allowed Term Loan Claims) to the extent such setoff or recoupment is either (1) agreed in amount among the relevant Reorganized Debtor(s) and Holder of Allowed Claim or (2) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided, however, that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights, and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable Holder.  In no event shall any holder of Claims against, or Interests in, the Debtors be entitled to recoup any such Claim or Interest against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors in accordance with Article XIII.G of the Plan on or before the Effective Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

I.Allocation between Principal and Accrued Interest

Except as otherwise provided herein, the aggregate consideration paid to Holders with respect to their Allowed Claims shall be treated pursuant to the Plan as allocated first to the principal amount of such Allowed Claims (to the extent thereof and as determined for federal income tax purposes) and second, to the extent the consideration exceeds the principal amount of the Allowed Claims, to the remaining portion of such Allowed Claim, if any.

Article VII.

Procedures for Resolving Contingent, Unliquidated,
and Disputed Claims

A.Resolution of Disputed Claims

1.Allowance of Claims and Interests

On and after the Effective Date, each of the Reorganized Debtors shall have and shall retain any and all rights and defenses the applicable Debtor had with respect to any Claim or Interest immediately before the Effective Date, including any Cause of Action retained pursuant to Article IV.U of the Plan.  Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases before the Effective Date (including the Confirmation Order), no Claim against or Interest in any Debtor shall become an

Allowed Claim or Allowed Interest unless and until such Claim or Interest is deemed Allowed under the Plan or the Bankruptcy Code, or the Bankruptcy Court has entered a Final Order, including the Confirmation Order (when it becomes a Final Order), in the Chapter 11 Cases allowing such Claim or Interest.

2.Claims and Interests Administration Responsibilities

Except as otherwise specifically provided in the Plan, and notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, on and after the Effective Date, the Reorganized Debtors (or any authorized agent or assignee thereof) shall have the sole authority:  (a) to File, withdraw, or litigate to judgment, objections to Disputed Claims against or Disputed Interests in any of the Debtors; (b) to settle or compromise any Disputed Claim or Disputed Interest without any further notice to or action, order, or approval by the Bankruptcy Court; and (c) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court.

3.Estimation of Claims

Before or after the Effective Date, in consultation with the Required Consenting Stakeholders, the Debtors or the Reorganized Debtors may (but are not required to), at any time, request that the Bankruptcy Court estimate any Disputed Claim pursuant to applicable law, including pursuant to section 502(c) of the Bankruptcy Code, for any reason, regardless of whether any party previously has objected to such Disputed Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction under sections 157 and 1334 of the Judicial Code to estimate any such Disputed Claim, including during the litigation of any objection to any Disputed Claim or during the pendency of any appeal relating to such objection.  Notwithstanding any provision otherwise in the Plan, a Disputed Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court.  In the event that the Bankruptcy Court estimates any Disputed Claim, that estimated amount shall constitute a maximum limitation on such Disputed Claim for all purposes under the Plan (including for purposes of distributions and discharge) and may be used as evidence in any supplemental proceedings, and the Debtors or the Reorganized Debtors may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Disputed Claim; provided that such limitation shall not apply to Disputed Claims against any of the Debtors requested by the Debtors to be estimated for voting purposes only.  Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Disputed Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before 14 days after the date on which such Disputed Claim is estimated.

Each of the foregoing Disputed Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another.  Disputed Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

B.Disputed Claim Reserve for General Unsecured Claims in Class 5A and Class 5B

On and after the Effective Date, the Reorganized Debtors shall establish and administer one or more reserves of Cash from the Parent Unsecured Claims Cash Pool or TechniSand Unsecured Claims Cash Pool for distributions to Holders of any Disputed General Unsecured Claim in Class 5A and Class 5B, respectively, who would otherwise be entitled to receive under the Plan if such Claim is ultimately Allowed after the Effective Date in accordance with Article VII.H of the Plan.  After the Effective Date, the Reorganized Debtors or the Distribution Agent shall hold such Cash in such reserve(s) in trust for the benefit of the Holders of General Unsecured Claims in Class 5A or Class 5B ultimately determined to be Allowed after the Effective Date, and will be distributable on account of such Claims as such amounts would have been distributable had such Claims been Allowed Claims as of the Effective Date solely to extent of the amounts available in the applicable reserve(s).

C.Time to File Objections to Disputed Claims and Disputed Interests

Any objections to Disputed Claims and Disputed Interests shall be Filed on or before the later of (1) the first Business Day following the date that is 180 days after the Effective Date and (2) such later date as may be specifically fixed by the Bankruptcy Court.  For the avoidance of doubt, the Bankruptcy Court may extend the time period to object to Disputed Claims and Disputed Interests.

D.Adjustment to Claims and Interests without Objection

Any Claim or Interest that has been paid, satisfied, amended, superseded, cancelled, or otherwise expunged (including pursuant to the Plan) may be adjusted or expunged on the Claims Register at the direction of the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.  Additionally, any Claim or Interest that is duplicative or redundant with another Claim or Interest against the same Debtor may be adjusted or expunged on the Claims Register at the direction of the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

E.No Interest

Unless otherwise specifically provided for herein or by Final Order of the Bankruptcy Court, postpetition interest shall not accrue or be paid on Claims against or Interests in the Debtors, and no Holder of a Claim against or Interest in the Debtors shall be entitled to interest accruing on or after the Petition Date on any such Claim or Interest.  Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

F.Disallowance of Claims

Except as otherwise expressly provided for herein, all Claims of any Entity from which property is recoverable, based on an order from the Bankruptcy Court, under section 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer that is avoidable, based on an order from the Bankruptcy Court, under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Final Order with respect thereto has been entered by the Bankruptcy Court and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors or the Reorganized Debtors, as applicable.

Subject in all respects to Article V.F, all Proofs of Claim Filed on account of an indemnification obligation to a director, officer, or employee shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent such indemnification obligation is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to, action, order, or approval of the Bankruptcy Court.

Except as otherwise provided herein, agreed to by the Reorganized Debtors or otherwise pursuant to an order of the Bankruptcy Court, all Proofs of Claim Filed after the applicable Claims Bar Date shall be deemed disallowed in full and expunged as of the Effective Date, forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.

G.Amendments to Proofs of Claim

A Proof of Claim against any Debtor may be amended before the Confirmation Date only as agreed upon by the Debtors and the Holder of such Claim or Interest or as otherwise permitted by the Bankruptcy Court, the Bankruptcy Rules, or applicable nonbankruptcy law.  On or after the Effective Date, except as provided in the Plan or the Confirmation Order, a Proof of Claim may not be Filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors, and any such new or amended Proof of Claim Filed shall be deemed disallowed in full and expunged without any further action, order, or approval of the Bankruptcy Court absent prior Bankruptcy Court approval or agreement by the Debtors or Reorganized Debtors, as applicable; provided that the foregoing shall not apply to Administrative Claims other than 503(b)(9) Claims.

H.Distributions after Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan.  As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Distribution Agent shall provide to the Holder of such Allowed Claim the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, less any previous distribution (if any) that was made on account of the undisputed portion of such Allowed Claim, without any interest, dividends, or accruals to be paid on account of such Allowed Claim unless required under applicable bankruptcy law or as otherwise provided in Article III.B.

Article VIII.

DISCHARGE, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.Discharge of Claims and Termination of Interests

To the maximum extent provided by section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by current or former employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non‑contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not:  (1) a Proof of Claim or Proof of Interest based upon such debt, right, or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan.  Any default by the Debtors or their Affiliates with respect to any Claim or Interest that existed immediately prior to or on account of filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) on the Effective Date.  The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date.

B.Releases by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code, on and after the Effective Date, in exchange for good and valuable consideration, including the obligations of the Debtors under the Plan and the contributions of the Released Parties to facilitate and implement the Plan, to the fullest extent permissible under applicable law, as such law may be extended or integrated after the Effective Date, each Released Party is, and is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by each and all of the Debtors, the Reorganized Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Causes of Action, including any derivative claims asserted or assertable on behalf of any of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise, that the Debtors, the Reorganized Debtors, or their Estates or Affiliates, as applicable, would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of the Holder of any Claim against or Interest in the Debtors or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ capital structure, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among the Debtors and/or their Affiliates, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim against or Interest in the Debtors that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Prepetition Credit Agreement Documents, the Securitization Facility and the Securitization Documents, the Chapter 11 Cases and related adversary proceedings, the formulation, preparation, dissemination, negotiation, filing, or consummation of the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, any Definitive Documents, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the L/C Facility and the L/C Facility Documents, the New Employment Agreements, or the Definitive Documents, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, or the administration and implementation of the Plan, including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion, the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related to or related to any of the foregoing.  Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any obligations of any Entity arising after the

Effective Date under the Plan, the Confirmation Order, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

This Article VIII.B shall not operate to waive or release any right, Claim, or Cause of Action (i) in favor of any Debtor or Reorganized Debtor, as applicable, arising in the ordinary course of business under any contractual obligation owed to such Debtor or Reorganized Debtor (including any such accounts receivables obligations carried on the Debtors’ books and records and any such obligations under any Executory Contract or Unexpired Lease assumed by a Debtor or Reorganized Debtor, as applicable) that is not satisfied or discharged under the Plan or (ii) as expressly set forth herein, any Definitive Documents, the Confirmation Order, or the Plan Supplement.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to section 1123(b) and Bankruptcy Rule 9019, of the releases described in this Article VIII.B by the Debtors, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that each release described in this Article VIII.B is:  (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good-faith settlement and compromise of such Causes of Action; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; (6) a sound exercise of the Debtors’ business judgment; and (7) a bar to any of the Debtors or Reorganized Debtors or their respective Estates asserting any Cause of Action related thereto, of any kind, against any of the Released Parties or their property.

C.Releases by Holders of Claims and Interests

On and after the Effective Date, in exchange for good and valuable consideration, including the obligations of the Debtors under the Plan and the contributions of the Released Parties to facilitate and implement the Plan, to the fullest extent permissible under applicable law, as such law may be extended or integrated after the Effective Date, each of the Releasing Parties is deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Causes of Action, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising in law, equity, contract, tort, or otherwise, including any derivative claims asserted or assertable on behalf of any of the Debtors, the Reorganized Debtors, or their Estates or Affiliates, as applicable, that such Entity would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of the Holder of any Claim against or Interest in the Debtors or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ capital structure, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among the Debtors and/or their Affiliates, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim against or Interest in the Debtors that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Prepetition Credit Agreement Documents, the Securitization Facility and the Securitization Documents, the Chapter 11 Cases and related adversary proceedings, the formulation, preparation, dissemination, negotiation, filing, or consummation of the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, any Definitive Document, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the L/C Facility and the L/C Facility Documents, the New Employment Agreements, or any Definitive Document, the

filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, or the administration and implementation of the Plan, including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion, the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing.  Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any obligations of any Entity arising after the Effective Date under the Plan, the Confirmation Order, any Restructuring Transaction, the Definitive Documents, or any other document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.  Nothing in the Plan, the Confirmation Order, or Section 1141 of the Bankruptcy Code shall be construed as discharging, releasing or relieving the Reorganized Debtors, or their successors, from any liability imposed under ERISA or the Tax Code with respect to the Pension Plan solely as a result of the Debtors’ reorganization proceedings or confirmation of the Plan.  PBGC and the Pension Plan shall not be enjoined or precluded from enforcing such liability as a result of the Plan or Confirmation Order.  Notwithstanding anything to the contrary in the foregoing, the releases set forth above provided by any Holders of Covia Interests (other than Covia Interests held by SRC-Sibelco NV and its Affiliates) do not release any Entity from any Claim or Cause of Action related to an act or omission that constitutes actual fraud, willful misconduct, or gross negligence.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases described in this Article VIII.C, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that each release described in this Article VIII.C is:  (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good-faith settlement and compromise of such Causes of Action; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; (6) a sound exercise of the Debtors’ business judgment; and (7) a bar to any of the Releasing Parties or the Debtors or Reorganized Debtors or their respective Estates asserting any Cause of Action related thereto, of any kind, against any of the Released Parties or their property.

D.Exculpation

Notwithstanding anything herein to the contrary, and upon entry of the Confirmation Order, no Exculpated Party shall have or incur, and each Exculpated Party is released and exculpated from any Cause of Action for any Claim or Interest related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, filing, or consummation of the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Definitive Documents, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into before or during the Chapter 11 Cases in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Definitive Documents, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, or the administration and implementation of the Plan, including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion, the issuance or distribution of securities pursuant to the Plan or the distribution of property under the Plan or any other agreement (whether or not such issuance or distribution occurs following the Effective Date), negotiations regarding or concerning any of the foregoing, or the administration of the Plan or property to be distributed hereunder, except for Causes of Action related to any act or omission that is determined by Final Order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.  The Exculpated Parties have, and upon Consummation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

E.Injunction

Except as otherwise expressly provided in the Plan, the Confirmation Order, or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold Claims, Interests, or Causes of Action that have been released, discharged, or are subject to exculpation are permanently enjoined and precluded, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties:  (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action; (3) creating, perfecting, or enforcing any Lien, Claim, or encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action, unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding any indication in any Proof of Claim or Proof of Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind against such Entities on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action released, settled, or compromised pursuant to the Plan.

Upon entry of the Confirmation Order, all Holders of Claims and Interests and their respective current and former directors, managers, officers, principals, predecessors, successors, employees, agents, and direct and indirect Affiliates shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan.  Each Holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth in this Article VIII.E.

Notwithstanding anything to the contrary in the foregoing, the injunction does not enjoin any party from enforcing their rights under the Plan or under any document, instrument or agreement (including those included in the Plan Supplement) executed to implement the Plan, including by bringing an action to enforce the terms of the Plan or such document, instrument or agreement (including those included in the Plan Supplement) executed to implement the Plan.

F.Release of Liens

Except as otherwise provided in the Plan, the Plan Supplement, the New Term Loan Documents, the Exit Facility Documents, the L/C Facility (if applicable), or any contract, instrument, release, or other agreement or document contemplated by the Plan or the Confirmation Order, on the Effective Date, and concurrently with the applicable distributions made pursuant to the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates (other than, solely in the event that the Allowed L/C Facility Claims become Converted L/C Facility Claims) shall be fully released, settled, compromised, and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Debtors shall automatically revert to the applicable Debtor or Reorganized Debtor, as applicable, and their successors and assigns, in each case, without any further approval or order of the Bankruptcy Court and without any action or Filing being required to be made by the Debtors.  Except as expressly provided for in the Plan, any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral, including any cash collateral securing the L/C Facility in the event that the Allowed L/C Facility Claims become Converted L/C Facility Claims) held by such Holder (and the applicable agents for such Holder), and to take such actions as requested by the Debtors or Reorganized Debtors to evidence the release of such Lien, including the execution, delivery, and filing or recording of such documents evidencing such releases.  The presentation or filing of the Confirmation Order to or with any local, state, federal, or foreign agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

G.Protection against Discriminatory Treatment

To the maximum extent provided by section 525 of the Bankruptcy Code, and consistent with paragraph 2 of Article VI of the United States Constitution, no Entity, including no Governmental Unit, shall discriminate against any Reorganized Debtor or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, any Reorganized Debtor, or any Entity with which a Reorganized Debtor has been or is associated, solely because such Reorganized Debtor was a debtor under chapter 11 of the Bankruptcy Code, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before such Debtor was granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

H.Recoupment

In no event shall any Holder of a Claim or Interest be entitled to recoup any Claim or Interest against any Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

I.Document Retention

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

J.Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date:  (1) such Claim has been adjudicated as non‑contingent; or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

K.Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date.  All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

L.Release of Preference Actions

As of the Effective Date, the Debtors, on behalf of themselves and their Estates, shall be deemed to waive and release all Avoidance Actions arising under section 547 of the Bankruptcy Code or any comparable “preference” action arising under applicable non-bankruptcy law; provided that, except as expressly provided in this Article VIII or otherwise in the Plan, or the Confirmation Order, the Reorganized Debtors shall retain the right to assert any Claims assertable in any Avoidance Action as defenses or counterclaims in any Cause of Action brought by any Entity.

M.Reservation of Rights of the SEC

Nothing in the Plan or Confirmation Order (i) releases any non-Debtor Entity from any Claim or Cause of Action of the SEC or (ii) enjoins, limits, impairs, or delays the SEC from commencing or continuing any Claims, Causes of Action, proceedings, or investigations against any non-Debtor Entity in any forum.

Article IX.

EFFECT OF CONFIRMATION OF THE PLAN

Upon entry of the Confirmation Order, the Bankruptcy Court shall be deemed to have made and issued on the Confirmation Date, pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014, the following findings of fact and conclusions of law as though made after due deliberation and upon the record at the Confirmation Hearing.  Upon entry of the Confirmation Order, any and all findings of fact in the Plan shall constitute findings of fact even if they are stated as conclusions of law, and any and all conclusions of law in the Plan shall constitute conclusions of law even if they are stated as findings of fact.

A.Jurisdiction and Venue

On the Petition Date, the Debtors commenced the Chapter 11 Cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code.  The Debtors were and are qualified to be debtors under section 109 of the Bankruptcy Code.  Venue in the Southern District of Texas was proper as of the Petition Date and continues to be proper.  Confirmation of the Plan is a core proceeding under 28 U.S.C. § 157(b)(2).  The Bankruptcy Court has subject matter jurisdiction over this matter pursuant to 28 U.S.C. § 1334 and the Bankruptcy Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.

B.Order Approving the Disclosure Statement

On October 13, 2020, the Bankruptcy Court entered the Disclosure Statement Order, which, among other things, (a) approved the Disclosure Statement as containing adequate information within the meaning of section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017 and (b) approved certain procedures and documents for soliciting and tabulating votes with respect to the Plan.

C.Voting Report

Prior to the Confirmation Hearing, the Claims, Noticing, and Solicitation Agent Filed the Voting Report.  All procedures used to distribute solicitation materials to the applicable Holders of Claims and Interests and to tabulate the ballots were fair and conducted in accordance with the Disclosure Statement Order, the Bankruptcy Code, the Bankruptcy Rules, and all other applicable rules, laws, and regulations.  Pursuant to sections 1124 and 1126 of the Bankruptcy Code, at least one Impaired Class entitled to vote on the Plan has voted to accept the Plan.

D.Judicial Notice

The Bankruptcy Court takes judicial notice of the docket of the Chapter 11 Cases maintained by the clerk of the Bankruptcy Court and/or its duly appointed agent, including all pleadings and other documents Filed, all orders entered, and all evidence and arguments made, proffered, or adduced at the hearings held before the Bankruptcy Court during the pendency of the Chapter 11 Cases (including the Confirmation Hearing).  Resolutions of any objections to Confirmation explained on the record at the Confirmation Hearing are hereby incorporated by reference.  All entries on the docket of the Chapter 11 Cases shall constitute the record before the Bankruptcy Court for purposes of the Confirmation Hearing.

E.Transmittal and Mailing of Materials; Notice

Due, adequate, and sufficient notice of the Disclosure Statement, the Plan, the Plan Supplement, the Confirmation Hearing, and the release and exculpation provisions set forth in Article VIII of the Plan, along with all deadlines for voting on or objecting to the Plan, has been given to (1) all known Holders of Claims and Interests, (2) parties that requested notice in accordance with Bankruptcy Rule 2002, (3) all parties to Unexpired Leases and Executory Contracts, and (4) all taxing authorities listed on the Schedules or in the Claims Register, in compliance with Bankruptcy Rules 2002(b), 3017, 3019, and 3020(b), the Disclosure Statement Order, and such transmittal and service were appropriate, adequate, and sufficient.  Adequate and sufficient notice of the Confirmation Hearing and other dates, deadlines, and hearings described in the Disclosure Statement Order was given in compliance with the Bankruptcy Rules and such order, and no other or further notice is or shall be required.

F.Solicitation

Votes for acceptance and rejection of the Plan were solicited in good faith and complied with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017, 3018, and 3019, the Disclosure Statement Order, all other applicable provisions of the Bankruptcy Code and all other applicable rules, laws, and regulations.  The Debtors and their respective directors, managers, officers, employees, agents, affiliates, representatives, attorneys, and advisors, as applicable, have solicited votes on the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code and the Disclosure Statement Order and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in Article VIII of the Plan.  The Debtors and the Released Parties solicited acceptance of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code and they participated in good faith, and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance, sale, or purchase of New Common Equity and any debt securities that were offered or sold under the Plan and, pursuant to section 1125(e) of the Bankruptcy Code, and no Released Party is or shall be liable on account of such solicitation for violation of any applicable law, rule, or regulation governing solicitation of acceptance of a chapter 11 plan or the offer, issuance, sale, or purchase of such debt securities.

G.Burden of Proof

The Debtors, as proponents of the Plan, have satisfied their burden of proving the elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by a preponderance of the evidence, which is the applicable evidentiary standard.  The Debtors have satisfied the elements of section 1129(a) and 1129(b) of the Bankruptcy Code by clear and convincing evidence.

H.Bankruptcy Rule 3016(a) Compliance

The Plan is dated and identifies the proponents thereof, thereby satisfying Bankruptcy Rule 3016(a).

I.Compliance with the Requirements of Section 1129 of the Bankruptcy Code

The Plan complies with all requirements of section 1129 of the Bankruptcy Code as follows:

1.Section 1129(a)(1) — Compliance of the Plan with Applicable Provisions of the Bankruptcy Code

The Plan complies with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(1) of the Bankruptcy Code, including sections 1121, 1122, 1123, and 1125 of the Bankruptcy Code.

(a)	Standing

Each of the Debtors has standing to file a plan and the Debtors, therefore, have satisfied section 1121 of the Bankruptcy Code.

(b)	Proper Classification

Pursuant to sections 1122(a) and 1123(a)(1) of the Bankruptcy Code, Article III of the Plan designates Classes of Claims and Interests, other than Administrative Claims, Professional Fee Claims, L/C Facility Claims, and Priority Tax Claims, which are not required to be classified.  As required by section 1122(a) of the Bankruptcy Code, each Class of Claims and Interests contains only Claims or Interests that are substantially similar to the other Claims or Interests within that Class.

(c)	Specification of Unimpaired Classes

Pursuant to section 1123(a)(2) of the Bankruptcy Code, Article III of the Plan specifies all Classes of Claims and Interests that are not Impaired.

(d)	Specification of Treatment of Impaired Classes

Pursuant to section 1123(a)(3) of the Bankruptcy Code, Article III of the Plan specifies the treatment of all Classes of Claims and Interests that are Impaired.

(e)	No Discrimination

Pursuant to section 1123(a)(4) of the Bankruptcy Code, Article III of the Plan provides the same treatment for each Claim or Interest within a particular Class, as the case may be, unless the Holder of a particular Claim or Interest has agreed to less favorable treatment with respect to such Claim or Interest, as applicable.

(f)	Plan Implementation

Pursuant to section 1123(a)(5) of the Bankruptcy Code, the Plan provides adequate and proper means for the Plan’s implementation.  Immediately upon the Effective Date, sufficient Cash and other consideration provided under the Plan will be available to make all payments required to be made on the Effective Date pursuant to the terms of the Plan.  Moreover, Article IV and various other provisions of the Plan specifically provide adequate means for the Plan’s implementation.

(g)	Voting Power of Equity Securities; Selection of Officer, Director, or Trustee under the Plan

The New Organizational Documents comply with sections 1123(a)(6) and 1123(a)(7) of the Bankruptcy Code.

(h)	Impairment/Unimpairment of Classes of Claims and Interests

Pursuant to section 1123(b)(1) of the Bankruptcy Code:  (i) Class 1 (Secured Tax Claims), Class 2 (Other Secured Claims), and Class 3 (Other Priority Claims) are Unimpaired under the Plan:  (ii) Class 4 (Term/Swap Claims), Class 5A (Parent General Unsecured Claims), Class 5B (Technisand General Unsecured Claims), Class 5C (Other General Unsecured Claims), Class 8 (Covia Interests), and Class 9 (Section 510(b) Claims) are Impaired under the Plan, and (iii) Class 6 (Intercompany Claims) and Class 7 (Intercompany Interests) are either Unimpaired or Impaired under the Plan.

(i)	Assumption and Rejection of Executory Contracts and Unexpired Leases

  In accordance with section 1123(b)(2) of the Bankruptcy Code, pursuant to Article V of the Plan, on the Effective Date, each Executory Contract and Unexpired Lease shall be deemed assumed unless such Executory Contract or Unexpired Lease is listed on the Schedule of Rejected Executory Contracts and Unexpired Leases, if any.  The assumption of Executory Contracts and Unexpired Leases hereunder may include the assignment of certain of such contracts to Affiliates.  The Debtors’ assumption and assignment of the Executory Contracts and Unexpired Leases listed on the Schedule of Assumed Executory Contracts and Unexpired Leases pursuant to Article V of the Plan governing assumption and rejection of executory contracts and unexpired leases satisfies the requirements of section 365(b) of the Bankruptcy Code and, accordingly, the requirements of section 1123(b) of the Bankruptcy Code.

The Debtors have exercised reasonable business judgment in determining whether to reject, assume, or assume and assign each of their Executory Contracts and Unexpired Leases under the terms of the Plan.  Each pre‑ or post-Confirmation rejection, assumption, or assumption and assignment of an Executory Contract or Unexpired Lease pursuant to Article V of the Plan will be legal, valid and binding upon the applicable Debtor and all other parties to such Executory Contract or Unexpired Lease, as applicable, all to the same extent as if such rejection, assumption, or assumption and assignment had been effectuated pursuant to an appropriate order of the Court entered before the Confirmation Date under section 365 of the Bankruptcy Code. Each of the Executory Contracts and Unexpired Leases to be rejected, assumed, or assumed and assigned is deemed to be an executory contract or an unexpired lease, as applicable.

(j)	Settlement of Claims and Causes of Action

All of the settlements and compromises pursuant to and in connection with the Plan or incorporated by reference into the Plan comply with the requirements of section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019.

Pursuant to Bankruptcy Rule 9019 and section 363 of the Bankruptcy Code and in consideration for the distributions and other benefits provided under the Plan, any and all compromise and settlement provisions of the Plan constitute good-faith compromises, are in the best interests of the Debtors, the Estates, and all Holders of Claims and Interests, and are fair, equitable, and reasonable.

Specifically, the settlements and compromises pursuant to and in connection with the Plan are substantively fair based on the following factors: (i) the balance between the litigation’s possibility of success and the settlement’s future benefits; (ii) the likelihood of complex and protracted litigation and risk and difficulty of collecting on the judgment; (iii) the proportion of creditors and parties in interest that support the settlement; (iv) the competency of counsel reviewing the settlement; the nature and breadth of releases to be obtained by officers and directors; and (v) the extent to which the settlement is the product of arm’s-length bargaining.

(k)	Cure of Defaults

Article V of the Plan provides for the satisfaction of default claims associated with each Executory Contract and Unexpired Lease to be assumed in accordance with section 365(b)(1) of the Bankruptcy Code.  The Cure Costs identified in the Schedule of Assumed Executory Contracts and Unexpired Leases and any amendments thereto, as applicable, represent the amount, if any, that the Debtors propose to pay in full and complete satisfaction of such default claims.  Any disputed cure amounts will be determined in accordance with the procedures set forth in Article V of the Plan, and applicable bankruptcy and nonbankruptcy law.  As such, the Plan provides that the Debtors will cure, or provide adequate assurance that the Debtors will promptly cure, defaults with Executory Contracts and Unexpired Leases in compliance with section 365(b)(1) of the Bankruptcy Code.  Thus, the Plan complies with section 1123(d) of the Bankruptcy Code.

(l)	Other Appropriate Provisions

The Plan’s other provisions are appropriate and consistent with the applicable provisions of the Bankruptcy Code, including provisions for (i) distributions to holders of Claims and Interests, (ii) objections to Claims, (iii) procedures for resolving disputed, contingent, and unliquidated claims, (iv) cure amounts, procedures governing cure disputes, and (v) indemnification obligations.

2.Section 1129(a)(2) — Compliance of Plan Proponents with Applicable Provisions of the Bankruptcy Code

The Debtors, as proponents of the Plan, have complied with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(2) of the Bankruptcy Code, including sections 1125 and 1126 of the Bankruptcy Code and Bankruptcy Rules 3017, 3018, and 3019.  In particular, the Debtors are proper debtors under section 109 of the Bankruptcy Code and proper proponents of the Plan under section 1121(a) of the Bankruptcy Code.  Furthermore, the solicitation of acceptances or rejections of the Plan was:  (a) pursuant to the Disclosure Statement Order; (b) in compliance with all applicable laws, rules, and regulations governing the adequacy of disclosure in connection with such solicitation; and (c) solicited after disclosure to Holders of Claims or Interests of adequate information as defined in section 1125(a) of the Bankruptcy Code.  Accordingly, the Debtors and their respective directors, officers, employees, agents, affiliates, and Professionals have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code.

3.Section 1129(a)(3) — Proposal of Plan in Good Faith

The Debtors have proposed the Plan in good faith and not by any means forbidden by law based on the totality of the circumstances surrounding the filing of the Chapter 11 Cases, the Plan itself, and the process leading to its formulation.  The Chapter 11 Cases were Filed, and the Plan was proposed, with the legitimate purpose of allowing the Debtors to reorganize.

4.Section 1129(a)(4) — Bankruptcy Court Approval of Certain Payments as Reasonable

Pursuant to section 1129(a)(4) of the Bankruptcy Code, the payments to be made for services or for costs in connection with the Chapter 11 Cases or the Plan are approved.  The fees and expenses incurred by Professionals retained by the Debtors or the Committee shall be payable according to the orders approving such Professionals’ retentions, the Interim Compensation Order, other applicable Bankruptcy Court orders, or as otherwise provided in the Plan.

5.Section 1129(a)(5) — Disclosure of Identity of Proposed Management, Compensation of Insiders, and Consistency of Management Proposals with the Interests of Creditors and Public Policy

Pursuant to section 1129(a)(5) of the Bankruptcy Code, information concerning the individuals proposed to serve on the New Board and each such individual’s compensation upon Consummation of the Plan has been fully disclosed (in the Plan Supplement), and the appointment to, or continuance in, such office of such Person is consistent with the interests of Holders of Claims and Interests and with public policy.

6.Section 1129(a)(6) — Approval of Rate Changes

Section 1129(a)(6) of the Bankruptcy Code is not applicable because the Plan does not provide for rate changes by any of the Debtors.

7.Section 1129(a)(7) — Best Interests of Creditors and Interest Holders

The liquidation analysis included in the Disclosure Statement, and the other evidence related thereto that was proffered or adduced at or prior to, or in affidavits in connection with, the Confirmation Hearing, is reasonable.  The methodology used and assumptions made in such liquidation analysis, as supplemented by the evidence proffered or adduced at or prior to, or in affidavits Filed in connection with, the Confirmation Hearing, are reasonable.  With respect to each Impaired Class, each Holder of an Allowed

Claim or Interest in such Class has accepted the Plan or will receive under the Plan on account of such Claim or Interest property of a value, as of the Effective Date, that is not less than the amount such Holder would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

8.Section 1129(a)(8) — Conclusive Presumption of Acceptance by Unimpaired Classes; Acceptance of the Plan by Each Impaired Class

Certain Classes of Claims and Interests are Unimpaired and are deemed conclusively to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  In addition, at least one Impaired Class that was entitled to vote has voted to accept the Plan.  Because the Plan provides that the certain Classes of Claims and Interests will be Impaired and because no distributions shall be made to Holders in such Classes, such Holders are deemed conclusively to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and, therefore, are not entitled to vote to accept or reject the Plan.

9.Section 1129(a)(9) — Treatment of Claims Entitled to Priority Pursuant to Section 507(a) of the Bankruptcy Code

The treatment of Administrative Claims, Professional Fee Claims, Other Priority Claims, and Priority Tax Claims under Article II of the Plan satisfies the requirements of section 1129(a)(9) of the Bankruptcy Code.

10.Section 1129(a)(10) — Acceptance by at Least One Impaired Class

At least one Impaired Class has voted to accept the Plan.  Accordingly, section 1129(a)(10) of the Bankruptcy Code is satisfied.

11.Section 1129(a)(11) — Feasibility of the Plan

The Plan satisfies section 1129(a)(11) of the Bankruptcy Code.  Based upon the evidence proffered or adduced at, or prior to, or in affidavits Filed in connection with, the Confirmation Hearing, the Plan is feasible and Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan, except as such liquidation is proposed in the Plan.  Furthermore, the Debtors will have adequate assets to satisfy their respective obligations under the Plan.

12.Section 1129(a)(12) — Payment of Bankruptcy Fees

Article II.E of the Plan provides for the payment of all fees payable under 28 U.S.C. § 1930(a) in accordance with section 1129(a)(12) of the Bankruptcy Code.

13.Section 1129(a)(13) — Retiree Benefits

The Plan provides for the treatment of all retiree benefits in accordance with section 1129(a)(13) of the Bankruptcy Code.

14.Section 1129(a)(14) — Domestic Support Obligations

The Debtors are not required by a judicial or administrative order, or by statute, to pay any domestic support obligations, and therefore, section 1129(a)(14) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

15.Section 1129(a)(15) — The Debtors Are Not Individuals

The Debtors are not individuals, and therefore, section 1129(a)(15) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

16.Section 1129(a)(16) — No Applicable Nonbankruptcy Law Regarding Transfers

Each of the Debtors that is a corporation is a moneyed, business, or commercial corporation or trust, and therefore, section 1129(a)(16) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

17.Section 1129(b) — Confirmation of Plan Over Rejection of Impaired Classes

The Plan satisfies the requirements of section 1129(b) of the Bankruptcy Code with respect to the Classes presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code or that have actually rejected the Plan (if any).  To determine whether a plan is “fair and equitable” with respect to a class of claims, section 1129(b)(2)(B)(ii) of the Bankruptcy Code provides in pertinent part that “the holder of any claim or interest that is junior to the claims of such class will not receive or retain under the Plan on account of such junior claim or interest any property.”  To determine whether a plan is “fair and equitable” with respect to a class of interests,  section 1129(b)(2)(C)(ii) of the Bankruptcy Code provides that “the holder of any interest that is junior to the interests of such class will not receive or retain under the Plan on account of such junior interest any property.”  There are no classes junior to the deemed (or actual) rejecting classes of claims or interests that will receive any distribution under the Plan.  The Plan, therefore, satisfies the requirements of section 1129(b) of the Bankruptcy Code.

18.Section 1129(c) — Confirmation of Only One Plan With Respect to the Debtors

The Plan is the only plan that has been Filed in these Chapter 11 Cases with respect to the Debtors.  Accordingly, the Plan satisfies the requirements of section 1129(c) of the Bankruptcy Code.

19.Section 1129(d) — Principal Purpose Not Avoidance of Taxes

The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act.  Accordingly, the Plan satisfies the requirements of section 1129(d) of the Bankruptcy Code.

20.Section 1129(e) — Small Business Case

Section 1129(e) is inapplicable because these Chapter 11 Cases do not qualify as small business cases thereunder.

J.Securities Under the Plan

Pursuant to the Plan, and without further corporate or other action, the New Common Equity and any debt issued or assumed by the Reorganized Debtors will be issued or entered into, as applicable, on the Effective Date subject to the terms of the Plan.

K.Releases and Discharges

The releases and discharges of Claims and Causes of Action described in the Plan, including releases by the Debtors and by Holders of Claims and Interests, constitute good faith compromises and settlements of the matters covered thereby. Such compromises and settlements are made in exchange for consideration and are in the best interest of Holders of Claims and Interests, are fair, equitable, reasonable, and are integral elements of the resolution of the Chapter 11 Cases in accordance with the Plan.  Each of the discharge, release, indemnification, and exculpation provisions set forth in the Plan: (i) is within the jurisdiction of the Court under 28 U.S.C. §§ 1334(a), 1334(b), and 1334(d); (ii) is an essential means of implementing the Plan pursuant to section 1123(a)(6) of the Bankruptcy Code; (iii) is an integral element of the transactions incorporated into the Plan; (iv) confers material benefit on, and is in the best interests of, the Debtors, their estates, and their creditors; (v) is important to the overall objectives of the Plan to finally resolve all Claims and Interests among or against the parties in interest in the Chapter 11 Cases with respect to the Debtors; (vi) is consistent with sections 105, 1123, 1129, and all other applicable provisions of the Bankruptcy Code; (vii) given and made after due notice and opportunity for hearing; and (viii), without limiting the foregoing, with respect to the releases and injunctions in Article VIII of the Plan, are (A) essential elements of the Restructuring Transactions and Plan, terms and conditions without which the Consenting Stakeholders would not have entered into the Restructuring Support Agreement, (B) narrowly tailored, and (C) in consideration of the substantial financial contribution of the Consenting Creditors under the Plan.  Furthermore, the injunction set forth in Article VIII is an essential component of the Plan, the fruit of long-term negotiations and achieved by the exchange of good and valuable consideration that will enable unsecured creditors to realize distributions in the Chapter 11 Cases.

L.Release and Retention of Causes of Action

It is in the best interests of Holders of Claims and Interests that the provisions in Article VIII of the Plan be approved.

M.Approval of Restructuring Support Agreement and Other Restructuring Documents and Agreements

All documents and agreements necessary to implement the Plan, including the Restructuring Support Agreement, are essential elements of the Plan, are necessary to consummate the Plan and the Restructuring Transaction, and entry into and consummation of the transactions contemplated by each such document and agreement is in the best interests of the Debtors, the Estates, and Holders of Claims and Interests.  The Debtors have exercised reasonable business judgment in determining which agreements to enter into and have provided sufficient and adequate notice of such documents and agreements.  The terms and conditions of such documents and agreements have been negotiated in good faith, at arm’s-length, are fair and reasonable, and are hereby reaffirmed and approved, and subject to the occurrence of the Effective Date and execution and delivery in accordance with their respective terms, shall be in full force and effect and valid, binding, and enforceable in accordance with their respective terms, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, or other action under applicable law, regulation, or rule.

N.Confirmation Hearing Exhibits

All of the exhibits presented at the Confirmation Hearing have been properly received into evidence and are a part of the record before the Bankruptcy Court.

O.Objections to Confirmation of the Plan

Any and all objections to Confirmation have been withdrawn, settled, overruled, or otherwise resolved.

P.Retention of Jurisdiction

The Bankruptcy Court may properly retain jurisdiction over the matters set forth in Article XII of the Plan and section 1142 of the Bankruptcy Code.

Q.Plan Supplement

The Debtors Filed the Plan Supplement.  All of the documents contained in the Plan Supplement comply with the terms of the Plan, and the filing and notice of such documents was adequate, proper and in accordance with the Disclosure Statement Order, the Bankruptcy Code, and the Bankruptcy Rules.

Article X.

Conditions Precedent to the Effective Date

A.Conditions Precedent to the Effective Date.

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to Article X.B of the Plan:

1.the Restructuring Support Agreement shall not have been terminated and shall be in full force and effect;

2.the Final Disclosure Statement Order shall remain in full force and effect;

3.the Bankruptcy Court shall have entered the Confirmation Order, and the Confirmation Order shall have become a Final Order; provided that in accordance with Bankruptcy Rules 3020(e), 6004(h), and 6006(d) (and notwithstanding any other provision of the Bankruptcy Code or the Bankruptcy Rules), the Confirmation Order shall not be stayed, modified, vacated, or reversed, and shall be effective immediately upon its entry;

4.the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan;

5.the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been Filed;

6.each of the New Term Loan Documents and Exit Facility Documents shall have been duly executed, in form and substance reasonably acceptable to the Required Consenting Stakeholders, and delivered by all of the Entities that are parties thereto and all conditions precedent (other than any conditions related to the occurrence of the Effective Date) to the effectiveness of each of the New Term Loan and the Exit Facility shall have been satisfied or duly waived in accordance with the terms thereof;

7.Reorganized Covia and each counterparty shall have entered into each of the New Employment Agreements in compliance with Article IV.H and Article IV.T of the Plan;

8.no court of competent jurisdiction or other competent governmental or regulatory authority shall have issued a final and non-appealable order making illegal or otherwise restricting, preventing or prohibiting, in any material respect, the consummation of the Plan or any of the Restructuring Transactions contemplated thereby;

9.all Ad Hoc Term Lender Group Fees and Expenses and Term Loan Agent Fees and Expenses pursuant to the terms and conditions of the Term Loan Documents and any orders of the Bankruptcy Court shall have been paid in full;

10.all Allowed Professional Fee Claims shall have been paid in full or amounts sufficient to pay such Allowed Professional Fee Claims after the Effective Date shall have been placed in the Professional Fee Escrow Account pending approval of the Professional Fee Claims by the Bankruptcy Court;

11.Covia and Sibelco shall have executed the Sibelco Definitive Documents;

12.the General Unsecured Recovery Cash Pool Account shall have been funded in accordance with Article IV.F, and Covia shall have received in full the Settlement Payment from Sibelco; and

13.all actions, documents, certificates, and agreements necessary to implement the Plan shall have been effected or executed and delivered to the required parties and, to the extent required, filed with the applicable governmental units in accordance with applicable laws, and all conditions precedent to the consummation of such agreements, instruments or other documents shall have been waived or satisfied in accordance with their terms and to the extent applicable, the closing of such agreements, instruments or other documents shall have occurred.

B.Waiver of Conditions Precedent

The conditions to the Effective Date set forth in this Article X  may be waived by the Debtors with the prior written consent of the Required Consenting Stakeholders as to Article X.A.1–13, and the Committee as to Article X.A.3, 10 and 12, without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan.

C.Effect of Non-Occurrence of Conditions to Consummation

If the Effective Date does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims, Interests, or Causes of Action by any Entity; (2) prejudice in any manner the rights of any Debtor, any Holders of Claims or Interests, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking of any sort by any Debtor, any Holders of Claims or Interests, or any other Entity.

Article XI.

Modification, Revocation, or Withdrawal of the Plan

A.Modification of Plan

The Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan before the entry of the Confirmation Order, consistent with the terms set forth herein, and, as appropriate, not resolicit votes on such modified Plan, including (a) modifying the treatment applicable to a Class of Claims or Interests to the extent the Bankruptcy Court indicates it will not confirm the Plan on account of such treatment, and (b) reclassifying any Claim or Interest in one particular Class together with any substantially similar Claim or Interest in a different Class, as applicable, to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules; and (2) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as applicable, may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code and Bankruptcy

Rule 3019, remedy any defect or omission, or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan consistent with the terms set forth herein; provided that nothing contained in Article XI.A of the Plan shall impact or otherwise modify the rights of the  Consenting Stakeholders under the Restructuring Support Agreement or Holders of Allowed General Unsecured Claims with respect to the General Unsecured Recovery Cash Pool as provided in the Plan.

B.Effect of Confirmation on Modifications

Entry of the Confirmation Order shall constitute approval of all modifications or amendments to the Plan occurring after the solicitation of votes thereon pursuant to section 1127(a) of the Bankruptcy Code and a finding that such modifications to the Plan do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.Withdrawal of Plan

The Debtors reserve the right to revoke or withdraw the Plan with respect to any or all Debtors before the Confirmation Date and to File subsequent chapter 11 plans.  If the Debtors revoke or withdraw the Plan, or if Confirmation or the Effective Date does not occur, then:  (1) the Plan will be null and void in all respects; (2) any settlement or compromise not previously approved by Final Order of the Bankruptcy Court embodied in the Plan (including the fixing or limiting to an amount certain of the Claims or Interests or Classes of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effectuated by the Plan, and any document or agreement executed pursuant to the Plan will be null and void in all respects; and (3) nothing contained in the Plan shall (a) constitute a waiver or release of any Claims, Interests, or Causes of Action by any Entity, (b) prejudice in any manner the rights of any Debtor or any other Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity.

Article XII.

Retention of Jurisdiction

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1.allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Claim or Interest and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests (including any Disputed Claims);

2.decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.resolve any matters related to Executory Contracts or Unexpired Leases, including:  (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any cure claims or other Claims arising therefrom, including pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or

Unexpired Lease that is assumed or assumed and assigned; and (c) any dispute regarding whether a contract or lease is or was executory, expired, or terminated;

4.ensure that distributions to Holders of Allowed Claims and Allowed Interests are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to distributions under the Plan;

5.adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor or the Estates that may be pending on the Effective Date;

6.enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of (a) contracts, instruments, releases, indentures, and other agreements or documents approved by Final Order in the Chapter 11 Cases and (b) the Plan, the Confirmation Order, and contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan; provided that the Bankruptcy Court shall not retain jurisdiction over disputes concerning documents contained in the Plan Supplement that have a jurisdictional, forum selection, or dispute resolution clause that refers disputes to a different court;

7.enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

8.grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

9.issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

10.decide and resolve all matters related to the issuance of the New Term Loan;

11.decide and resolve all matters related to the Disputed Claims reserve;

12.hear, determine, and resolve any cases, matters, controversies, suits, disputes, or Causes of Action in connection with or in any way related to the Chapter 11 Cases, including:  (a) with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or an Interest for amounts not timely repaid pursuant to Article VI of the Plan; (b) with respect to the releases, injunctions, and other provisions contained in Article VIII of the Plan, including entry of such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions; (c) that may arise in connection with the Consummation, interpretation, implementation, or enforcement of the Plan and the Confirmation Order; or (d) related to section 1141 of the Bankruptcy Code;

13.enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

14.adjudicate any and all disputes arising from or relating to distributions under the Plan or any transactions contemplated therein;

15.consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

16.enforce all orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Chapter 11 Cases with respect to any Entity, and resolve any cases, controversies, suits, or disputes that may arise in connection with any Entity’s rights arising from or obligations incurred in connection with the Plan;

17.hear and determine matters concerning local, state, federal, and foreign taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

18.enter an order or Final Decree concluding or closing the Chapter 11 Cases;

19.enforce all orders previously entered by the Bankruptcy Court; and

20.hear and determine any other matters related to the Chapter 11 Cases and not inconsistent with the Bankruptcy Code or the Judicial Code.

provided, however, that the Bankruptcy Court shall not retain jurisdiction over disputes concerning documents contained in the Plan Supplement that have a jurisdictional, forum selection or dispute resolution clause that refers disputes to a different court and any disputes concerning documents contained in the Plan Supplement that contain such clauses shall be governed in accordance with the provisions of such documents.

Nothing herein limits the jurisdiction of the Bankruptcy Court to interpret and enforce the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan, or the Disclosure Statement, without regard to whether the controversy with respect to which such interpretation or enforcement relates may be pending in any state or other federal court of competent jurisdiction.

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Cases, including the matters set forth in this Article XII, the provisions of this Article XII shall have no effect on and shall not control, limit, or prohibit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

Unless otherwise specifically provided herein or in a prior order of the Bankruptcy Court, the Bankruptcy Court shall have exclusive jurisdiction to hear and determine disputes concerning Claims against or Interests in the Debtors that arose prior to the Effective Date.

Article XIII.

Miscellaneous Provisions

A.Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, exculpations, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.  All Claims against and Interests in the Debtors shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or Interest has voted on the Plan.

B.Additional Documents

On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.  The Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims and Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.Payment of Statutory Fees

All fees and applicable interest payable pursuant to section 1930 of the Judicial Code and 31 U.S.C. § 3717, as applicable, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid by each of the Reorganized Debtors (or the Distribution Agent on behalf of the Reorganized Debtors) for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or a Final Decree is issued, whichever occurs first.

D.Statutory Committee and Cessation of Fee and Expense Payment.

On the Effective Date, any statutory committee appointed in the Chapter 11 Cases, including the Committee, shall dissolve, and members thereof shall be released from all rights and duties from or related to the Chapter 11 Cases, provided, however, that the Committee will stay in existence solely for the limited purpose of filing and prosecuting final fee applications.  The Reorganized Debtors shall not be responsible for paying any fees or expenses incurred by the members of or advisors to any statutory committees after the Effective Date, except for the fees and expenses incurred by the Committee’s professionals in connection with the matters identified in clauses (1) and (2) of the foregoing sentence.

E.Reservation of Rights

Except as expressly set forth herein, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur.  None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests, unless and until the Effective Date has occurred.

F.Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, director, agent, representative, attorney, beneficiary, or guardian, if any, of each such Entity.

G.Service of Documents

After the Effective Date, any pleading, notice, or other document required by the Plan to be served on or delivered to the Reorganized Debtors shall be served on:

Reorganized Debtors

Covia Holdings Corporation

3 Summit Park Drive, Suite 700

Independence, OH 44131

Attn:Chadwick P. Reynolds, EVP, Chief Legal

Officer and Secretary

(chad.reynolds@coviacorp.com)

with copies for information only (which shall not constitute notice) to:

Counsel to the Debtors

Kirkland & Ellis LLP
601 Lexington Avenue

New York, New York 10022
Attn: Jonathan S. Henes, P.C.

(jonathan.henes@kirkland.com)

-and-

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attn: Benjamin M. Rhode

(benjamin.rhode@kirkland.com)

Scott J. Vail

(scott.vail@kirkland.com)

-and-

Jackson Walker L.L.P.

1401 McKinney Street, Suite 1900

Houston, Texas 77010

Attn: Matthew D. Cavenaugh(mcavehaugh@jw.com)

Vienna F. Anaya

(vanaya@jw.com)

Genevieve M. Graham

(ggraham@jw.com)

Victoria N. Argeroplos

(vargeroplos@jw.com)

Counsel to the Ad Hoc Term Lender Group

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attn: Brian S. Hermann(bhermann@paulweiss.com)

Andrew M. Parlen

(aparlen@paulweiss.com)

-and-

Porter Hedges LLP

1000 Main Street, 36th Floor

Houston, Texas 70022

Attn: John F. Higgins

(jhiggins@porterhedges.com)

M. Shane Johnson

(sjohnson@porterhedges.com)

Megan N. Young-John

(myoung-john@porterhedges.com)

H.Term of Injunctions or Stays

Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases (pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court) and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date.  All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

I.Entire Agreement; Controlling Document

Except as otherwise indicated, on the Effective Date, the Plan, the Plan Supplement, the Confirmation Order, and all documents related thereto supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations with respect to the subject matter of the Plan, all of which will have become merged and integrated into the Plan.  Except as set forth in the Plan, in the event that any provision of the Restructuring Support Agreement, the Disclosure Statement, the Plan Supplement, or any order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control.  In the event of any inconsistency between the Plan and the Confirmation Order, the Confirmation Order shall control.

J.Plan Supplement

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan.  After the exhibits and documents are Filed, copies of such exhibits and documents shall be made available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the website of the Claims, Noticing, and Solicitation Agent at https://cases.primeclerk.com/Covia or the Bankruptcy Court’s website at http://www.txs.uscourts.gov/bankruptcy.  Unless otherwise ordered by the Bankruptcy Court, to the extent any exhibit or document in the Plan Supplement is inconsistent with the terms of any part of the Plan that does not constitute the Plan Supplement, such part of the Plan that does not constitute the Plan Supplement shall control.

K.Non-Severability

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors in consultation with the Required Consenting Stakeholders, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, the New Organizational Documents, the New Term Loan Documents, the Exit Facility Documents, as any of such documents may have been altered or interpreted in accordance with the foregoing, is:  (1) valid and enforceable pursuant to their terms; (2) integral to the Plan and may not be deleted or modified without the consent of the parties thereto; and (3) non‑severable and mutually dependent.

L.Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors, the Consenting Stakeholders, and each of their respective Affiliates, and each of their and their Affiliates’ agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys, in each case solely in their respective capacities as such, will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties nor individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan or any previous plan.

M.Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

N.Waiver or Estoppel

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed prior to the Confirmation Date.

O.Substantial Consummation

On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

Dated: December 14, 2020	COVIA HOLDINGS CORPORATION on behalf of itself and all other Debtors

/s/ Andrew Eich
Andrew Eich EVP, Chief Financial Officer, and Treasurer Covia Holdings Corporation

Prepared by:

JACKSON WALKER L.L.P.	Jonathan S. Henes, P.C. (Admitted pro hac vice)
Matthew D. Cavenaugh (TX Bar No. 24062656)	KIRKLAND & ELLIS LLP
Vienna F. Anaya (TX Bar No. 24091225)	KIRKLAND & ELLIS INTERNATIONAL LLP
Genevieve M. Graham (TX Bar No. 24085340)	601 Lexington Avenue
Victoria N. Argeroplos (TX Bar No. 24105799)	New York, New York 10022
1401 McKinney Street, Suite 1900	Telephone:(212) 446-4800
Houston, Texas 77010	Facsimile:(212) 446-4900
Telephone: (713) 752-4200	Email: jonathan.henes@kirkland.com
Facsimile: (713) 752-4221
Email: mcavenaugh@jw.com	-and-
vanaya@jw.com
ggraham@jw.com	Benjamin M. Rhode (Admitted pro hac vice)
vargeroplos@jw.com	Scott J. Vail (Admitted pro hac vice)
KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP
300 North LaSalle Street
Chicago, Illinois 60654
Telephone:(312) 862-2000
Facsimile:(312) 862-2200
Email:benjamin.rhode@kirkland.com
scott.vail@kirkland.com

Co-Counsel to the Debtors and Debtors in Possession

Exhibit B

Confirmation Notice

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

)
In re:	)	Chapter 11
)
COVIA HOLDINGS CORPORATION,	)	Case No. 20-33295 (DRJ)
et al.,[10]	)
)
Debtors.	)	(Jointly Administered)
)

Notice OF (A) ENTRY OF order (I)

CONFIRMING the MODIFIED FIRST AMENDED

joint Chapter 11 Plan of Reorganization of
COVIA HOLDINGS Corporation and its Debtor Affiliates and
(Ii) Granting Related Relief, and (B) OCCURRENCE OF EFFECTIVE DATE

TO ALL CREDITORS, INTEREST HOLDERS, AND OTHER PARTIES IN INTEREST:

PLEASE TAKE NOTICE that on December [●], 2020, the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”), entered an order [Docket No. [●]] (the “Confirmation Order”) approving the confirming the Modified First Amended Joint Chapter 11 Plan of Reorganization of Covia Holdings Corporation And Its Debtor Affiliates [Docket No. [●]] (with all supplements and exhibits thereto, the “Plan”),11 attached as Exhibit A to the Confirmation Order.

PLEASE TAKE FURTHER NOTICE that the Effective Date of the Plan occurred on December [●], 2020.

PLEASE TAKE FURTHER NOTICE that pursuant to Article V.B of the Plan, Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, if any, must be Filed with the Bankruptcy Court within 30 days after the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection.  Any Claims arising from the rejection of an Executory Contract or Unexpired Lease that are not Filed within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against, as applicable, the Debtors, the Reorganized Debtors, the Estates, or property of the foregoing parties, without the need for any objection by the Debtors or Reorganized Debtors, as applicable, or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in a Proof of Claim to the contrary.

PLEASE TAKE FURTHER NOTICE that, except with respect to Administrative Claims that are Professional Fee Claims or as otherwise set forth in the Plan or the Order (I) Authorizing the Rejection of Certain Railcar Lease Agreements, (II) Authorizing the Abandonment of any Remaining Personal Property in Connection Therewith, (III) Authorizing Procedures Governing the Return of Rejected Railcars, and (IV) Granting Related Relief [Docket No. 336], requests for payment of an Allowed Administrative Claim that arose before the Effective Date, other than requests for payment of Administrative Claims arising in the ordinary course of business, must be Filed with the Bankruptcy Court no later than 30 days after the Effective Date (the “Administrative Claims Bar Date”).  HOLDERS OF ADMINISTRATIVE CLAIMS THAT ARE REQUIRED TO FILE AND SERVE A REQUEST FOR PAYMENT OF SUCH ADMINISTRATIVE CLAIMS BY THE ADMINISTRATIVE CLAIMS BAR DATE THAT DO NOT FILE AND SERVE SUCH A REQUEST BY THE ADMINISTRATIVE CLAIMS BAR DATE SHALL BE FOREVER BARRED, ESTOPPED, AND ENJOINED FROM ASSERTING SUCH ADMINISTRATIVE CLAIMS AGAINST THE DEBTORS OR THE REORGANIZED DEBTORS, AND SUCH ADMINISTRATIVE CLAIMS SHALL BE DEEMED COMPROMISED, SETTLED, AND RELEASED AS OF THE EFFECTIVE DATE.  FOR THE AVOIDANCE OF DOUBT, HOLDERS OF DIP FACILITY CLAIMS SHALL NOT BE REQUIRED TO FILE OR SERVE ANY REQUEST FOR PAYMENT OF SUCH DIP FACILITY CLAIMS.

PLEASE TAKE FURTHER NOTICE that, unless otherwise ordered by the Bankruptcy Court, all final requests for payment of Professional Fee Claims must be Filed with the Bankruptcy Court no later than 60 days after the Effective Date.

PLEASE TAKE FURTHER NOTICE that the terms of the Plan, the Plan Supplement, and the Confirmation Order shall be immediately effective and enforceable and deemed binding upon the Debtors or the Reorganized Debtors, as applicable, any and all Holders of Claims or Interests (regardless of whether such Claims or Interests are deemed to have accepted or rejected the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, and injunctions described in the Plan, each Entity acquiring property under the Plan or the Confirmation Order and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

PLEASE TAKE FURTHER NOTICE that the Plan, the Plan Supplement, the Confirmation Order, and copies of all documents Filed in these Chapter 11 Cases are available free of charge by visiting http://cases.primeclerk.com/Covia or by calling the Debtors’ restructuring hotline at (877) 756-7779 (toll free).  You may also obtain copies of any pleadings filed in these Chapter 11 Cases for a fee via PACER at:  https://ecf.txsb.uscourts.gov.

88

Due to the large number of Debtors in these chapter 11 cases, for which joint administration has been granted, a complete list of the Debtors and the last four digits of their tax identification, registration, or like numbers is not provided herein.  A complete list of such information may be obtained on the website of the Debtors’ claims and noticing agent at http://cases.primeclerk.com/Covia.  The location of Debtor Covia Holdings Corporation’s principal place of business and the Debtors’ service address is:  3 Summit Park Drive, Suite 700, Independence, Ohio 44131.

99	Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Plan or the Confirmation Order, as applicable.

Houston, Texas
[●], 2020

/s/ DRAFT
JACKSON WALKER L.L.P.	Jonathan S. Henes, P.C. (admitted pro hac vice)
Matthew D. Cavenaugh (TX Bar No. 24062656)	KIRKLAND & ELLIS LLP
Vienna F. Anaya (TX Bar No. 24091225)	KIRKLAND & ELLIS INTERNATIONAL LLP
Genevieve M. Graham (TX Bar No. 24085340)	601 Lexington Avenue
Victoria N. Argeroplos (TX Bar No. 24105799)	New York, New York 10022
1401 McKinney Street, Suite 1900	Telephone:(212) 446-4800
Houston, Texas 77010	Facsimile:(212) 446-4900
Telephone: (713) 752 -4200	Email: jonathan.henes@kirkland.com
Facsimile: (713) 752-4221
Email: mcavenaugh@jw.com	-and-
vanaya@jw.com
ggraham@jw.com	Benjamin M. Rhode (admitted pro hac vice)
vargeroplos@jw.com	Scott J. Vail (admitted pro hac vice)
KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP
300 North LaSalle Street
Chicago, Illinois 60654
Co-Counsel to the Debtors	Telephone:(312) 862-2000
and Debtors in Possession	Facsimile:(312) 862-2200
Email:benjamin.rhode@kirkland.com
scott.vail@kirkland.com

Co-Counsel to the Debtors
and Debtors in Possession

IF YOU HAVE ANY QUESTIONS ABOUT THIS NOTICE, PLEASE CONTACT PRIME CLERK BY CALLING (877) 756-777